      As filed with the Securities and Exchange Commission on June 6, 1996

                                                  Registration No. 33-__________

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              -----------------------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                             WASHINGTON MUTUAL, INC.
             (Exact name of registrant as specified in its charter)

      WASHINGTON                          6712                    91-1653725
(State of Incorporation)     (Primary Standard Industrial     (I.R.S. Employer
                              Classification Code Number)    Identification No.)

                                1201 THIRD AVENUE
                                SEATTLE, WA 98101
                                 (206) 461-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              -----------------------------------------------------

                                 MARC R. KITTNER
                              SENIOR VICE PRESIDENT
                             WASHINGTON MUTUAL, INC.
                                1201 THIRD AVENUE
                                SEATTLE, WA 98101
                                 (206) 461-2000
            (Name, address, including zip code, and telephone number,

              -----------------------------------------------------

                                   Copies to:

     BERNARD L. RUSSELL, ESQ.                       STEPHEN M. KLEIN, ESQ.
      ROBERT C. SEIDEL, ESQ.                         CHRISTI MUONEKE, ESQ.
     FOSTER PEPPER & SHEFELMAN                           GRAHAM & DUNN
         1111 THIRD AVENUE                             1420 FIFTH AVENUE
            SUITE 3400                                    SUITE 3300
        SEATTLE, WA  98101                            SEATTLE, WA  98101
          (206) 447-4400                                (206) 624-8300

APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES HEREUNDER: As soon as practicable after the effective date of this Registration Statement and after the satisfaction or waiver of all conditions to the Merger of Utah Federal Savings Bank with and into the Registrant pursuant to the Merger Agreement described in the enclosed Proxy Statement/Prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                         CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------
Title of Securities      Amount To Be       Proposed Maximum              Proposed Maximum        Amount of
To Be Registered         Registered(1)      Offering Price Per Share(2)   Offering Price(3)       Registration Fee(3)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock,           555,536 shares             $19.4968                  $10,831,153               $3,735
no par value

____________

(1) Represents the estimated maximum number of shares of Washington Mutual, Inc. common stock to be issued pursuant to the Merger Agreement as described in this Registration Statement.

(2) Calculated by dividing the book value of Utah Federal Savings Bank common stock on March 31, 1995 (pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended) by the estimated maximum number of shares of Washington Mutual, Inc. common stock to be issued pursuant to the Merger Agreement.

(3) Based on the book value of Utah Federal Savings Bank common stock on March 31, 1996 for the purpose of calculating the registration fee as required by Rule 457(f)(2) under the Securities Act of 1933, as amended.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                            WASHINGTON MUTUAL, INC.,
                              Cross Reference Sheet

         S-4 Item No. and Caption                                          Heading
         ------------------------                                          -------
Part I.  Information Required in the Prospectus

A.       Information About the Transaction

         1.       Forepart of Registration Statement and Outside
                  Front Cover Page of Prospectus........................   Facing Page; Cross Reference Sheet;
                                                                           Outside Front Cover Page

         2.       Inside Front and Outside Back Cover Pages of
                  Prospectus............................................   Inside Front Cover Page;
                                                                           Incorporation of Certain Documents by
                                                                           Reference; Table of Contents

         3.       Risk Factors, Ratio of Earnings to Fixed Charges
                  and Other Information.................................   Summary; Market Prices and
                                                                           Dividends; Comparative Per Share
                                                                           Data; Selected Historical Financial
                                                                           Data

         4.       Terms of the Transaction..............................   Summary; The Merger - Background
                                                                           of and Reasons for the Merger; -
                                                                           Accounting Treatment;
                                                                           - Federal Income Tax Consequences; -
                                                                           Opinion of Financial Advisor; The
                                                                           Merger Agreement; Comparative
                                                                           Rights of Shareholders

         5.       Pro Forma Financial Information.......................   Not Applicable

         6.       Material Contracts with the Company Being
                  Acquired..............................................   Not Applicable

         7.       Additional Information Required for Reoffering
                  by Persons and Parties Deemed to Be
                  Underwriters..........................................   Not Applicable

         8.       Interests of Named Experts and Counsel................   Legal Matters

         9.       Disclosure of Commission Position on
                  Indemnification for Securities Act
                  Liabilities...........................................   Comparative Rights of Shareholders -
                                                                           Limitation of Directors' Liability;
                                                                           Indemnification

B.       Information About the Registrant

         10.      Information with Respect to
                  S-3 Registrants.......................................   Summary; Information Concerning
                                                                           Washington Mutual; Selected
                                                                           Historical Financial Data

         11.      Incorporation of Certain Information by
                  Reference.............................................   Incorporation of Certain Documents by
                                                                           Reference

         12.      Information with Respect to S-2 or S-3
                  Registrants...........................................   Not Applicable

         13.      Incorporation of Certain Information by
                  Reference.............................................   Not Applicable

         14.      Information with Respect to Registrants Other
                  than S-3 or S-2 Registrants...........................   Not Applicable

C.       Information About the Company Being Acquired

         15.      Information with Respect to
                  S-3 Companies.........................................   Not Applicable

         16.      Information with Respect to S-2 or S-3
                  Companies.............................................   Not Applicable

         17.      Information with Respect to Companies Other
                  Than S-3 or S-2 Companies.............................   Summary; Market Prices and
                                                                           Dividends; Comparative Per Share
                                                                           Data; Information Concerning Utah
                                                                           Federal; Selected Historical Financial
                                                                           Data

D.       Voting and Management Information

         18.      Information if Proxies, Consents or
                  Authorizations are to be Solicited:

                  (1)      Date, Time and Place Information.............   Summary - The Special Meeting; The
                                                                           Special Meeting

                  (2)      Revocability of Proxy........................   The Special Meeting - Voting and
                                                                           Revocation of Proxies

                  (3)      Dissenters' Rights of Appraisal..............   Summary - The Merger;
                                                                           - Dissenters' Rights; The Merger -
                                                                           Dissenters' Rights

                  (4)      Persons Making the Solicitation..............   The Special Meeting - Solicitation of
                                                                           Proxies

                  (5)(i)   Interest of Certain Persons in Matters to
                           be Acted Upon................................   Summary - The Merger; - Interest of
                                                                           Certain Persons in the Merger; The
                                                                           Merger - Interest of Certain Persons in
                                                                           the Merger

                    (ii)   Voting Securities and Principal Holders
                           Thereof......................................   Information Concerning Utah Federal -
                                                                           Beneficial Ownership of Utah Federal
                                                                           Common Stock; Incorporation of
                                                                           Certain Documents by Reference;
                                                                           Information Concerning Washington
                                                                           Mutual

                  (6)      Vote Required for Approval...................   Summary - The Special Meeting; -
                                                                           Votes Required; The Special Meeting -
                                                                           Quorum; - Votes Required

                  (7)(i)   Directors and Executive Officers.............   Information Concerning Washington
                                                                           Mutual; Incorporation of Certain
                                                                           Documents by Reference

                    (ii)   Executive Compensation.......................   Information Concerning Washington
                                                                           Mutual; Incorporation of Certain
                                                                           Documents by Reference

                   (iii)   Certain Relationships and Related
                           Transactions.................................   Information Concerning Utah Federal;
                                                                           Information Concerning Washington
                                                                           Mutual; Incorporation of Certain
                                                                           Documents by Reference

         19.      Information if Proxies, Consents or
                  Authorizations are not to be solicited or in an
                  Exchange Offer........................................   Not Applicable

Part II.  Information Not Required in the Prospectus

         20.      Indemnification of Directors and Officers.............   Indemnification of Directors and
                                                                           Officers

         21.      Exhibits and Financial Schedules......................   Exhibits

         22.      Undertakings..........................................   Undertakings

                            UTAH FEDERAL SAVINGS BANK



                             ________________, 1996

Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders of Utah Federal Savings Bank ("Utah Federal") to be held on _____________, 1996 at _______ a.m., local time, at the corporate headquarters of Utah Federal located at 2279 Washington Boulevard, Ogden, Utah.

         At this meeting you will be asked to consider and vote upon the following proposal:

                  To approve the Agreement for Merger (the "Merger Agreement") dated as of February 29, 1996, among Washington Mutual, Inc. ("Washington Mutual"), Washington Mutual Bank fsb ("WMBfsb") and Utah Federal, pursuant to which Utah Federal will merge with and into WMBfsb (the "Merger").

         As a result of the Merger, Utah Federal shareholders will receive $105.63 per share, subject to adjustment as described in the accompanying Proxy Statement/Prospectus, such consideration to be paid in newly issued shares of Washington Mutual common stock.

         As of the date of this Proxy Statement/Prospectus, one shareholder of Utah Federal beneficially owns 131,609 shares of Utah Federal common stock, representing approximately 94.68 percent of the outstanding shares of Utah Federal common stock, and has indicated that he will vote in favor of the Merger.

         THE UTAH FEDERAL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH THE MERGER WILL OCCUR.

         Details of the proposed Merger and other important information concerning Utah Federal and Washington Mutual appear in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

         Whether or not you plan to attend this special meeting, please complete, sign and date the accompanying green proxy and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your prompt attention will be greatly appreciated.

Sincerely,


Ernest J. Miller                         Michael R. Garrett
Chairman of the Board                    President and Chief Executive Officer

                            UTAH FEDERAL SAVINGS BANK


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON _________, 1996

TO THE SHAREHOLDERS OF UTAH FEDERAL SAVINGS BANK:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), will be held on __________, 1996 at _____ a.m., local time, at the corporate headquarters of Utah Federal located at 2279 Washington Boulevard, Ogden, Utah, for the following purpose:

         To approve the Agreement for Merger (the "Merger Agreement") dated as of February 29, 1996, among Washington Mutual, Inc. ("Washington Mutual"), Washington Mutual Bank fsb ("WMBfsb") and Utah Federal, pursuant to which Utah Federal will merge with and into WMBfsb (the "Merger").

         The Merger Agreement is attached to and described in the enclosed Proxy Statement/Prospectus.

         Only shareholders of record at the close of business on May 16, 1996 are entitled to notice of and to vote at the special meeting. If there are not sufficient votes to approve the foregoing proposal at the time of the special meeting, the special meeting may be adjourned or postponed.

         All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed green proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy.

               SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                               WITH THEIR PROXIES.



                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         Georgia S. Goodell, Secretary

Ogden, Utah
____________, 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF UTAH FEDERAL COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED, AND IN ORDER TO ENSURE A QUORUM, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY.

          PROXY STATEMENT                                    PROSPECTUS
                 OF                                              OF
     UTAH FEDERAL SAVINGS BANK                         WASHINGTON MUTUAL, INC.

  SPECIAL MEETING OF SHAREHOLDERS                           COMMON STOCK
   TO BE HELD ON _________, 1996                           (NO PAR VALUE)

         This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $10.00 per share ("Utah Federal Common Stock"), of Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), in connection with the solicitation of proxies by the Board of Directors of Utah Federal for use at a special meeting of shareholders to be held on ________, 1996, at ________ a.m., local time, at the corporate headquarters of Utah Federal located at 2279 Washington Blvd., Ogden, Utah, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, the holders of Utah Federal Common Stock will consider and vote upon a proposal to approve the Agreement for Merger (the "Merger Agreement") dated as of February 29, 1996, by and among Washington Mutual, Inc., a Washington corporation ("Washington Mutual"), Washington Mutual Bank fsb, a federal savings bank and a wholly-owned subsidiary of Washington Mutual ("WMBfsb"), and Utah Federal, pursuant to which Utah Federal will merge with and into WMBfsb (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. As more fully described herein, pursuant to the Merger Agreement, Utah Federal will merge with and into WMBfsb and all of the outstanding shares of Utah Federal Common Stock held by each holder thereof immediately before the effective time of the Merger will be converted into the right to receive $105.63 per share, subject to adjustment as described herein ("Merger Consideration"), to be paid in newly issued shares of common stock, no par value per share, of Washington Mutual ("Washington Mutual Common Stock"). Utah Federal currently anticipates that, pursuant to the Merger Agreement, the Merger Consideration will be decreased by up to $0.35 per share. See "THE MERGER -- General" and "THE MERGER AGREEMENT -- Expenses."

         As of the date of this Proxy Statement/Prospectus, Ernest J. Miller, a Director and Chairman of the Board of Utah Federal, beneficially owns 131,609 shares of Utah Federal Common Stock, representing approximately 94.68 percent of the outstanding shares of Utah Federal Common Stock, and has indicated that he will vote in favor of the Merger.

         This Proxy Statement/Prospectus also constitutes a Prospectus of Washington Mutual with respect to the shares of Washington Mutual Common Stock to be issued in the Merger. The outstanding shares of Washington Mutual Common Stock are quoted on the National Market tier of The Nasdaq Stock Market. The last reported sale price of Washington Mutual Common Stock on The Nasdaq Stock Market on _________, 1996, was $__________ per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Utah Federal on or about __________, 1996.

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS __________________, 1996.

                              AVAILABLE INFORMATION

         Washington Mutual is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Washington Mutual with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. In addition, material filed by Washington Mutual can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Utah Federal was subject to the informational requirements of the Exchange Act from September 23, 1992 to June 30, 1995, and in accordance therewith filed reports, proxy statements and other information with the Office of Thrift Supervision ("OTS"). The reports, proxy statements and other information filed by Utah Federal with the OTS can be inspected at the Office of Thrift Supervision, Information Services Division, 1700 G Street, N.W., Washington, D.C. 20552.

         Washington Mutual has filed a Registration Statement on Form S-4 (together with any exhibits, amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Washington Mutual Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE UPON REQUEST TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON REQUEST TO WASHINGTON MUTUAL, INVESTOR RELATIONS, WASHINGTON MUTUAL, INC., WASHINGTON MUTUAL TOWER, 1201 THIRD AVENUE, 12TH FLOOR, SEATTLE, WASHINGTON 98101 (TELEPHONE NUMBER (206) 461-3187). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY _________________________, 1996.

         No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Utah Federal, Washington Mutual or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is not lawful to make any such offer or solicitation in such jurisdiction.

         Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Utah Federal or Washington Mutual since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

         All information contained in this Proxy Statement/Prospectus relating to Washington Mutual has been supplied by Washington Mutual and all information herein relating to Utah Federal has been supplied by Utah Federal.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Washington Mutual pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

         1. Washington Mutual's Annual Report on Form 10-K ("Form 10-K") for the year ended December 31, 1995;

         2. Washington Mutual's Quarterly Report on Form 10-Q ("Form 10-Q") for the quarterly period ended March 31, 1996;

         3. Washington Mutual's Proxy Statement for the Annual Meeting of Shareholders held on April 16, 1996;

         4. Item 5 of Washington Mutual's Current Report on Form 8-K dated November 29, 1994; and

         5.       Washington Mutual's Current Report on Form 8-K dated March 15,
                  1996.

         All documents and reports filed by Washington Mutual pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The information relating to Washington Mutual contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents that accompany this Proxy
Statement/Prospectus and the additional documents that are incorporated by reference herein.

                           PROXY STATEMENT/PROSPECTUS
                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
AVAILABLE INFORMATION...........................................................................................    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................    3

SUMMARY ........................................................................................................    6
        The Participants........................................................................................    6
        The Special Meeting.....................................................................................    7
        The Merger..............................................................................................    7
        The Merger Agreement....................................................................................   10
        Comparative Rights of Shareholders......................................................................   10
        Management and Operations of Washington Mutual and WMBfsb After the Merger..............................   11
        Resales of Washington Mutual Common Stock...............................................................   11

MARKET PRICES AND DIVIDENDS.....................................................................................   12

COMPARATIVE PER SHARE DATA......................................................................................   13

SELECTED HISTORICAL FINANCIAL DATA..............................................................................   15
        Summary Consolidated Financial Data of Washington Mutual................................................   15
        Condensed Consolidated Financial Data of Utah Federal...................................................   17

THE SPECIAL MEETING.............................................................................................   19
        General.................................................................................................   19
        Matters To Be Considered at the Special Meeting.........................................................   19
        Record Date and Voting..................................................................................   19
        Quorum; Votes Required..................................................................................   19
        Voting and Revocation of Proxies........................................................................   19
        Solicitation of Proxies.................................................................................   20

THE MERGER......................................................................................................   20
        General.................................................................................................   20
        Background of the Merger................................................................................   21
        Reasons for the Merger; Recommendation of the Utah Federal Board........................................   23
        Opinion of Financial Advisor............................................................................   24
        Interests of Certain Persons in the Merger..............................................................   26
        Affiliate Letters.......................................................................................   27
        Regulatory Approvals....................................................................................   27
        Federal Income Tax Consequences.........................................................................   28
        Accounting Treatment....................................................................................   29
        Dissenters' Rights......................................................................................   29
        Resales of Washington Mutual Common Stock by Utah Federal Shareholders..................................   30

THE MERGER AGREEMENT............................................................................................   31
        Effective Date and Time of the Merger...................................................................   31
        Conditions to the Merger................................................................................   31
        Business of Utah Federal Pending the Merger.............................................................   32
        Waiver and Amendment....................................................................................   32
        Termination.............................................................................................   32
        Break-Up Fees...........................................................................................   33

        Stock Option Agreement..................................................................................   34
        Exchange of Stock Certificates..........................................................................   35
        Effect on Employee Benefit Plans and Stock Plans........................................................   36
        Expenses................................................................................................   36
        Post-Merger Dividend Policy.............................................................................   36

COMPARATIVE RIGHTS OF SHAREHOLDERS..............................................................................   37
        Authorized Capital......................................................................................   37
        Voting Rights...........................................................................................   38
        Liquidation Rights......................................................................................   38
        Dividend Rights.........................................................................................   39
        Board of Directors......................................................................................   39
        Amendments of Articles and Bylaws.......................................................................   39
        Anti-Takeover Provisions................................................................................   40
        Limitation of Directors' Liability; Indemnification.....................................................   42
        Washington Mutual Shareholder Rights Plan...............................................................   43

CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE LAW AND OTS
        REGULATIONS.............................................................................................   43
        Right to Call Special Meetings of Shareholders..........................................................   43
        Provisions Affecting Control Share Acquisitions and Business Combinations...............................   43
        Transactions With Officers or Directors.................................................................   44
        Dissenters' Rights......................................................................................   44

INFORMATION CONCERNING UTAH FEDERAL.............................................................................   45
        Business................................................................................................   45
        Supervision and Regulation..............................................................................   51
        Management's Discussion and Analysis of Financial Condition and Results of Operations...................   55
        Beneficial Ownership of Utah Federal Common Stock.......................................................   61

INFORMATION CONCERNING WASHINGTON MUTUAL........................................................................   61
        Washington Mutual.......................................................................................   61
        The Reorganization......................................................................................   62
        Washington Mutual's Principal Operating Subsidiaries....................................................   63

DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK..................................................................   64

LEGAL MATTERS...................................................................................................   65

INDEPENDENT AUDITORS............................................................................................   65

OTHER MATTERS...................................................................................................   65

APPENDIX A:         Agreement for Merger (including Plan of Merger).............................................  A-1
APPENDIX B:         Opinion of Columbia Financial Advisors......................................................  B-1
APPENDIX C:         Stock Option Agreement......................................................................  C-1
APPENDIX D:         OTS Dissenter and Appraisal Rights Regulation (12 CFRSection 552.14)........................  D-1
APPENDIX E:         Financial Statements of Utah Federal Savings Bank...........................................  E-1

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto or in documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the other documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference in their entirety.

THE PARTICIPANTS

         WASHINGTON MUTUAL. Washington Mutual is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal subsidiaries of Washington Mutual include its banking subsidiaries, WMBfsb and Washington Mutual Bank ("WMB"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of Washington Mutual include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family residential property loans) and, more recently, certain commercial banking activities. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds. On January 31, 1996, Washington Mutual completed the merger of Western Bank ("Western"), a commercial bank headquartered in Oregon, with and into WMB. Western operated 42 branches located predominately in western and central Oregon. At December 31, 1995, Western had assets of $787.1 million, deposits of $709.7 million and stockholders' equity of $68.6 million.

         As of March 31, 1996, Washington Mutual operated a total of 292 financial centers and 23 loan centers in Washington, Oregon, Idaho, Utah and Montana. At March 31, 1996, Washington Mutual had total consolidated assets of $22.3 billion, total deposits of $11.3 billion and stockholders' equity of $1.6 billion. The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

         Washington Mutual was formed in August 1994 by its predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure (the "Reorganization"). The Reorganization was completed in November 1994 through the merger of WMSB into WMB, Washington Mutual's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. As a result of the Reorganization, Washington Mutual became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company. Because Washington Mutual owns WMB and WMBfsb, Washington Mutual is a savings and loan holding company under federal law and, as such, is subject to regulation by the OTS. Except as noted otherwise, references in this Proxy Statement/Prospectus to "Washington Mutual" refer to both (i) Washington Mutual, Inc. and its consolidated subsidiaries after the consummation of the Reorganization; and (ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization. See "INFORMATION CONCERNING WASHINGTON MUTUAL -- The Reorganization."

         WMBFSB. WMBfsb, a wholly-owned subsidiary of Washington Mutual, is a federal savings bank, formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMBfsb's principal business includes the traditional savings association activity of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. At March 31, 1996, WMBfsb had assets of $773.5 million and operated 23 financial centers, of which 16 are in Utah, four are in Idaho, two are in Montana and one is in Oregon, and operated one loan center in Idaho and one in Utah. WMBfsb's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The principal executive office of WMBfsb is located in the Washington Mutual Tower, 1201 Third Avenue, Seattle, Washington.

         For additional information concerning Washington Mutual and WMBfsb, see "INFORMATION CONCERNING WASHINGTON MUTUAL," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         UTAH FEDERAL. Utah Federal was formed as a federal savings bank in 1937. Utah Federal provides the traditional savings association activities of accepting deposits from the public, and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Utah Federal operates five branches in Utah, two of which are located in Ogden, and one branch in each of Brigham City, Logan and Roy, and two loan production offices in Utah, located in Layton and St. George. At March 31, 1996, Utah Federal had total assets of $123.2 million, total deposits of $110.3 million and shareholders' equity of $10.8 million. The principal executive office of Utah Federal is located at 2279 Washington Blvd., Ogden, Utah and its telephone number is (801) 621-0100.

         For additional information concerning Utah Federal, see "INFORMATION CONCERNING UTAH FEDERAL" and "APPENDIX E -- FINANCIAL STATEMENTS OF UTAH FEDERAL."

THE SPECIAL MEETING

         TIME, DATE AND PLACE. The Special Meeting will be held at _____ a.m., local time, on ___________, 1996, at the corporate headquarters of Utah Federal located at 2279 Washington Blvd., Ogden, Utah.

         MATTERS TO BE CONSIDERED. At the Special Meeting, shareholders of Utah Federal will be asked to consider and vote upon a proposal to approve the Merger Agreement and to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting."

         RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM. The Board of Directors of Utah Federal (the "Utah Federal Board") has fixed the close of business on May 16, 1996 as the record date (the "Record Date") for the determination of the holders of Utah Federal Common Stock ("Utah Federal Shareholders") entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, 139,000 shares of Utah Federal Common Stock were outstanding and eligible to be voted at the Special Meeting. Each share of Utah Federal Common Stock will be entitled to one vote on each matter to be acted upon or that may properly come before the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Utah Federal Common Stock is required for a quorum. See "THE SPECIAL MEETING -- Record Date and Voting" and "-- Quorum; Votes Required."

         VOTES REQUIRED. The affirmative vote of the holders of two-thirds of the shares of Utah Federal Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Accordingly, a failure to submit a proxy (or to vote in person at the Special Meeting) or an abstention by a Utah Federal Shareholder or a broker non-vote, which is an indication by a broker that it does not have discretionary authority to vote on a particular matter, will have the same effect as a "NO" vote with respect to the vote on the Merger. As of the date of this Proxy Statement/Prospectus, Mr. Miller, a Director and Chairman of the Board of Utah Federal, beneficially owns 131,609 shares of Utah Federal Common Stock, representing approximately 94.68 percent of the outstanding shares of Utah Federal Common Stock, and has indicated that he will vote in favor of the Merger. See "THE SPECIAL MEETING -- Record Date and Voting" and "-- Quorum; Votes Required."

THE MERGER

         GENERAL. The Merger Agreement provides for the merger of Utah Federal with and into WMBfsb, with WMBfsb as the surviving entity. The separate existence of Utah Federal will cease upon the effectiveness of the Merger. The Articles of Incorporation and Bylaws of WMBfsb will continue to be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Merger and the WMBfsb Board of Directors will continue to be the Board of Directors of the surviving entity after the completion of the Merger. Upon consummation of the Merger, all shares of Utah Federal Common Stock will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of Utah Federal Common Stock will cease to have any rights with respect thereto, except the right to receive shares of Washington Mutual Common Stock to be issued upon the surrender of such certificate, without interest, as described below, or the right of dissenting Utah Federal Shareholders to receive fair value for their shares of Utah Federal Common Stock, under certain circumstances. See "THE MERGER -- Dissenters' Rights."

         At the effective date of the Merger (the "Effective Date"), each outstanding share of Utah Federal Common Stock will be converted into the right to receive $105.63 per share, subject to adjustments as described herein, to be paid in newly issued shares of Washington Mutual Common Stock, as described in "THE MERGER -- General." Pursuant to the Merger Agreement, if the amount of all costs and expenses of third parties paid or owed by Utah Federal in connection with the Merger Agreement and the consummation of the Merger exceed $150,000, then the Merger Consideration will be reduced by the amount of such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Date. Utah Federal currently expects that its transaction fees will range from $175,000 to $200,000, resulting in a downward adjustment to the Merger Consideration of up to $0.35 per share. The Merger Consideration may be subject to further adjustment in other circumstances. See "THE MERGER -- General" and "THE MERGER AGREEMENT -- Expenses."

         The per share value of Washington Mutual Common Stock for purposes of determining the number of shares of Washington Mutual Common Stock to be received in the Merger will be based upon the arithmetic average of the closing prices of Washington Mutual Common Stock on The Nasdaq Stock Market for the ten trading days immediately preceding the third trading day before the Effective Date (the "Average Price"). The exchange ratio for determining the number of shares of Washington Mutual Common Stock to be issued for each share of Utah Federal Common Stock (the "Exchange Ratio") will be the Merger Consideration divided by the Average Price.

         No certificates for fractional shares of Washington Mutual Common Stock will be issued as a result of the Merger. Instead, each Utah Federal Shareholder otherwise entitled to a fractional share will receive cash in lieu of such fractional share in an amount equal to the fraction multiplied by the Average Price.

         RECOMMENDATION OF THE UTAH FEDERAL BOARD; REASONS FOR THE MERGER. The Utah Federal Board has carefully considered the terms of the Merger Agreement, has approved it as being in the best interests of Utah Federal and the Utah Federal Shareholders, and unanimously recommends that Utah Federal Shareholders vote FOR the proposal to approve the Merger Agreement.

         The recommendation of the Utah Federal Board is based upon a number of factors, including the terms of the Merger Agreement, the benefits expected to result from the combination of Utah Federal and WMBfsb, information concerning the financial condition, results of operations and prospects of WMBfsb and Utah Federal on a stand-alone and combined basis, the Utah Federal Board's view of the relative merits of other opportunities presented to the Utah Federal Board or that the Utah Federal Board believed would be available, including the possibility of remaining independent, the ability of Utah Federal Shareholders to convert their Utah Federal Common Stock into publicly traded shares of Washington Mutual Common Stock and the fairness opinion of Columbia Financial Advisors ("CFA") as financial advisor to Utah Federal. See "THE MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor."

         The Utah Federal Board believes that the Merger would provide Utah Federal Shareholders with the opportunity to receive a premium over the price per share of Utah Federal Common Stock at which individual trades have occurred in the recent past and to participate as Washington Mutual shareholders, on a tax-deferred basis, in the expanded opportunities made possible by the Merger. The Utah Federal Board also believes that the Merger would result in a combined entity that is capable of competing more effectively with larger financial institutions that have exerted increasing competitive pressure on Utah Federal.

         OPINION OF FINANCIAL ADVISOR. CFA has served as financial advisor to the Utah Federal Board, and has delivered its written opinion, dated as of February 21, 1996 and updated as of the date of this Proxy Statement/Prospectus (the "CFA Opinion"), to the Utah Federal Board that the Merger Consideration to be received by Utah Federal Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Utah Federal has agreed to pay CFA a fee for its services. See "THE MERGER -- Opinion of Financial Advisor." The full text of the CFA Opinion, which sets forth the assumptions made, matters considered and limits on its review, is attached hereto as Appendix B. Utah Federal Shareholders are urged to read the CFA Opinion in its entirety.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Utah Federal's management and the Utah Federal Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Utah Federal generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, severance payments, employee benefit plans, and certain other benefits, including the agreement of Mr. Garrett to accept an offer of employment with WMBfsb as a mortgage production manager and vice president upon consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Effect on Employee Benefit Plans and Stock Plans."

         AFFILIATE LETTERS. As of the Record Date, Utah Federal directors and executive officers beneficially owned an aggregate of 134,919 shares of Utah Federal Common Stock (excluding 3,000 shares issuable upon the exercise of outstanding options) or approximately 97.06 percent of the shares of Utah Federal Common Stock outstanding on such date. All of such Utah Federal directors and executive officers have entered into letter agreements with Washington Mutual and WMBfsb (the "Affiliate Letters") pursuant to which, among other things, each such person agreed to vote all shares of Utah Federal Common Stock held by them in favor of the Merger. Accordingly, holders of approximately
97.06 percent of the shares of Utah Federal Common Stock outstanding on the Record Date have committed to voting in favor of the proposal to approve the Merger Agreement. The Affiliate Letters are intended to preserve treatment of the Merger as a pooling-of-interests for accounting purposes and to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may discourage competing offers to acquire Utah Federal. See "THE MERGER -- Affiliate Letters."

         REGULATORY APPROVALS. The Merger is subject to the prior approval of the OTS. Receipt of regulatory approval of the Merger is a condition to consummation of the Merger. Washington Mutual has filed an application for the required regulatory approval, but there can be no assurance that such application will be approved or, if approved, that such approval will not contain conditions or requirements that cause such approval to fail to satisfy the conditions set forth in the Merger Agreement. See "THE MERGER -- Regulatory Approvals."

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by Utah Federal Shareholders who receive Washington Mutual Common Stock in exchange for their Utah Federal Common Stock. Cash received by Utah Federal Shareholders in the Merger will be wholly or partially taxed. Consummation of the Merger is conditioned upon receipt by Washington Mutual and Utah Federal of an opinion of counsel to Washington Mutual to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. For a further discussion of the federal income tax consequences of the Merger, see "THE MERGER -- Federal Income Tax Consequences."

         Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each Utah Federal Shareholder and other factors, each holder of Utah Federal Common Stock is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the effect of state and local income and other tax laws).

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling-of-interests of Washington Mutual and Utah Federal under generally accepted accounting principles. It is Washington Mutual's intention not to restate financial statements and other financial information for periods prior to the Merger to include the assets and liabilities and results of operations of Utah Federal if the Merger is consummated because the transaction will not be material to Washington Mutual. See "THE MERGER -- Accounting Treatment" and "-- General."

         DISSENTERS' RIGHTS. Pursuant to the provisions of regulations promulgated by the OTS set forth at 12 C.F.R. Section 552.14 (the "Dissenter and Appraisal Rights Regulation"), holders of the Utah Federal Common Stock entitled to vote on approval of the Merger and the Merger Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of Utah Federal Common Stock in cash. SEE "THE MERGER -- Dissenters' Rights" and the text of the Dissenter and Appraisal Rights Regulation attached to this Proxy Statement/Prospectus as Appendix D.

THE MERGER AGREEMENT

         EFFECTIVE DATE AND TIME OF THE MERGER. The Merger will become effective at the time (the "Effective Time") of the occurrence of the endorsement of the articles of combination by the OTS, or at such later time after such endorsement as is specified by the OTS on the endorsement of articles of combination. See "THE MERGER AGREEMENT -- Effective Date and Time of the Merger."

         CONDITIONS TO THE MERGER. The respective obligations of Utah Federal and Washington Mutual to consummate the Merger are subject to certain conditions, including the receipt of regulatory approval, approval of the Merger Agreement by the Utah Federal Shareholders, the receipt of a tax opinion and certain other conditions customary in a transaction of this nature. See "THE MERGER AGREEMENT -- Conditions to the Merger" and "THE MERGER -- Regulatory Approvals."

         BREAK-UP FEES. To compensate Utah Federal for certain costs incurred in anticipation of the Merger and to induce Utah Federal to forego initiating discussions with other potential acquirors, Washington Mutual has agreed to pay to Utah Federal $200,000 if Washington Mutual terminates the Merger Agreement under certain circumstances. To compensate Washington Mutual for certain costs incurred in anticipation of the Merger and to induce it to forego initiating discussions regarding other potential acquisitions, Utah Federal has agreed to pay to Washington Mutual $200,000 if Utah Federal terminates the Merger Agreement under certain circumstances. See "THE MERGER AGREEMENT -- Break-Up Fees."

         TERMINATION. The Merger Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, either before or after its approval by the Utah Federal Shareholders, by either party if, among other reasons, the Merger has not become effective by December 31, 1996, unless the failure of such occurrence is due to the failure of the party seeking termination to perform its respective covenants and agreements under the Merger Agreement. See "THE MERGER AGREEMENT -- Termination."

         STOCK OPTION AGREEMENT. As a condition to Washington Mutual entering into the Merger Agreement, Utah Federal and Washington Mutual also entered into a stock option agreement (the "Stock Option Agreement"), pursuant to which Utah Federal granted Washington Mutual an option (the "Option") to purchase up to 35,278 authorized and unissued shares of Utah Federal Common Stock (which if issued, assuming exercise of the outstanding options to acquire up to 3,000 shares of Utah Federal Common Stock, would represent approximately 19.9 percent of the total issued and outstanding shares of Utah Federal Common Stock) at an exercise price of $75.61 per share, which was the per share book value of the Utah Federal Common Stock as of December 31, 1995. The Option is exercisable only upon the occurrence of certain events (none of which has occurred as of the date hereof), including without limitation Utah Federal pursuing an acquisition with an entity other than Washington Mutual. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement and may discourage offers by other parties to acquire Utah Federal. A copy of the Stock Option Agreement is attached to this Proxy Statement/Prospectus as Appendix C. See "THE MERGER AGREEMENT -- Stock Option Agreement."

         EXCHANGE OF STOCK CERTIFICATES. Promptly after consummation of the Merger, an agreed-upon escrow agent (the "Exchange Agent") will mail instructions to each Utah Federal Shareholder concerning the proper method of surrendering certificates formerly representing Utah Federal Common Stock in exchange for the Merger Consideration. UTAH FEDERAL SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. See "THE MERGER AGREEMENT -- Exchange of Stock Certificates."

COMPARATIVE RIGHTS OF SHAREHOLDERS

         Washington Mutual is a Washington corporation organized under the Washington Business Corporations Act, RCW Chapter 23B ("WBCA"). Utah Federal is a federal savings bank operating under OTS regulations. The rights of Utah Federal Shareholders are governed by federal law, OTS regulations and Utah Federal's Stock Charter and Bylaws. As a federally chartered institution, Utah Federal is not generally regulated or supervised by the state of Utah. Upon consummation of the Merger, Utah Federal Shareholders will become shareholders of Washington Mutual and their rights as shareholders of Washington Mutual will be governed by the WBCA and the Articles of Incorporation and Bylaws of Washington Mutual. Certain differences arise from this change of governing law, as well as the distinctions between Utah Federal's Stock Charter and Bylaws and the Articles of Incorporation and Bylaws of Washington Mutual. Among other things, Washington Mutual's Articles of Incorporation include provisions that generally prohibit certain business combinations with shareholders owning five percent or more of the voting stock of Washington Mutual except under specified circumstances. In addition, Washington Mutual has adopted a shareholders' rights plan that under certain circumstances allows holders of such rights to purchase an additional share of Washington Mutual Common Stock for each right held. For a summary of certain differences between the rights of holders of Washington Mutual Common Stock and holders of Utah Federal Common Stock and an explanation of certain possible anti-takeover effects of certain provisions in Washington Mutual's Articles of Incorporation and Bylaws, see "COMPARATIVE RIGHTS OF SHAREHOLDERS" and "CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE LAW AND OTS REGULATIONS."

MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL AND WMBFSB AFTER THE MERGER

         Following the Merger, it is expected that the Washington Mutual Board of Directors (the "Washington Mutual Board") will not change and will continue as constituted immediately prior to the Merger. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of Washington Mutual after the Merger. See "INFORMATION CONCERNING WASHINGTON MUTUAL" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The Merger Agreement provides for the merger of Utah Federal with and into WMBfsb, with WMBfsb as the surviving entity. The separate existence of Utah Federal will cease upon completion of the Merger. The Articles of Incorporation and Bylaws of WMBfsb will be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Merger and the WMBfsb Board of Directors will be the Board of Directors of the surviving entity after the completion of the Merger.

RESALES OF WASHINGTON MUTUAL COMMON STOCK

         The shares of Washington Mutual Common Stock to be issued to Utah Federal Shareholders in connection with the Merger have been registered under the Securities Act. All Washington Mutual Common Stock received by holders of Utah Federal Common Stock upon consummation of the Merger will be freely transferable by those shareholders of Utah Federal not deemed to be "affiliates" of Utah Federal. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Utah Federal at the time of the Special Meeting (generally, executive officers, directors and certain beneficial owners). See "THE MERGER -- Resales of Washington Mutual Common Stock by Utah Federal Shareholders" for a discussion of the limitations on transfer of Washington Mutual Common Stock held by affiliates of Utah Federal.

                           MARKET PRICES AND DIVIDENDS

         Washington Mutual Common Stock is traded on the National Market tier of The Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Washington Mutual Common Stock as reported on The Nasdaq Stock Market, based on published financial sources, and the dividends declared on such stock.

                                                              WASHINGTON MUTUAL
                                                                COMMON STOCK
                                                  -----------------------------------------
                                                   High              Low          Dividends
                                                   ----              ---          ---------
1994        First Quarter...................      $25.00           $19.13           $0.16
            Second Quarter..................       21.50            18.25            0.17
            Third Quarter...................       21.63            19.63            0.18
            Fourth Quarter..................       20.63            15.75            0.19
1995        First Quarter...................       20.75            16.63            0.19
            Second Quarter .................       24.75            20.00            0.19
            Third Quarter ..................       26.75            22.50            0.19
            Fourth Quarter..................       29.50            24.75            0.20
1996        First Quarter ..................       32.25            27.63            0.21
            Second Quarter (through
            _____________, 1996)............       _____            _____            0.22

         On September 23, 1992, Utah Federal converted from a federally chartered mutual association to a federally chartered stock association through the issuance of 38,000 shares of preferred stock and 100,000 shares of Utah Federal Common Stock at the price of $21.00 per share. Since that date, there has been no established trading market for Utah Federal Common Stock and it has been subject to only limited trading. Utah Federal Common Stock is not listed or quoted on any exchange or automated quotation system and no institution makes a market in the stock. On May 1, 1993, Utah Federal issued 1,000 shares of Utah Federal Common Stock upon the exercise of stock options at an exercise price of $21.00 per share. In March 1995, Utah Federal repurchased 1,000 shares of Utah Federal Common Stock from the former Executive Vice President of Utah Federal at a price of $40.00 per share and resold all of such shares in November 1995 to Mr. Miller and Val J. Petersen, the treasurer and controller of Utah Federal, at a sale price of $40.00 per share. In addition, Utah Federal is aware of twelve other transactions that occurred between April 13, 1994 and November 30, 1995 which included sales by Mr. Miller to certain executive officers of Utah Federal and purchases by Mr. Miller of Utah Federal Common Stock from various other shareholders. Utah Federal believes that all of such transactions were effected at a sales price of $40.00 per share. To the best knowledge of Utah Federal's management, other than as described above, there have been no other transactions in Utah Federal Common Stock since September 1992. The above prices are based upon the best knowledge of Utah Federal's management and are not necessarily indicative of the fair market value of the stock at the time of the trade and may not reflect all trades or the prices of those trades. In January 1994, January 1995 and January 1996, Utah Federal paid dividends of $0.60, $0.60 and $0.80 per share, respectively, on the Utah Federal Common Stock. In addition, in each quarter for each of the past two fiscal years, Utah Federal paid a seven percent dividend (approximately $14,000 per quarter) on its preferred stock. In February 1996, all outstanding shares of preferred stock of Utah Federal were converted on a one-for-one basis into shares of Utah Federal Common Stock.

         The following table sets forth (i) the last reported sale price per share of Washington Mutual Common Stock on February 28, 1996, the last full trading day before the execution and delivery of the Merger Agreement and the public announcement thereof, and on _____________, 1996, the most recent date for which it was practicable to obtain market price data prior to the mailing of this Proxy Statement/Prospectus, (ii) the sales price per share of Utah Federal Common Stock on the last transaction reported on Utah Federal's stock transfer books prior to February 28, 1996, and prior to ________________, 1996, (iii) the hypothetical Average Price of Washington Mutual Common Stock computed as if the Effective Date were each of such dates and (iv) the value of Merger Consideration received for a share of Utah Federal Common Stock, without making any adjustments to the Merger Consideration.

                                                                         Hypothetical
                                     WASHINGTON          Utah          Average Price of
                                       MUTUAL           Federal           Washington
                                       COMMON           Common              Mutual                Merger
                                        STOCK            Stock           Common Stock         Consideration
                                        -----            -----           ------------         -------------
Market Value Per Share at:
        February 28, 1996              $30.75           $40.00              $31.35               $105.63
        ___________, 1996            $_________         $______            $________             $105.63

         No assurance can be given as to what the Average Price will be or as to what the market price of Washington Mutual Common Stock will be at the time the Merger is consummated. Utah Federal Shareholders are encouraged to obtain current market quotations for shares of Washington Mutual Common Stock. In addition, Utah Federal currently anticipates that, pursuant to the Merger Agreement, the Merger Consideration will be decreased by up to $0.35 per share because Utah Federal's transaction fees incurred in connection with the Merger are expected to exceed $150,000. See "THE MERGER -- General" and "THE MERGER AGREEMENT -- Expenses."

         On March 31, 1996, there were approximately 15,630 shareholders of record of Washington Mutual Common Stock. As of the Record Date, there were approximately 47 shareholders of record of Utah Federal Common Stock. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Authorized Capital."

                           COMPARATIVE PER SHARE DATA

         The following table sets forth for Washington Mutual Common Stock and Utah Federal Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share financial information for the years ended December 31, 1993, 1994, and 1995 and for the three months ended March 31, 1996. The information presented herein should be read in conjunction with the financial information of Washington Mutual and Utah Federal appearing elsewhere in this Proxy Statement/Prospectus and incorporated herein by reference. See "SELECTED HISTORICAL FINANCIAL DATA," "INFORMATION CONCERNING WASHINGTON MUTUAL," "INFORMATION CONCERNING UTAH FEDERAL," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "APPENDIX E -- FINANCIAL STATEMENTS OF UTAH FEDERAL." The pro forma and pro forma equivalent per share data in the following table are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Merger been consummated during the period or as of the date for which this pro forma table is presented.

         The pro forma and pro forma equivalent per share data reflect the combined results of Washington Mutual and Utah Federal, after giving effect to the Merger under the pooling-of-interests accounting method and assumes an Exchange Ratio of 3.6581. The pro forma and pro forma equivalent per share data for each of the three years ended December 31, 1993, 1994 and 1995 and the three month ended March 31, 1996 would not be materially different if the Merger were treated as a purchase for accounting purposes.

                                                                                    For the Three Months
                                                  For the Year Ended December 31,      Ended March 31,
                                                  -------------------------------   --------------------
                                                   1993         1994        1995            1996
                                                  -------------------------------   --------------------
WASHINGTON MUTUAL                                           (unaudited)                  (unaudited)
COMMON STOCK (1)
        Net income per fully diluted share:
               Historical ....................    $ 2.57       $ 2.38      $ 2.51         $ 0.74
               Pro forma .....................      2.57         2.38        2.51           0.74

        Dividends per share:
               Historical ....................      0.50         0.70        0.77           0.21
               Pro forma .....................      0.50         0.70        0.77           0.21

        Book value per share at period-end:
               Historical ....................     15.87        16.98       19.97          19.78
               Pro forma .....................     15.87        16.99       19.97          19.79

UTAH FEDERAL COMMON STOCK

        Net income per fully diluted share:
               Historical ....................      7.55         8.52        8.82           2.35
               Pro forma equivalent (2) ......      9.40         8.71        9.18           2.71

        Dividends per share:
               Historical ....................      0.00         0.60        0.60           0.58
               Pro forma equivalent (2) ......      1.83         2.56        2.82           0.77

        Book value per share at period-end:
               Historical ....................     58.26        65.91       75.58          77.92
               Pro forma equivalent  (2) .....     58.06        62.15       73.05          72.40

- ----------------
(1) Washington Mutual's acquisition of Summit Bancorp, Inc. on November 14, 1994, Olympus Capital Corporation on April 28, 1995, Enterprise Bank on August 31, 1995, and Western Bank on January 31, 1996, were each accounted for as a pooling-of-interests. Washington Mutual has restated the financial statements and other financial information presented in this Proxy Statement/Prospectus and Form 10-Q for periods prior to the date of the Western Bank acquisition.

(2) The Utah Federal pro forma equivalent per share amounts are calculated by multiplying the Washington Mutual pro forma per share amounts by an exchange ratio of 3.6581. This exchange ratio is based on a Washington Mutual Common Stock price of $28.875 per share, the closing price on May 20, 1996.

                       SELECTED HISTORICAL FINANCIAL DATA

Summary Consolidated Financial Data of Washington Mutual

         The following table presents certain historical consolidated financial data for Washington Mutual. This table is based upon and should be read in conjunction with the Consolidated Financial Statements of Washington Mutual and the notes thereto, which are incorporated herein by reference, and the information included herein regarding Washington Mutual's recent performance. The financial information contained herein and in the Form 10-Q have been restated to take into account the acquisition of Western Bank on January 31, 1996 for periods prior to the date of such acquisition. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION CONCERNING WASHINGTON MUTUAL." Additionally, all per common share information has been adjusted for two 50 percent stock dividends paid on February 14, 1992, and August 13, 1993, each of which had the effect of a three-for-two stock split. Because of the significant increase in Washington Mutual's size as a result of the acquisition of Pacific First Bank and Pioneer Savings Bank early in 1993, the financial results for the years ended and as of December 31, 1993, 1994 and 1995, are not generally comparable to prior periods or dates. Because the financial information has been restated to take into account the acquisition of Western Bank, all information presented below is unaudited and reflects all adjustments that are, in the opinion of Washington Mutual management, necessary for a fair statement of the results for the periods presented. The information as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 is not necessarily indicative of the operating results for the entire year.

                                                                                                              For the Three Months
                                                 For the Year Ended December 31,                                 Ended March 31,
                               ---------------------------------------------------------------------        ------------------------
                                  1991             1992          1993          1994          1995               1996          1995
                               ---------------------------------------------------------------------        ------------------------
                                           (in thousands, except as per share amounts)                            (unaudited)
                                                           (unaudited)
SUMMARIZED STATEMENTS
  OF INCOME:
Net interest income..........      $257,791      $357,017      $560,559      $606,679      $618,236           $170,972      $149,073
Provision for loan losses ...        22,407        14,887        35,225        20,400        11,150              2,912         2,800
Other income.................       101,317        97,509       152,575       118,502       117,874             36,698        28,855
Other expense................       204,130       252,785       394,874       415,300       417,655            110,005       103,081
Income taxes.................        45,920        64,459        98,864       108,159       107,504             35,224        26,797
Extraordinary items, net of
 federal income tax effect...            --       (4,638)       (8,953)            --            --                 --            --
Cumulative effect of change
 in tax accounting method....            --            --        13,365            --            --                 --            --
                                   --------      --------      --------      --------      --------           --------      --------
Net income ..................      $ 86,651      $117,757      $188,583      $181,322      $199,801            $59,529       $45,250
                                   ========      ========      ========      ========      ========            =======       =======
Net income attributable
 to common stock.............      $ 81,776      $112,882      $175,025      $162,738      $181,217            $54,924       $40,604
                                   ========      ========      ========      ========      ========            =======       =======
Net income per share:
 Primary.....................         $1.61         $1.95         $2.70         $2.45         $2.59              $0.76         $0.60
 Fully diluted...............          1.52          1.85          2.57          2.38          2.51               0.74          0.58

                                                      As of December 31,                                       As of March 31,
                             -----------------------------------------------------------------------      --------------------------
                                  1991          1992           1993         1994           1995                1996           1995
                             -----------------------------------------------------------------------      --------------------------
                                                           (unaudited)                                            (unaudited)
SUMMARIZED STATEMENTS
  OF FINANCIAL POSITION:

Total assets...............    $8,529,135   $10,531,744    $16,513,432   $19,175,991    $22,420,379        $22,344,769   $19,855,863
Loans......................     5,526,541     7,035,586     11,267,713    12,845,203     13,035,250         13,562,058    12,990,863
Trading, investment and
 mortgage-backed securities     2,526,653     2,809,057      4,210,173     5,348,565      7,941,139          7,610,838     5,839,522
Deposits...................     5,910,396     6,624,584      9,976,961    10,432,888     11,306,436         11,275,508    10,614,749
Borrowings (includes
 annuities)................     1,806,986     2,735,696      5,050,645     7,212,037      9,186,975          9,188,612     7,574,645
Stockholders' equity.......       694,134     1,045,289      1,252,888     1,364,258      1,660,084          1,649,879     1,420,344

- --------------------

OTHER FINANCIAL DATA (1):

                                                                                                    For the Three Months
                                               For the Year Ended December 31,                         Ended March 31,
                                     ------------------------------------------------------     -----------------------------
                                        1991       1992       1993       1994       1995               1996          1995
                                     ------------------------------------------------------     -----------------------------
Yield on earning assets............    10.06%      9.20%      8.00%      7.58%      8.02%              7.91%          7.94%
Cost of deposits and
  borrowings.......................     6.97       5.41       4.00       4.10       5.08               4.86           5.00
Net interest spread................     3.09       3.79       4.00       3.48       2.94               3.05           2.94
Net interest margin................     3.34       4.04       4.15       3.65       3.11               3.26           3.15
Operating efficiency
  ratio (2)........................    56.84      55.64      55.37      57.27      56.74              52.97          57.93
Return on average assets...........     1.05       1.24       1.31       1.03       0.97               1.08           0.94
Return on average
  stockholders' equity.............    14.33      15.26      16.89      13.77      13.31              14.37          13.25
Ratios of combined
  earnings to fixed charges (3):
Excluding interest on
  deposits.........................     1.86       2.41       2.70       2.03       1.66               1.69           1.78
Including interest on
  deposits.........................     1.25       1.41       1.54       1.44       1.32               1.33           1.39

                                                       As of December 31,                             As of March 31,
                                     ------------------------------------------------------     --------------------------
                                        1991       1992       1993      1994        1995            1996           1995
                                     ------------------------------------------------------     --------------------------
Nonperforming assets as
  a percentage of total assets.....     1.58%      1.27%      0.68%      0.42%      0.42%            0.42%         0.42%
Loan loss reserves/total
  loans............................     1.01       0.83       1.06       1.03       1.10             1.05          1.03
Loan loss reserves/
  nonperforming assets.............    41.39      43.46     105.89     164.08     151.23           150.59        161.32

- --------------------

(1) Where appropriate, calculations for the three-month periods are annualized.

(2) Other expense divided by operating income (net interest income plus other income).

(3) The ratios of combined earnings to fixed charges have been computed by dividing net earnings (earnings before income tax expense) plus fixed charges by fixed charges. Fixed charges represent interest expense on other borrowings and, if indicated, interest expense on deposits.

CONDENSED CONSOLIDATED FINANCIAL DATA OF UTAH FEDERAL

         The following table sets forth certain condensed historical financial data of Utah Federal and is based upon and should be read in conjunction with the Consolidated Financial Statements of Utah Federal, including the respective notes thereto, and the information herein regarding Utah Federal's recent performance. The information for the six-month periods ended March 31, 1995 and 1996 is unaudited and reflects all adjustments that are, in the opinion of Utah Federal management, necessary for a fair statement of results for the periods presented and is not necessarily indicative of the operating results for the entire year. See "INFORMATION CONCERNING UTAH FEDERAL" and "APPENDIX E -- FINANCIAL STATEMENTS OF UTAH FEDERAL BANK."

                                                                                              For the Six Months
                                          For the Year Ended September 30,                      Ended March 31,
                                 -------------------------------------------------            ------------------
                                   1991       1992      1993      1994      1995                1996       1995
                                 -------------------------------------------------            ------------------
                                     (in thousands, except for share amounts)                     (unaudited)
STATEMENTS OF OPERATIONS:
Interest income ...............  $ 12,760   $ 11,240  $ 10,055  $  8,672  $ 10,002            $  5,556  $  4,644
Interest expense ..............     9,693      7,424     5,685     4,896     5,110               2,838     2,427
                                 --------   --------  --------  --------  --------            --------  --------
Net interest income ...........     3,066      3,816     4,370     3,776     4,892               2,718     2,217
Provision for losses on
  loans .......................       927        361        --        --        --                  --        --
                                 --------   --------  --------  --------  --------            --------  --------
Net interest income after
  provision for loan losses ...     2,139      3,455     4,370     3,776     4,892               2,718     2,217
Other income ..................       778        962     1,060     1,103       917                 543       453
Other expenses ................     3,147      3,413     3,475     3,576     4,066               2,056     1,975
Provision for losses on REO ...     1,128        569       127        --        --                  --        --
                                 --------   --------  --------  --------  --------            --------  --------
Income before
  federal income taxes ........    (1,358)       435     1,828     1,302     1,743               1,205       695
Federal income taxes ..........       (97)       348       762       167       373                 458       248
                                 --------   --------  --------  --------  --------            --------  --------
Net income ....................  $ (1,261)  $     87  $  1,066  $  1,135  $  1,370            $    747  $    447
                                 ========   ========  ========  ========  ========            ========  ========

Cash dividends declared,
  including preferred .........  $     --   $      1  $     56  $    116  $    116            $     95  $     88

PER SHARE DATA:
Net income per common share:
  Primary .....................  $     --   $   0.97  $  10.66  $  11.35  $  13.65            $   7.40  $   4.47
  Fully diluted ...............        --       0.70      7.72      8.22      9.85                5.37      3.24
Cash dividends declared
  per common share (1) ........        --         --      0.41      0.84      0.83                0.78      0.64
Book value per
  common share (2) ............        --      49.85     57.26     64.54     73.24               77.92     67.13
Average common shares
  and common stock
  equivalents outstanding (2) .        --    138,000   138,000   138,000   139,000             139,000   138,000

(1) Includes dividends paid on outstanding shares of preferred stock of Utah Federal, which shares of preferred stock were converted on a one-for-one basis into shares of Utah Federal Common Stock in February 1995.

(2) Includes outstanding shares of preferred stock of Utah Federal converted on a one-for-one basis into shares of Utah Federal Common Stock in February 1996.

STATEMENT OF FINANCIAL
CONDITION DATA:

                                                           As of September 30,                    As of March 31,
                                           ------------------------------------------------   ----------------------
                                             1991      1992      1993      1994      1995        1996        1995
                                           ------------------------------------------------   ----------------------
                                                                                                   (unaudited)
Assets...................................  $132,565  $126,593  $127,392  $119,464  $123,935   $123,231      $118,261
Loans receivable, net....................   104,651    94,420    75,753    68,515    86,769     82,460        75,150
Investment securities....................    10,088     7,594    21,706    29,660    24,229     19,671        27,447
Cash and interest bearing funds..........     5,288    15,835    23,167    14,904     5,301     12,965         8,317
Total deposits...........................   114,976   111,224   112,609   106,765   108,990    110,257       106,559
Borrowings...............................     9,894     5,322     3,183     1,100     2,389         27            48
Shareholders' equity.....................     4,137     6,879     7,902     8,906    10,180     10,831         9,264

OTHER FINANCIAL DATA:

                                                                                              For the Six Months
                                                       For the Year Ended September 30,         Ended March 31,
                                                   --------------------------------------     -------------------
                                                    1991    1992    1993    1994    1995       1996         1995
                                                   --------------------------------------     -------------------
Yield on earning assets.........................     9.95%  9.19%   8.36%   7.03%   8.03%      8.41%        7.81%
Cost of deposits and borrowings.................     7.48   6.17    5.00    4.43    4.71       5.17         4.52
Net interest spread.............................     2.47   3.02    3.36    2.60    3.32       3.24         3.29
Return on average assets........................    (0.95)  0.07    0.84    0.92    1.13       1.21         0.75
Return on average stockholders' equity..........   (26.45)  1.59   14.42   13.50   14.35      14.23         9.83

                                                             As of September 30,                        As of March 31,
                                                    ---------------------------------------           -------------------
                                                     1991    1992    1993    1994    1995              1996        1995
                                                    ---------------------------------------           -------------------
Nonperforming assets as a percentage
   of total assets..............................     8.18%   3.82%   2.52%   1.86%    0.69%            1.35%        1.10%
Loan loss reserve to total loans................     1.38    1.59    2.24    2.38     1.95             1.96         2.16
Loan loss reserve to nonperforming assets.......    13.46   31.51   52.35   75.37   193.71            99.34       127.52
Total risk-based capital ratio..................     5.96   10.66   14.06   17.19    16.35            16.67        16.55

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished to Utah Federal Shareholders in connection with the solicitation of proxies by the Utah Federal Board for use at the Special Meeting to be held at ________ a.m. local time on ________________, 1996, at the corporate headquarters of Utah Federal located at 2279 Washington Blvd., Ogden, Utah, and at any adjournments or postponements thereof for the purposes set forth herein.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         As more fully described in this Proxy Statement/Prospectus, the purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Utah Federal will be merged with and into WMBfsb with WMBfsb as the surviving entity. See "THE MERGER".

RECORD DATE AND VOTING

         The Utah Federal Board has fixed the close of business on May 16, 1996 as the Record Date for the determination of holders of Utah Federal Common Stock entitled to receive notice of and to vote at the Special Meeting. On the Record Date, 139,000 shares of Utah Federal Common Stock were outstanding and entitled to vote, which were held by approximately 47 holders of record. Utah Federal Shareholders will be entitled to one vote, exercisable in person or by properly executed proxy, for each share of Utah Federal Common Stock held of record at the close of business on the Record Date on the proposal described herein and on any other matter that may be presented for consideration and action by the Utah Federal Shareholders at the Special Meeting.

QUORUM; VOTES REQUIRED

         The presence, in person or by proxy, of holders of at least a majority of the shares of Utah Federal Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum. The approval of the Merger will require the affirmative vote of the holders of two-thirds of the outstanding shares of Utah Federal Common Stock entitled to vote thereon. Accordingly, a failure to submit a proxy (or to vote in person at the Special Meeting) or an abstention by a Utah Federal Shareholder, or a broker non-vote will have the same effect as a "NO" vote with respect to the vote on the Merger.

         As of the Record Date, Utah Federal directors and executive officers beneficially owned an aggregate of 134,919 shares of Utah Federal Common Stock (excluding 3,000 shares issuable upon the exercise of outstanding options) or approximately 97.06 percent of the shares of Utah Federal Common Stock outstanding on such date. Mr. Miller, a Director and Chairman of the Board of Utah Federal, individually beneficially owns 131,609 shares of Utah Federal Common Stock, representing approximately 94.68 percent of the outstanding shares of Utah Federal Common Stock. All of such Utah Federal directors and executive officers have entered into letter agreements with Washington Mutual and WMBfsb pursuant to which, among other things, each such person agreed to vote all shares of Utah Federal Common Stock held by such person in favor of the Merger. See "THE MERGER -- Affiliate Letters."

VOTING AND REVOCATION OF PROXIES

         Shares of Utah Federal Common Stock represented by a proxy properly returned, completed, dated and signed will be voted at the Special Meeting in accordance with the instructions thereon. If a Utah Federal Shareholder returns a signed proxy without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval of the Merger. Any Utah Federal Shareholder who signs and returns a proxy may revoke such proxy at any time before the proxy is voted by: (i) filing with the Secretary of Utah Federal a written instrument revoking the proxy, (ii) submitting to the Secretary of Utah Federal a new proxy bearing a later date, or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written instruments of revocation and other communications with respect to revocation of proxies should be addressed as follows: Utah Federal Savings Bank, 2279 Washington Blvd., Ogden, Utah 84402,
Attention: Georgia S. Goodell.

         As of the date of this Proxy Statement/Prospectus, the Utah Federal Board is not aware of any business to be acted on at the Special Meeting other than as described herein. If, however, any other matters properly come before the Special Meeting, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the proxy also confers discretionary authority on the persons named as proxies to vote upon such matters.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers, and employees of Utah Federal (who will not be specially compensated for such services) may solicit proxies, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Utah Federal will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE MERGER AGREEMENT
- -- Expenses."

         UTAH FEDERAL SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO UTAH FEDERAL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                  UTAH FEDERAL SHAREHOLDERS SHOULD NOT SEND ANY
                      STOCK CERTIFICATES WITH THEIR PROXIES

                                   THE MERGER

         The following information, insofar as it relates to matters contained in the Merger Agreement or the Stock Option Agreement, is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, which are incorporated herein by reference and attached hereto as Appendix A and Appendix C, respectively. UTAH FEDERAL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE CFA OPINION, THE STOCK OPTION AGREEMENT AND THE OTHER APPENDICES IN THEIR ENTIRETY.

GENERAL

         The Merger Agreement provides for the merger of Utah Federal with and into WMBfsb, with WMBfsb as the surviving entity. The separate existence of Utah Federal will cease upon completion of the Merger. The Articles of Incorporation and Bylaws of WMBfsb will continue to be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Merger and the WMBfsb Board of Directors will continue to be the Board of Directors of the surviving entity after the completion of the Merger.

         Upon consummation of the Merger, all shares of Utah Federal Common Stock will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of Utah Federal Common Stock will cease to have any rights with respect thereto, except the right to receive shares of Washington Mutual Common Stock to be issued upon the surrender of such certificate, or the right of dissenting Utah Federal Shareholders to receive fair value for their shares of Utah Federal Common Stock, under certain circumstances. See "THE MERGER -- Dissenters' Rights."

         At the Effective Time, each outstanding share of Utah Federal Common Stock will be converted into the right to receive $105.63 per share, subject to adjustment as described herein, in newly issued shares of Washington Mutual Common Stock. Pursuant to the Merger Agreement, if the amount of all costs and expenses of third parties paid or owed by Utah Federal in connection with the Merger Agreement and the consummation of the Merger exceed $150,000, then the Merger Consideration will be reduced by the amount of such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Date. Utah Federal currently expects that its transaction fees for the Merger will range from $175,000 to $200,000, resulting in a downward adjustment to the Merger Consideration of up to $0.35 per share. The per share value of Washington Mutual Common Stock for purposes of determining the number of shares of Washington Mutual Common Stock to be received in the Merger is based upon the arithmetic average of the closing prices of Washington Mutual Common Stock on The Nasdaq Stock Market for the ten trading days immediately preceding the third trading day before the Effective Date. The Exchange Ratio for determining the number of shares of Washington Mutual Common Stock to be issued for each share of Utah Federal Common Stock will be the Merger Consideration divided by the Average Price.

         The number of shares of Washington Mutual Common Stock to be received upon conversion of the shares of Utah Federal Common Stock in the Merger will be subject to further adjustment in certain circumstances, as follows: (i) if prior to the third trading day before the Effective Time the shares of Washington Mutual Common Stock are changed into a different number of shares by reason of any recapitalization, split-up, combination or exchange of shares, or if a stock dividend on such shares is declared with a record date within such period, then the Average Price will be adjusted accordingly; or (ii) if immediately prior to the Effective Time any options to acquire Utah Federal Common Stock or related SARs remain in effect and unexercised, then the per share Merger Consideration will be increased by an amount equal to (A) the product of the (w) Merger Consideration and (x) the number of unexercised options or related share appreciation rights in effect and unexercised immediately prior to the Effective Time, divided by (B) the difference between (y) 142,000 and (z) the number of unexercised options or related stock appreciation rights in effect and unexercised immediately prior to the Effective Time.

         No certificates for fractional shares of Washington Mutual Common Stock will be issued as a result of the Merger. Instead, each Utah Federal Shareholder otherwise entitled to a fractional share will receive the cash value of such fractional share in an amount equal to the fraction multiplied by the Average Price.

BACKGROUND OF THE MERGER

         The Utah Federal Board has been cognizant of increasing levels of competition in the financial services business and the significant consolidation that has been occurring among the providers of banking services in Utah Federal's banking market and throughout the United States, in general. Utah Federal is and has been aware that larger entities that result from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, improved access to capital and funding and the ability to spread costs of new products, services and research and development over a wider customer base.

         In October 1995, Stephen M. Klein, an attorney in Seattle, Washington who had represented Utah Federal in various matters, contacted L. Brent Hoggan, Utah Federal's Executive Vice President, and inquired as to whether Utah Federal would be interested in being acquired. Mr. Klein indicated to Mr. Hoggan that Washington Mutual had recently acquired various banking institutions, including a Utah-based savings bank and advised Mr. Hoggan that Washington Mutual might be interested in expanding its presence in the Northern Utah banking market. Following that conversation, Mr. Klein sent Mr. Hoggan a package of publicly-available information on Washington Mutual for his review and consideration. Prior to Mr. Klein's contact with Mr. Hoggan, Mr. Klein had a general conversation with Washington Mutual concerning its interest in expanding its presence in Utah, but no specific reference to Utah Federal was made during that conversation.

         Mr. Hoggan conveyed Mr. Klein's inquiry and the information package to Ernest J. Miller, the Chairman of the Board of Utah Federal and its principal shareholder. After considering the possibility of a merger of Utah Federal with Washington Mutual, doing some independent investigation of Washington Mutual and consulting with his personal financial advisors, Mr. Miller directed Mr. Hoggan to indicate to Mr. Klein an interest in an acquisition at a price for Utah Federal of not less than $15 million, provided that the acquisition could be structured as a tax-free exchange of Utah Federal Common Stock for Washington Mutual Common Stock. Mr. Klein then contacted Craig E. Tall, an Executive Vice President of Washington Mutual, to convey Utah Federal's interest in a possible acquisition by Washington Mutual.

         On December 15, 1995, Messrs. Klein and Hoggan, and John E. Clay and Steven Thunell, members of Utah Federal's Board, met with Mr. Tall in Salt Lake City, Utah, to discuss the terms and timing of a possible merger transaction. At this meeting, certain terms of the transaction, including a price of $15 million, were discussed and it was agreed that the matters discussed would be presented to the Washington Mutual and Utah Federal Boards of Directors for their consideration.

         After the December 15, 1995 meeting, through further correspondence and conversations between Mr. Tall and Mr. Klein, certain other terms of the potential transaction were discussed.

         The Utah Federal Board met in Ogden, Utah for a special meeting on January 4, 1996 to consider whether the proposed merger would be in the best interest of Utah Federal and its shareholders. At the special meeting, the Utah Federal Board considered the financial strength of Washington Mutual, the fact that it was a publicly traded company, and the fact that Washington Mutual would provide a broader range of financial services to Utah Federal's customers than presently offered. The Utah Federal Board also considered the fact that Utah Federal's shareholders could not readily sell their shares and that the exchange of Utah Federal shares for shares in Washington Mutual would result in the shareholders obtaining a liquid stock in a more diversified and growing financial services company. At the conclusion of the January 4, 1996 special meeting, the Utah Federal Board unanimously adopted a resolution to permit Washington Mutual to conduct a due diligence review of Utah Federal and its operations. In that resolution, the Utah Federal Board further authorized Messrs. Hoggan, Clay and Thunell (in the event that after its due diligence review, Washington Mutual desired to proceed with the merger) to seek a qualified financial advisor to provide a fairness opinion on the proposed transaction and to assist in negotiating a definitive agreement with Washington Mutual for presentation to and consideration by the Utah Federal Board. Pursuant to such resolution, it was determined by Messrs. Clay, Thunell and Hoggan that CFA, an investment banking company qualified to provide a fairness opinion on the proposed transaction, would be retained for this purpose.

         Washington Mutual conducted a due diligence review of Utah Federal during January 1996. Simultaneously, the parties negotiated the terms of the Merger Agreement and related documents. On February 1, 1996, Michael R. Garrett, Utah Federal's President, and Messrs. Miller, Hoggan, Clay and legal counsel for Utah Federal met with representatives of and legal counsel for Washington Mutual. At this meeting, held in Seattle, the draft Merger Agreement was discussed at length and various points were negotiated.

         Following the meeting of February 1, 1996, revised drafts of the Merger Agreement were circulated. A substantially final draft was presented to the Utah Federal Board in its meeting on February 21, 1996. Members of the Utah Federal Board were informed that Washington Mutual conditioned its offer to acquire Utah Federal on, among other things, (i) receipt of an irrevocable option for Washington Mutual to acquire from Utah Federal shares representing 19.9 percent of the then outstanding Utah Federal Common Stock, exercisable under certain circumstances, (ii) receipt of a mutual break-up fee of $200,000 upon termination of the transaction under certain circumstances, and (iii) the agreement of the directors, executive officers and certain shareholders of Utah Federal to vote in favor of the transaction and take certain actions intended to preserve the desired accounting treatment of the Merger. Utah Federal's legal counsel conducted a detailed review of the transaction documents and related issues. At this meeting, a representative of CFA made an oral presentation and delivered a written opinion to the Utah Federal Board that the terms of the Merger Agreement were fair from a financial point of view to Utah Federal's shareholders.

         After discussing the terms of the Merger Agreement, considering the advise of its legal counsel and receiving the oral and written fairness opinion of CFA, the Utah Federal Board concluded that the Merger would be in the best interests of Utah Federal and its shareholders and unanimously adopted a resolution approving the Merger Agreement and related documents. The Utah Federal Board also authorized execution of the Merger Agreement and, directed that Utah Federal proceed in conjunction with Washington Mutual's representatives to seek necessary regulatory approval of the proposed transaction and further, that the Merger Agreement be submitted to the shareholders of Utah Federal for their approval, subject to a final fairness opinion from CFA.

         On February 21, 1996, and as updated on the date of this Proxy Statement/Prospectus, CFA delivered a written opinion that the Merger Consideration to be received by holders of Utah Federal Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to Utah Federal's shareholders. A copy of the CFA Opinion is included as Appendix A hereto.

         The Merger Agreement is the result of arm's length negotiations between Utah Federal and Washington Mutual. There is no affiliation between any of the directors and officers of the respective entities.

REASONS FOR THE MERGER; RECOMMENDATION OF THE UTAH FEDERAL BOARD

         The Utah Federal Board has carefully considered the terms of the Merger Agreement, unanimously approved it as being in the best interests of Utah Federal and its shareholders, and recommends that Utah Federal Shareholders vote FOR the proposal to approve the Merger Agreement.

         At its meeting on February 21, 1996, the Utah Federal Board unanimously determined that the Merger was fair to, and in the best interests of, Utah Federal's shareholders and recommended that the Merger Agreement be submitted to the Utah Federal Shareholders for their approval. In making this determination, the Utah Federal Board considered a variety of factors, including (i) the value of the Washington Mutual Common Stock that Utah Federal's shareholders would receive in exchange for their shares of Utah Federal Common Stock and other terms of the Merger Agreement; (ii) the benefits expected to result from the Merger based on a consideration of the financial condition, results of operation and prospects of Washington Mutual and Utah Federal, both on a stand-alone and on a combined basis; (iii) the Utah Federal Board's view of the relative merits of other opportunities presented to it or that it believed would be available (including the possibility of remaining independent); (iv) the liquidity that Utah Federal's shareholders would enjoy upon converting their Utah Federal Common Stock into publicly traded shares of Washington Mutual Common Stock; (v) Utah Federal's ability to continue to provide competitive and comprehensive services in the markets in which it operates; (vi) the parties' shared belief in community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers, and (vii) the fairness opinion of CFA.

         In the course of reaching its determination to approve the Merger Agreement, the Utah Federal Board consulted with legal counsel with respect to the legal duties of the Utah Federal Board, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational and due diligence matters. In addition to the overall objectives, discussed above, of enhancing shareholder value and providing high-quality community banking services, the Utah Federal Board considered a number of other specific factors, including the following:

         - Utah Federal's shareholders would receive a premium over the price per share of Utah Federal Common Stock at which individual trades have occurred in the recent past;

         - Washington Mutual Common Stock is a publicly-traded stock, thus the Merger would create liquidity for Utah Federal Shareholders;

         - The Merger would permit Utah Federal's shareholders, on a tax-free basis, to invest in a larger, more diversified banking organization;

         - The combined entity would have a stronger financial condition, businesses and prospects and an enhanced ability to compete in the markets it serves;

         - The Merger would allow customers to receive certain additional services that are currently not provided; and

         - The combined organization would enable customers to have access to larger loans due to higher legal lending limits.

The Utah Federal Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger.

         In considering the recommendation of the Utah Federal Board, Utah Federal Shareholders should be aware that certain directors and executive officers of Utah Federal may be deemed to have interests in the Merger in addition to their interests, if any, as Utah Federal Shareholders. As of the Record Date, directors and executive officers of Utah Federal beneficially owned, in the aggregate, 134,919 (approximately 97.06 percent of the outstanding shares of Utah Federal Common Stock) and one executive officer holds exercisable options to purchase an additional 3,000 shares of Utah Federal Common Stock at an exercise price of $21.00. One of the directors of Utah Federal individually beneficially owned 131,609 shares of Utah Federal Common Stock, representing approximately 94.68 percent of the outstanding shares of Utah Federal Common Stock. Assuming that the options held by the executive officer are exercised prior to the Merger, the directors and executive officers of Utah Federal would own, in the aggregate, approximately 97.13 percent of the outstanding shares of Utah Federal Common Stock prior to the Merger, or less than one percent of the outstanding shares of Washington Mutual Common Stock after the Merger. Additionally, Washington Mutual has agreed to indemnify the current and former directors, officers and employees of Utah Federal for acts or omissions occurring prior to the Effective Date. In addition, Mr. Garrett has accepted an offer of employment with WMBfsb as a mortgage production manager and vice president upon consummation of the Merger. See "THE MERGER -- Interest of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Effect on Employee Benefit Plans and Stock Plans."

OPINION OF FINANCIAL ADVISOR

         CFA has delivered a written opinion to the Utah Federal Board to the effect that, as of February 21, 1996 and updated as of the date of this Proxy Statement/Prospectus, the consideration to be received by Utah Federal Shareholders pursuant to the terms of the Merger Agreement is fair to such shareholders from a financial point of view. The Merger Consideration was determined by Utah Federal and Washington Mutual through negotiations. The CFA Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by Utah Federal Shareholders and does not constitute a recommendation to any Utah Federal Shareholder as to how such shareholder should vote at the Special Meeting.

         Utah Federal retained CFA as its exclusive financial advisor pursuant to an engagement letter dated February 21, 1996 (the "Engagement Letter") in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions. The Utah Federal Board selected CFA to act as Utah Federal's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

         CFA issued its opinion to the Utah Federal Board on February 21, 1996 and as updated as of the date of this Proxy Statement/Prospectus that, in its opinion as investment bankers, the Merger Consideration to be received by Utah Federal Shareholders pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to Utah Federal and its shareholders. THE FULL TEXT OF THE CFA OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B. THE SUMMARY OF THE CFA OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. UTAH FEDERAL SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINION.

         In rendering its opinion to Utah Federal, CFA reviewed, among other things, historical financial data of Utah Federal, certain internal financial data and assumptions of Utah Federal prepared for financial planning and budgeting purposes furnished by the management of Utah Federal and, to the extent publicly available, the financial terms of certain change of control transactions involving community banks in the Western U.S. CFA discussed with Utah Federal's management the financial condition, current operating results, and business outlook for Utah Federal. CFA also reviewed certain publicly available information concerning Washington Mutual and certain financial and securities data of Washington Mutual and companies deemed similar to Washington Mutual. CFA discussed with Washington Mutual's management the financial condition, current operating results, and business outlook for Washington Mutual and Washington Mutual's plans relating to Utah Federal. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Utah Federal or Washington Mutual nor was it furnished any such appraisals. Utah Federal did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

         CFA analyzed the total purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16 percent to 18 percent.

         "Net Asset Value" is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Utah Federal's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

         "Market Value" is generally defined as the price, established on a "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. Market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighing than the net asset value approach and similar weight as the investment value approach as discussed below.

         CFA maintains a substantial data base concerning prices paid for banking institutions in the Western U.S., particularly thrift institutions, from 1988 through 1996. This data base provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Utah Federal, CFA has considered the market approach and has evaluated price to shareholders equity and price to earnings multiples and the price to total assets percentage for transactions involving thrift and banking organizations with total assets less than $1 billion located in the Western United States that sold for 100 percent common stock from January 1988 to January 1996.

         COMPARABLE SALES MULTIPLES. CFA calculated an "Adjusted Book Value" for the Merger for Utah Federal's December 31, 1995 shareholders equity and the estimated June 30, 1996 shareholders equity adjusted for the price to stockholders equity ratios for a sample of Western thrift and banking institutions with assets above $100 million which sold between January 1988 through January 1996 and a sample of Western U.S. thrift and banking institutions with total assets above $100 million which sold between March 1990 and October 1995. The calculations were $107.54 and $97.50 per share, respectively.

         TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $105.63 per share results in a transaction value as a percentage of total assets of 12.10 percent. The median price as a percentage of total assets for a sample of Western U.S. banking institutions with assets below $1 billion which sold between January 1988 through January 1996 and a sample of Western U.S. banking institutions with total assets between $100 million and $1 billion which sold between March 1990 and October 1995 were 11 percent and 12 percent, respectively.

         "Investment Value" is sometimes referred to as the income or earnings value. One investment value method frequently used estimates the present value of a institution's future earnings or cash flow which is discussed below.

         NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is a estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Utah Federal's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, Utah Federal's earnings estimates for the years 1996 through 2000, historical levels of growth and earnings, and the competitive situation in Utah Federal's market area. Using discount rates of 16 percent and 18 percent, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a rage of $86.88 to $117.54 per share.

         When the Net Asset Value, Market Value and Investment Value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view.

         Pursuant to the terms of the Engagement Letter, Utah Federal has agreed to pay CFA a fee of $15,000. In addition, Utah Federal has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Utah Federal Board, Utah Federal Shareholders should be aware that certain directors and executive officers of Utah Federal may be deemed to have interests in the Merger in addition to their interests, if any, as Utah Federal Shareholders.

         OWNERSHIP OF UTAH FEDERAL COMMON STOCK. As of the Record Date, directors and executive officers of Utah Federal, beneficially owned an aggregate of 134,919 shares of Utah Federal Common Stock (or approximately 97.06 percent of the then outstanding shares of Utah Federal Common Stock) excluding shares that may be acquired upon the exercise of outstanding stock options. Michael R. Garrett, the President, Chief Executive Officer and a Director of Utah Federal, holds options to purchase 3,000 shares of Utah Federal Common Stock at an exercise price of $21 per share. See "INFORMATION CONCERNING Utah Federal -- Beneficial Ownership of Utah Federal Common Stock."

         INDEMNIFICATION AND INSURANCE. Washington Mutual has agreed, from and after the Effective Time, to indemnify the current and former directors, officers and employees of Utah Federal as though they had been directors, officers and/or employees of Washington Mutual or WMBfsb, for acts and omissions occurring prior to and including the Effective Time. Washington Mutual and WMBfsb have also agreed to use all reasonable efforts, in cooperation with Utah Federal, to arrange for insurance coverage for officers and directors of Utah Federal following the Effective Time with at least as much dollar coverage as such officers and directors have under their current policy.

         EMPLOYMENT ARRANGEMENT WITH GARRETT. Subsequent to the date of the Merger Agreement, WMBfsb offered Mr. Garrett a position with WMBfsb as a mortgage production manager and vice president of WMBfsb upon consummation of the Merger and Mr. Garrett accepted the offer. Mr. Garrett's employment will be at will and may be terminated at any time by WMBfsb or Mr. Garrett with or without cause or advance notice. WMBfsb has guaranteed Mr. Garrett an annual salary of $95,000 for his first year of employment. Thereafter, Mr. Garrett's compensation will be based on Washington Mutual's standard incentive compensation model. At any time during Mr. Garrett's first year of employment, Mr. Garrett may choose to base his salary on the standard incentive model and forego the guaranteed salary.

         SEVERANCE PAYMENTS. The Merger Agreement provides that Washington Mutual will make severance payments in certain circumstances (in an amount equal to one-half month's salary for each year of service with Utah Federal up to a maximum of six months' total pay) to any officer of Utah Federal whose employment is terminated without "cause" within one year after the Effective Date. These severance payments are not available to Mr. Garrett, the President and Chief Executive Officer of Utah Federal, in the event he receives payment pursuant to his employment agreement with Utah Federal. In addition to the above described severance payments, Mr. Petersen, the treasurer and controller of Utah Federal, and Georgia S. Goodell, the corporate secretary and director of human resources of Utah Federal, will each be paid an amount equal to three times his or her current monthly salary if such person remains with Utah Federal until the Effective Date.

         RETENTION BONUS FOR UTAH FEDERAL EMPLOYEES. Subsequent to the date of the Merger Agreement, WMBfsb made an offer to all Utah Federal officers and employees, other than Utah Federal's President and Executive Vice President, that, as a condition of and as an incentive to each such employee remaining an employee of Utah Federal until the Effective Date and an employee of WMBfsb (with such employee continuing in his or her former duties and position as with Utah Federal) after the Effective Date until the successful conversion to Washington Mutual systems, WMBfsb will pay such employee a retention bonus of one months' salary plus one weeks' salary for each calendar month or partial calendar month from the Effective Time to such employee's job-end date. In lieu of the above-described retention bonus, Mr. Petersen and Ms. Goodell will each receive a retention bonus of one weeks' salary for each calendar month or partial calendar month from the Effective Time to such employee's job-end date. A retention bonus will not be paid to any employee terminated for cause or for other performance-related reasons or to any employee voluntarily leaving prior to the job-end date. The retention bonus is independent of and in addition to any other payments any such employee might be entitled to under the Merger Agreement.

AFFILIATE LETTERS

         As a condition to the execution of the Merger Agreement, each director and executive officer of Utah Federal (collectively, the "Affiliates"), beneficially owning in the aggregate 134,919 shares of Utah Federal Common Stock (97.06 percent of the shares of Utah Federal Common Stock outstanding as of the Record Date) and holding in the aggregate options to acquire 3,000 shares of Utah Federal Common Stock, has delivered to Washington Mutual an Affiliate Letter, pursuant to which, among other things, the Affiliates agreed to vote the shares of Utah Federal Common Stock held by them in favor of approval of the Merger Agreement. In addition, pursuant to the Affiliate Letters, each Affiliate agreed, with certain limited exceptions, not to (i) sell or otherwise dispose of any shares of Utah Federal Common Stock or Washington Mutual Common Stock during the period from 30 days preceding the Effective Date until such time as consolidated financial results covering at least 30 days of post-Merger combined operations of Washington Mutual and Utah Federal have been published, or (ii) sell or transfer any shares of Utah Federal Common Stock except in transactions in which the ultimate beneficial owner will acquire fewer than 1,000 shares. The Affiliate Letters do not restrict any director or officer of Utah Federal from voting on any matter, or otherwise from acting, in his or her capacity as a director or officer with respect to any matters, including but not limited to, the general management or overall operation of Utah Federal or any other exercise of fiduciary responsibilities.

         The Affiliate Letters are intended to preserve treatment of the Merger as a pooling-of-interests for accounting purposes and to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may discourage competing acquisition offers for Utah Federal.

REGULATORY APPROVALS

         The Merger is subject to the approval of the OTS under the Home Owners' Loan Act. The Community Reinvestment Act of 1978 ("CRA") also requires that the OTS, in deciding whether to approve the Merger, assess the record of performance of Utah Federal and the bank subsidiaries of Washington Mutual in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods.

         Washington Mutual has submitted an application seeking OTS approval of the Merger. There can be no assurance that the OTS will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval or as to what conditions, if any, may be imposed in such approval. Washington Mutual's obligation to consummate the Merger is conditioned upon receipt of all required regulatory approvals and consents, without any term or condition that (i) has not normally been imposed in transactions of this type and would have a material adverse effect on Utah Federal or Washington Mutual or
(ii) would require Washington Mutual to contribute additional capital to WMBfsb (other than to increase its leverage capital to a level no higher than five percent). There can be no assurance that the Department of Justice or the Attorney General of the state of Utah will not challenge the Merger or, if challenged, what the result of such a challenge would be.

         Washington Mutual and Utah Federal are not aware of any other governmental approvals that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval would be sought. There can be no assurance whether or when any such approval, if required, could be obtained.

FEDERAL INCOME TAX CONSEQUENCES

         The Merger is expected to constitute a "reorganization" under the Code. The following discussion summarizes the material federal income tax consequences relating to the Merger, assuming the Merger is so treated. No ruling from the Internal Revenue Service (the "IRS") will be applied for with respect to the federal income tax consequences of the Merger. THERE CAN BE NO ASSURANCE THAT THE IRS WILL AGREE WITH THE CONCLUSIONS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS.

         Consummation of the Merger is conditioned upon, among other things, receipt by Utah Federal and Washington Mutual of an opinion from Foster Pepper & Shefelman, counsel to Washington Mutual, dated as of the Effective Date, substantially to the effect that the Merger will qualify as a "reorganization" for federal income tax purposes and that the attendant tax consequences will be as discussed below. Such opinion is conditioned upon the continued accuracy of certain factual representations made by Washington Mutual, Utah Federal and Ernest J. Miller. The opinion will not, however, be binding upon the IRS or the courts.

         Gain or loss will not be recognized by Utah Federal Shareholders on the exchange of their shares of Utah Federal Common Stock solely for Washington Mutual Common Stock in the Merger.

         Each Utah Federal Shareholder who receives cash in lieu of a fractional share of Washington Mutual Common Stock and each Utah Federal Shareholder who receives cash in connection with the perfection of dissenters' rights will be treated as receiving a distribution in redemption of such share interest. In general, such distribution in redemption will be treated as a payment in exchange for such share interest, subject to the provisions and limitations of Code Section 302 (which in certain circumstances could result in the receipt of cash being treated as a dividend). If treated as a payment in exchange for such share interest, gain or loss will be measured by the difference between the tax basis allocable to the fractional share, or of the dissenters' shares tendered, as the case may be, and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the Utah Federal Common Stock was held as a capital asset as of the Effective Date.

         The gain or loss will be treated as a long-term capital gain or loss if the Utah Federal Common Stock that resulted in the receipt of such cash was held by the shareholder for more than one year, and otherwise will be short-term capital gain or loss.

         The aggregate tax basis of the Washington Mutual Common Stock received by each Utah Federal Shareholder in the Merger will equal the aggregate tax basis of such shareholder's Utah Federal Common Stock exchanged therefore, reduced by the basis of the Utah Federal Common Stock allocable to any fractional share of Washington Mutual Common Stock in lieu of which cash is received. The holding period for the Washington Mutual Common Stock received by each shareholder in the Merger will include the period the shareholder held the Utah Federal Common Stock exchanged therefore, provided such shares of Utah Federal Common Stock were held as capital assets at the Effective Time.

         The cash payments, if any, due holders of Utah Federal Common Stock (other than certain exempt entities and persons) pursuant to the Merger will be subject to a 31 percent backup withholding tax by the Exchange Agent under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies the Exchange Agent that the shareholder has failed to report interest, dividends or original issue discount in the past, or
(iii) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to the 31 percent backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the 31 percent backup withholding tax will generally be treated as a credit against the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is the shareholder's Social Security Number.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO UTAH FEDERAL SHAREHOLDERS UNDER CURRENTLY EXISTING FEDERAL INCOME TAX LAWS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S SITUATION. EACH UTAH FEDERAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO SUCH SHAREHOLDER'S OWN SITUATION, INCLUDING ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF WASHINGTON MUTUAL COMMON STOCK RECEIVED IN THE MERGER.

ACCOUNTING TREATMENT

         The Merger, if completed as proposed, will be treated as a pooling-of-interests for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Utah Federal will be recorded on the books of Washington Mutual at their values on the books of Utah Federal at the time of consummation of the Merger. No goodwill is created in a merger that is accounted for as a pooling-of-interests.

DISSENTERS' RIGHTS

         If the Merger is consummated pursuant to regulations promulgated by the OTS, any Utah Federal Shareholder who (i) objects to the Merger, (ii) does not vote any of such holders' shares in favor of the Merger, and (iii) fully complies with all of the provisions of 12 C.F.R. Section 552.14, the Dissenter and Appraisal Rights Regulation, will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holders' shares of Utah Federal Common Stock. For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to OTS regulations, the fair value of a dissenting shareholder's Utah Federal Common Stock equals the fair market value of such shares as of the Effective Date, without considering any value arising from the accomplishment or expectation of the Merger.

         Any Utah Federal Shareholder desiring to receive payment of the fair or appraised value of such holders' Utah Federal Common Stock under the Dissenter and Appraisal Rights Regulation must (i) deliver to Utah Federal, prior to voting on the Merger, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares and (ii) not vote such holder's shares of Utah Federal Common Stock in favor of the Merger. Any written notice of intent to demand appraisal of and payment for shares of Utah Federal Common Stock must be sent to: Utah Federal Savings Bank, a federal savings bank, 2279 Washington Blvd., Ogden, Utah 84401, Attention: L. Brent Hoggan, Executive Vice President. A vote against the Merger alone will not satisfy the requirements for the separate written notice referred to in condition (i) above. Rather, such written notice must be prior and in addition to and separate from any proxy or vote against the Merger by the dissenting shareholder.

         Within 10 days after the Effective Date, WMBfsb must give written notice of the Effective Date by mail to any Utah Federal Shareholder who complied with the provisions of the Dissenter and Appraisal Rights Regulation described above and make a written offer to each such Utah Federal Shareholder to pay for such holder's shares at a price Washington Mutual estimates to be the fair value of the shares. It is the current intention of Washington Mutual to use the per share book value of Utah Federal as of March 31, 1996 as its estimate of the per share fair market value of the Utah Federal shares, which per share value was $77.92. Such notice and offer must be accompanied by Utah Federal's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the shareholder elects to demand appraisal and payment of a different amount than that offered.

         If within 60 days of the Effective Date the dissenting shareholder accepts Washington Mutual's offer of the fair value for such holder's shares, or the fair value as otherwise agreed upon between Washington Mutual's and the dissenting shareholder, Washington Mutual must make payment for the dissenting shareholder's shares within 90 days of the Effective Date. At any time within 60 days of the Effective Date, a dissenting shareholder may withdraw a demand for appraisal and accept the terms of the Merger, and such shares of Utah Federal Common

Stock will become shares of Washington Mutual Common Stock in accordance with the terms of the Merger Agreement.

         If the dissenting shareholder and Washington Mutual do not agree as to the fair value of the dissenting shareholder's shares within 60 days of the Effective Date, the dissenting shareholder may file a petition with the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, with a copy by registered or certified mail to Washington Mutual, demanding a determination of the fair market value of the shares of all such shareholders. Each shareholder demanding appraisal of and payment for such holder's shares of Utah Federal Common Stock in compliance with the Dissenter and Appraisal Rights Regulation must deliver such holder's shares of Utah Federal Common Stock to the Exchange Agent, for notation thereon that an appraisal proceeding is pending. If a dissenting shareholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Date or fails to deliver such holder's shares of Utah Federal Common Stock to the Exchange Agent within 60 days of the Effective Date, such dissenting shareholder will be deemed to have accepted the terms of the Merger, and such shareholder's shares of Utah Federal Common Stock will become shares of Washington Mutual Common Stock in accordance with the terms of the Merger Agreement.

         The director of the OTS (the "Director") will appoint either appropriate OTS staff or one or more independent persons to determine the appraised value of the shares of a dissenting shareholder who has complied fully with the Dissenter and Appraisal Rights Regulation. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs with the appraisal, the Director will direct payment of the appraised value of the shares upon surrender of the certificates representing such shares, together with interest from the Effective Date at a rate the Director deems equitable. The Director, in his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding. Dissenting shareholders who have given written notice of their intent to dissent are not entitled to receive dividends or to exercise voting rights with respect to either Utah Federal Common Stock or Washington Mutual Common Stock unless and until such shareholders accept or are deemed to have accepted the terms of the Merger Agreement.

         The foregoing does not purport to be a complete statement of the provisions of the Dissenter and Appraisal Rights Regulation and is qualified in its entirety by the full text of the Dissenter and Appraisal Rights Regulation which is reproduced in Appendix D to this Proxy Statement/Prospectus and which hereby is incorporated by reference herein.

RESALES OF WASHINGTON MUTUAL COMMON STOCK BY UTAH FEDERAL SHAREHOLDERS

         The shares of Washington Mutual Common Stock issuable to shareholders of Utah Federal upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Utah Federal or Washington Mutual as that term is defined in the rules and regulations under the Securities Act. These rules and regulations generally define "affiliates" as persons who control, are controlled by, or are under common control with, Utah Federal at the time of the Special Meeting (generally, executive officers, directors and certain beneficial owners). Such persons may not sell their Washington Mutual Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an affiliate (together with certain related persons) would be entitled to sell Washington Mutual Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of one percent of the outstanding shares of Washington Mutual Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to affiliates, however, only if Washington Mutual remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate would be able to sell such Washington Mutual Common Stock without such manner of sale or volume limitations provided that Washington Mutual was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Washington Mutual. Three years after the Effective Time, an affiliate would be able to sell such Washington Mutual Common Stock without any restrictions so long as such affiliate had not been an affiliate of Washington Mutual for at least three months prior thereto.

                              THE MERGER AGREEMENT

EFFECTIVE DATE AND TIME OF THE MERGER

         The Merger will become effective at the time of the endorsement of the articles of combination by the OTS or at such later time after such endorsement as is specified by the OTS on the endorsement of articles of combination. As used herein, the term "Effective Date" means the day on which the Effective Time occurs. The parties are unable to predict when or if the Effective Time will occur.

CONDITIONS TO THE MERGER

         The obligations of Utah Federal and Washington Mutual to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) the approval of the Merger and the Merger Agreement by the requisite vote of Utah Federal Shareholders; (ii) the receipt of all applicable regulatory and governmental approvals and consents and the expiration of all statutory and regulatory waiting periods; (iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger; (iv) receipt of an opinion of counsel to Washington Mutual to the effect that the Merger will qualify as a "reorganization" as defined by the Code and that Utah Federal Shareholders will not recognize any gain or loss for federal income tax purposes (with the exception of cash paid for fractional shares or cash paid as a result of any Utah Federal Shareholder perfecting dissenters' rights) as a result of the Merger; (v) compliance with applicable pre-merger notification provisions of
Section 7A of the Clayton Act and the absence of pending or threatened proceedings under any applicable antitrust law of the states of Utah and Washington; and (vi) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof or any proceedings for that purpose initiated by the Commission.

         The obligation of Washington Mutual to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of representations and warranties of Utah Federal and the performance by Utah Federal of its covenants and agreements made in the Merger Agreement, except where the failure of such representations and warranties to be accurate or the failure to perform such covenants or agreements will not, in the aggregate, have a negative economic effect of $250,000 or more on Utah Federal or, when adjusted to present value, have such an effect on Washington Mutual; (ii) the receipt of all regulatory and governmental consents, waivers, clearances, approvals and authorizations required in connection with the transactions contemplated by the Merger Agreement without the imposition of any condition that (a) has not normally been imposed in such transactions and would have a material adverse effect on Utah Federal or Washington Mutual or (b) would require Washington Mutual to contribute additional capital to WMBfsb other than to raise its leverage capital ratio to a level no higher than five percent (as adjusted to account for the Merger); (iii) the receipt of an opinion, dated the date of the closing, from Graham & Dunn, counsel to Utah Federal; (iv) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Utah Federal; (v) the receipt of resignations of the directors of Utah Federal; (vi) the receipt of an indemnification agreement from Ernest J. Miller, the Chairman of the Board, Director, and majority shareholder of Utah Federal; (vii) evidence that dissenters' rights have not been preserved with respect to more than five percent of the outstanding shares of Utah Federal Common Stock and that each person who executed an Affiliate Letter has voted in favor of the Merger; (viii) the receipt of statements from Utah Federal setting forth all costs and expenses paid or owed to third parties by Utah Federal in connection with the consummation of the Merger; and (ix) the receipt of a certificate of officers of Utah Federal and such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger.

         The obligation of Utah Federal to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of the representations and warranties of Washington Mutual and WMBfsb, except where the failure to be accurate would not have a material adverse effect on Washington Mutual, and the performance by Washington Mutual and WMBfsb of their covenants and agreements made in the Merger Agreement; (ii) the receipt of an opinion, dated the date of closing, from Foster Pepper & Shefelman, counsel to Washington Mutual; (iii) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Washington Mutual; (iv) the receipt of a certificate of officers of Washington Mutual and such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger; (v) the receipt of a fairness opinion from CFA, dated the date of this Proxy Statement/Prospectus; and (vi) the receipt by Washington Mutual's transfer agent at least two days prior to closing of instructions with respect to the issuance of Washington Mutual Common Stock to the Utah Federal Shareholders.

BUSINESS OF UTAH FEDERAL PENDING THE MERGER

         Under the Merger Agreement, until the Effective Time, Utah Federal is generally obligated to conduct its business in the ordinary course and consistent with past practice and prudent banking practice. In addition, Utah Federal has agreed to use its best efforts to preserve its business organizations, keep available the present services of its employees and preserve the goodwill of its customers and other business relationships. The Merger Agreement also provides that, prior to the Effective Time, except as otherwise consented to by Washington Mutual, as permitted by the Merger Agreement or as required by law, Utah Federal will not: (i) change any provisions of its articles of incorporation or bylaws; (ii) change the number of shares of its authorized or issued capital stock, except upon the exercise of certain existing stock options; (iii) issue, grant or amend any options, warrants or other rights to purchase capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividends or other distributions on its capital stock; (vi) redeem or otherwise acquire any shares of its capital stock; (viii) grant any severance or termination pay to or enter into or amend any employment agreement with or increase the amount of payments or fees to its employees, officers or directors; (ix) make capital expenditures in excess of $40,000 per project or $200,000 in the aggregate; (x) open, close or relocate any branches or make application to do so; (xi) change in any material manner its lending, pricing, approval, investment or asset/liability management policies or any other material banking policies; (xii) make loans or issue loan commitments other than in the ordinary course of business consistent with past practice at rates not less than prevailing market rates; (xiii) issue letters of credit or otherwise guarantee the obligations of any other person except in the ordinary course of business consistent with past practice; (xiv) acquire, sell, transfer, assign, encumber or otherwise dispose of assets other than in the ordinary course of business; (xv) enter into, amend or terminate certain contracts having a term of one year or more or calling for the payment of $25,000 or more; (xvi) engage or participate in any material transaction or incur or sustain any material obligation except as one in the ordinary course of business consistent with past practice; (xvii) make any contributions to any benefit plans except in amounts consistent with past practice; (xviii) increase the number of Utah Federal's full-time employees above 84; (xix) foreclose upon or otherwise acquire any real property (other than 1-to-4 family residential properties in the ordinary course of business); or (xx) agree to do any of the foregoing.

WAIVER AND AMENDMENT

         At any time prior to the consummation of the Merger, the parties to the Merger Agreement may (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval of the Merger by the Utah Federal Shareholders, there may not be, without further approval of such shareholders, any amendment or waiver of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration to be delivered to the Utah Federal Shareholders.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Utah Federal Shareholders:

         (a)      by mutual written consent of all the parties to the Merger
Agreement;

         (b) by any party to the Merger Agreement (i) if the Effective Time has not occurred on or prior to December 31, 1996 unless the failure of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements and conditions set forth in the Merger Agreement; or (ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the Merger has been denied or withdrawn at the request of the applicable regulatory authority; provided, that, if prior to the expiration of such 31-day period Washington Mutual is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, Utah Federal may not terminate the Merger Agreement until the earlier of (A) December 31, 1996 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the Utah Federal Shareholders is delivered to Washington Mutual indicating that the Utah Federal Shareholders failed to approve the Merger at the Special Meeting (or any adjournment thereof);

         (c) by Washington Mutual if (i) at the time of such termination there has been a material adverse change in the consolidated financial condition of Utah Federal from that set forth in Utah Federal's financial statements for the three-month period ended December 31, 1995 (except for changes resulting from market and economic conditions that generally affect the savings bank industry as a whole, including changes in regulation); (ii) there has been any material breach of any covenant of Utah Federal under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Utah Federal of notice in writing from Washington Mutual specifying the nature of such breach and requesting that it be remedied; (iii) Utah Federal or the Utah Federal Board enters into an agreement or recommends to the Utah Federal Shareholders an agreement (other than the Merger Agreement) pursuant to which any person or group would (A) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal or (B) acquire 10 percent or more of the voting shares of Utah Federal (unless the person or group acquires less than 25 percent of the voting shares of Utah Federal, and the transaction does not result in and is not presumed to constitute "control" by the OTS); (iv) any person or group (other than Washington Mutual, WMBfsb or any other person owning 10 percent of Utah Federal as of February 29, 1996) acquires the beneficial ownership of securities which, when aggregated with other securities, represents 10 percent or more of the voting shares of Utah Federal; (v) the Utah Federal Board withdraws its recommendation that Utah Federal Shareholders vote for approval of the Merger; or (vi) the Utah Federal Shareholders fail to approve the Merger after any person or group announces publicly or communicates, in writing, to Utah Federal a proposal to (A) acquire Utah Federal (by merger, consolidation or purchase of 51 percent of its assets), (B) purchase or otherwise acquire securities representing 25 percent of the voting shares of Utah Federal or (C) change the composition of the Utah Federal Board; or

         (d) by Utah Federal if (i) at the time of such termination there has been a material adverse change in the consolidated financial condition of Washington Mutual from that set forth in Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995 (except for changes resulting from market and economic conditions that generally affect the savings bank industry as a whole); (ii) there has been any material breach of any covenant of Washington Mutual or WMBfsb under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Washington Mutual of notice in writing from Utah Federal specifying the nature of such breach and requesting that it be remedied; or (iii) the directors of Utah Federal, after receiving advice of counsel, determine in their good faith judgment, in order to discharge their fiduciary duties, to withdraw or modify or resolve to withdraw or modify their recommendation that Utah Federal Shareholders vote in favor of the Merger.

BREAK-UP FEES

         As part of the Merger Agreement, Washington Mutual and Utah Federal agreed to pay liquidated damages to each other under certain circumstances. To compensate Utah Federal for certain costs incurred in connection with the Merger and to induce Utah Federal to forego initiating discussions with other potential acquirors Washington Mutual will pay to Utah Federal $200,000 on demand if: (i) Washington Mutual terminates the Merger Agreement for any reason other than the mutual consent of the parties, expiration of the term for the occurrence of the Effective Time for the Merger Agreement, any material change in the financial condition of Utah Federal, or any material breach of any covenant by Utah Federal that is not remedied within 45 days after receipt by Utah Federal of written notice from Washington Mutual of such breach; (ii) the Merger Agreement terminates because Washington Mutual or WMBfsb did not use all reasonable efforts to consummate the Merger; or (iii) Utah Federal terminates the Merger Agreement because of a material breach of any covenant by Washington Mutual that is not remedied within 45 days after receipt by Washington Mutual of written notice from Utah Federal of such breach.

         To compensate Washington Mutual for certain costs incurred in connection with the Merger and to induce it to forego initiating discussions regarding other potential acquisitions Utah Federal will pay to Washington Mutual $200,000 on demand, and in addition Washington Mutual will be entitled to receive any benefits under the Stock Option Agreement if: (i) Utah Federal terminates the Merger Agreement for any reason other than the mutual consent of the parties, expiration of the term for the occurrence of the Effective Time for the Merger Agreement, or any material change in the financial condition of Washington Mutual; (ii) if the Merger Agreement terminates because Utah Federal did not use all reasonable efforts to consummate the Merger; (iii) Utah Federal or the Utah Federal Board enters into an agreement or recommends to the Utah Federal Shareholders an agreement (other than the Merger Agreement) pursuant to which any person or group would (A) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal or (B) acquire 10 percent or more of the voting shares of Utah Federal (unless the person or group acquires less than 25 percent of the voting shares of Utah Federal, and the transaction does not result in and is not presumed to constitute "control" by the OTS); (iv) any person or group (other than Washington Mutual, WMBfsb or any other person owning 10 percent of Utah Federal as of February 29, 1996) acquires the beneficial ownership of securities which, when aggregated with other securities, represents 10 percent or more of the voting shares of Utah Federal; (v) the Utah Federal Board withdraws its recommendation that Utah Federal Shareholders vote for approval of the Merger; or (vi) the Utah Federal Shareholders fail to approve the Merger after any person or group announces publicly or communicates, in writing, to Utah Federal a proposal to (A) acquire Utah Federal (by merger, consolidation or purchase of 51 percent of its assets), (B) purchase or otherwise acquire securities representing 25 percent of the voting shares of Utah Federal or (C) change the composition of the Utah Federal Board; or (vii) Washington Mutual terminates the Merger Agreement because of a material breach of any covenant of Utah Federal and such breach is not remedied within 45 days after receipt by Utah Federal of notice in writing from Washington Mutual specifying the nature of such breach and requesting that it be remedied; See "THE MERGER AGREEMENT -- Stock Option Agreement."

         The liquidated damages described above could increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement.

STOCK OPTION AGREEMENT

         As a condition to Washington Mutual entering into the Merger Agreement, Utah Federal and Washington Mutual have entered into the Stock Option Agreement, pursuant to which Utah Federal has granted to Washington Mutual the Option to purchase an aggregate of 35,278 authorized and unissued shares of Utah Federal Common Stock (which if issued, assuming exercise of the 3,000 options outstanding to acquire Utah Federal Common Stock, would represent approximately
19.9 percent of the total issued and outstanding shares of Utah Federal Common Stock) at a per share price of $75.61, which was the per share book value of the Utah Federal Common Stock at December 31, 1995. The Option will become exercisable under any of the following circumstances: (i) Utah Federal or the Utah Federal Board enters into an agreement or recommends to Utah Federal Shareholders an agreement (other than the Merger Agreement) pursuant to which any person or group would (A) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal or (B) acquire 10 percent or more of the voting shares of Utah Federal; (ii) any person or group (other than Washington Mutual, WMBfsb or any other person owning 10 percent of Utah Federal as of February 29, 1996) acquires the beneficial ownership of securities which when aggregated with other securities represent 10 percent or more of the voting shares of Utah Federal (unless the person or group acquires less than 25 percent of the voting shares of Utah Federal, and the transaction does not result in and is not presumed to constitute "control" by the OTS); (iii) the Utah Federal Board withdraws its recommendation that Utah Federal Shareholders vote for approval of the Merger; or (iv) the Utah Federal Shareholders fail to approve the Merger after any person or group announces publicly or communicates, in writing, to Utah Federal a proposal to (A) acquire Utah Federal (by merger, consolidation or purchase of 51 percent of its assets), (B) purchase or otherwise acquire securities representing 25 percent of the voting shares of Utah Federal or (C) change the composition of the Utah Federal Board.

         The Stock Option Agreement and the Option will terminate upon the earliest of (i) December 31, 1996; (ii) the mutual agreement of Utah Federal and Washington Mutual; (iii) 31 days after the date on which any application for regulatory approval for the Merger has been denied (provided, however, that if prior to the expiration of such 31-day period, Utah Federal, Washington Mutual or WMBfsb is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, the Stock Option Agreement will not terminate until the earlier of (a) December 31, 1996 or (b) 31 days after the completion of such litigation and appeal procedure); (iv) the thirtieth day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by Washington Mutual or WMBfsb with respect to its obligations thereunder; or (v) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by Washington Mutual or WMBfsb with respect to its obligations thereunder.

         The foregoing summary of the terms of the Stock Option Agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, the copy of the Stock Option Agreement, which is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference.

         The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement, and may discourage persons from proposing a competing offer to acquire Utah Federal. The existence of the Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring Utah Federal, compared to its cost had Utah Federal not entered into the Stock Option Agreement.

EXCHANGE OF STOCK CERTIFICATES

         Promptly after the Effective Date, the Exchange Agent will mail written transmittal materials concerning the exchange of stock certificates to each record holder of shares of Utah Federal Common Stock outstanding at the Effective Date. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates that immediately prior to the Effective Date represented shares of Utah Federal Common Stock in exchange for the Merger Consideration. UTAH FEDERAL SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME.

         Upon surrender to the Exchange Agent of certificates formerly representing shares of Utah Federal Common Stock for cancellation, together with properly completed transmittal material, an Utah Federal Shareholder will be entitled to receive the number of shares of Washington Mutual Common Stock (and cash in lieu of any fractional shares of Washington Mutual Common Stock) to which such holder is entitled as Merger Consideration. Utah Federal Shareholders will not be entitled to receive interest on any cash payment received in the Merger.

         Until surrendered, each certificate that, prior to the Effective Date, represented Utah Federal Common Stock (other than shares delivered to Washington Mutual after the Effective Date pursuant to the exercise of dissenters' rights) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Washington Mutual Common Stock into which the shares of Utah Federal Common Stock formerly represented thereby were converted. All certificates so surrendered will be cancelled. However, until surrendered, no dividend payable to holders of record of Washington Mutual Common Stock will be paid to any holder of such unsurrendered certificates. Upon surrender and exchange of such outstanding certificates, the holder thereof will be paid, without interest, the amount of any dividend or other distributions with a record date occurring on or after the Effective Date, theretofore paid with respect to whole shares of Washington Mutual Common Stock, but withheld with respect to such shares. After the Effective Date, there will be no further registration or transfers on the records of Utah Federal of outstanding certificates formerly representing shares of Utah Federal Common Stock.

         If any new certificate for Washington Mutual Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, the new certificate will not be issued unless the certificate surrendered in exchange is properly endorsed and otherwise in proper form for transfer. In addition, the person requesting such transfer must pay any transfer or other taxes required by the issuance of a new certificate for shares of Washington Mutual Common Stock to a person other than the registered holder of the certificate surrendered, or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         Fractional shares of Washington Mutual Common Stock will not be issued in the Merger. Instead, each Utah Federal Shareholder who would otherwise be entitled to a fractional share will receive cash in lieu thereof.

EFFECT ON EMPLOYEE BENEFIT PLANS AND STOCK PLANS

         Following the Merger, all employees of Utah Federal will continue as at-will employees of WMBfsb. Pursuant to the Merger Agreement, Washington Mutual will make severance payments under the Washington Mutual Severance Plan in certain circumstances to any employee who is terminated "without cause" by Washington Mutual, WMBfsb or any other subsidiary of Washington Mutual within one year after the Effective Date, as follows: (i) non-officer employees will receive one-half month's salary for each year of service, up to a maximum of three months' total pay; (ii) officers will receive one-half month's salary for each year of service, up to a maximum of six months' total pay; and (iii) regular part-time employees will receive the same severance payments as non-officer employees, computed at a per month compensation based on the average number of hours worked per month with Utah Federal in 1995. Severance payments will be made in a lump sum payment on the first regular pay date following the date that termination is effective. Utah Federal employees who are terminated "for cause" will not receive any severance payments.

         These severance payments will not be available to Mr. Garrett, the President and Chief Executive Officer of Utah Federal, in the event he receives payment pursuant to his employment agreement with Utah Federal. In addition to the severance benefits described above, Mr. Petersen, the treasurer and controller of Utah Federal, and Ms. Goodell, the corporate secretary and director of human resources of Utah Federal, will each be paid an amount equal to three times his or her current monthly salary if such person remains with Utah Federal until the Effective Date.

         All officers and other employees of Utah Federal are entitled to receive immediately prior to the Effective Time a bonus incentive payment for the portion of the current year up to the Effective Time. Bonus incentive payments will be paid to eligible officers and employees under either Utah Federal's bonus incentive plan or a contract with Utah Federal (but not under both) in amounts and otherwise in accordance with past practice. Eligibility to receive such bonus payments will make such participant ineligible to participate in any Washington Mutual or WMBfsb cash bonus or cash incentive plan for the portion of 1996 up to the Effective Time.

         All employees of Utah Federal who continue as employees of Washington Mutual or WMBfsb after the Effective Date will generally receive service credit for employment at Utah Federal under the Washington Mutual benefit plans (however, under the Washington Mutual retirement plans this service credit is limited to certain eligibility and vesting credit). Washington Mutual intends that Utah Federal employees will become participants in all Washington Mutual benefit plans as soon as reasonably practical after the Effective Date. Employees of Utah Federal will be entitled to payment for all accrued but unused vacation time. All sick pay and short-term disability accrued and not used by Utah Federal employees before the Effective Time will be maintained by Washington Mutual.

EXPENSES

         All legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such costs and expenses unless otherwise specified in the Merger Agreement. In addition, pursuant to the Merger Agreement, if the transaction fees incurred by Utah Federal in connection with the Merger exceed $150,000, the Merger Consideration will be reduced by the amount of such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Time. Utah Federal currently expects that its costs and expenses for the Merger will range from $175,000 to $200,000, resulting in a downward adjustment to the Merger Consideration of up to $0.70 per share. See "THE MERGER -- General."

POST-MERGER DIVIDEND POLICY

         Dividends may be paid on the Washington Mutual Common Stock as and when declared by the Washington Mutual Board out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual

Board considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations.

         According to Washington law, Washington Mutual dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Washington Mutual's ability to pay dividends is also dependent on the ability of WMBfsb, WMB and other subsidiary operations to pay dividends to Washington Mutual. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividend Rights."

         The three series of outstanding Washington Mutual preferred stock ("Washington Mutual Preferred Stock") rank prior to the Washington Mutual Common Stock and to all other classes and series of equity securities of Washington Mutual, other than any classes or series of equity securities of Washington Mutual ranking on a parity with the Washington Mutual Preferred Stock.

         The right of holders of Washington Mutual Preferred Stock to receive dividends is noncumulative. Accordingly, if the Washington Mutual Board fails to declare a dividend on any dividend payment date, the holders of Washington Mutual Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date and Washington Mutual will have no obligation to pay the dividend accrued for such period, whether or not dividends are declared payable on any future dividend payment dates.

         Full dividends on Washington Mutual Preferred Stock must be declared and paid or set apart for payment for the most recent dividend period ended before (i) any dividend (other than in Washington Mutual Common Stock) on stock junior to the Washington Mutual Preferred Stock ("Junior Stock") may be declared or paid or set aside for payment or other distribution made upon the Washington Mutual Common Stock or on any other Junior Stock or (ii) Junior Stock is redeemed (or any moneys are paid to or made available for a sinking fund for the redemption of any share of any such stock) or any Junior Stock or stock on a parity with Washington Mutual Preferred Stock ("Parity Stock") is purchased or otherwise acquired by Washington Mutual for any consideration except by conversion into or exchange for Junior Stock.

         The Washington Mutual Board may issue Washington Mutual Preferred Stock that is entitled to such dividend rights as the Washington Mutual Board may determine, including priority over Washington Mutual Common Stock in the payment of dividends.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the Merger is consummated, Utah Federal shareholders receiving Washington Mutual Common Stock in the Merger will become shareholders of Washington Mutual. The rights of holders of Utah Federal Common Stock are governed by federal law, OTS Regulations and Utah Federal's Stock Charter and Bylaws. As a federally chartered institution, Utah Federal is not generally regulated or supervised by the state of Utah. The rights of holders of Washington Mutual Common Stock are governed by the WBCA and the Articles of Incorporation and Bylaws of Washington Mutual. Certain provisions of the Washington Mutual Articles could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of Washington Mutual. The following is a summary of the material differences between the rights of holders of Utah Federal Common Stock and the rights of holders of Washington Mutual Common Stock. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the United States Code, OTS Regulations, the WBCA, Washington Mutual's Articles of Incorporation and Bylaws and Utah Federal's Stock Charter and Bylaws.

AUTHORIZED CAPITAL

         WASHINGTON MUTUAL. Washington Mutual is authorized to issue 100,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of Preferred Stock. As of March 31, 1996, Washington Mutual had

72,120,195 shares of Washington Mutual Common Stock issued and outstanding and 2,752,500 shares of 9.12% Noncumulative Perpetual Preferred Stock, Series C ("Series C Preferred Stock"), 1,400,000 shares of $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D ("Series D Preferred Stock") and 1,970,000 shares of 7.60% Noncumulative Perpetual Preferred Stock, Series E ("Series E Preferred Stock") issued and outstanding. At March 31, 1996, options to purchase 1,571,874 shares of Washington Mutual Common Stock under Washington Mutual's stock option plans had been granted, but not exercised or terminated and 3,155,500 shares were available for future grants under such plans.

         UTAH FEDERAL. Utah Federal is authorized to issue 500,000 shares of Utah Federal Common Stock, $10.00 par value per share and 50,000 shares of its $21 noncumulative convertible-preferred stock, $10.00 par value per share. As of the Record Date, there were 139,000 shares of Common Stock outstanding, held by 47 holders of record, and no shares of Preferred Stock outstanding. As of the Record Date, options to purchase 3,000 shares of Utah Federal Common Stock under the Option Plan had been granted but not exercised or terminated.

         Pursuant to federal law and Utah Federal's Charter, the Utah Federal Board may authorize the issuance of additional authorized shares of Utah Federal capital stock without further action by Utah Federal's shareholders. Utah Federal's Charter does not provide to the shareholders of Utah Federal preemptive rights to purchase or subscribe to any unissued authorized shares of Utah Federal capital stock or any option or warrant for the purchase thereof.

         Under Utah Federal's Charter, no shares of capital stock may be issued to officers, directors or controlling persons of Utah Federal other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which such shares would be issued is approved by a majority of the outstanding shares of Utah Federal.

VOTING RIGHTS

         WASHINGTON MUTUAL. Each holder of Washington Mutual Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders. Washington Mutual shareholders are not permitted to cumulate their votes in the election of directors. The Washington Mutual Board is authorized to determine the voting rights of any Washington Mutual Preferred Stock. None of the Series C, D or E Preferred Stock has general voting rights. The holders of Series C, D and E Preferred Stock have the right to elect two directors for newly created directorships if dividends are not paid for six quarterly dividend periods, whether or not consecutive.

         UTAH FEDERAL. Pursuant to Utah Federal's Charter, each Utah Federal shareholder is entitled to one vote for each share held on all matters voted upon by shareholders. Utah Federal's Charter and Bylaws do not provide for Utah Federal shareholders to cumulate their votes in the election of directors.

LIQUIDATION RIGHTS

         WASHINGTON MUTUAL. In the event of the liquidation of Washington Mutual, holders of Washington Mutual capital stock will be entitled to receive any remaining assets of Washington Mutual, in cash or in kind, after payment of all liabilities. In the event of liquidation, the Washington Mutual Series C, D and E Preferred Stock ranks prior to the Washington Mutual Common Stock, and to all other classes and series of equity securities of Washington Mutual other than any classes or series of equities securities of Washington Mutual ranking on a parity with the Washington Mutual Preferred Stock. The Washington Mutual Preferred Stock is also subject to creation of additional Parity Stock and Junior Stock to the extent not expressly prohibited by the Washington Mutual Articles of Incorporation. The rights of the holders of Washington Mutual Preferred Stock are subordinate to the rights of Washington Mutual's general creditors, and there is no sinking fund with respect to Washington Mutual Preferred Stock. The Washington Mutual Board is authorized to determine the liquidation rights of any Washington Mutual Preferred Stock that may be issued in the future, including priority over the liquidation rights of holders of Washington Mutual Common Stock.

         UTAH FEDERAL. In the event of the liquidation of Utah Federal, Utah Federal shareholders will be entitled to receive, any remaining assets of Utah Federal, in cash or in kind, after payment of all liabilities, and any interest in the liquidation account, to the extent it is still in existence.

DIVIDEND RIGHTS

         WASHINGTON MUTUAL. Washington Mutual's ability to pay dividends to shareholders is dependent on the ability of its subsidiaries to pay dividends to Washington Mutual. Washington Mutual's most significant subsidiary, WMB, is precluded by Washington law from paying dividends to Washington Mutual if to do so would cause (i) the regulatory capital levels of WMB to be reduced below the regulatory capital requirements or (ii) its net worth to be reduced below the amount required for its liquidation accounts or any limits imposed by the Director. In addition, WMBfsb is precluded from paying dividends that would cause it to fail to meet OTS capital requirements. Washington law also provides that dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

         UTAH FEDERAL. OTS regulations permit Utah Federal to pay dividends on its capital stock only from net income, earned surplus, or undivided profits and do not permit Utah Federal to pay dividends if its capital would thereby be reduced below specified levels, including the amount established by Utah Federal for a liquidation account in connection with its conversion from mutual to stock form and the capital requirements imposed on Utah Federal. In addition, the OTS may prohibit any capital distribution that would otherwise be permitted under the regulations, if the OTS determines that such a capital distribution would constitute an unsafe or unsound practice.

BOARD OF DIRECTORS

         WASHINGTON MUTUAL. Washington Mutual's Articles of Incorporation provide that the Washington Mutual Board will consist of not less than five members, with the exact number to be set by Washington Mutual's Bylaws. The Washington Mutual Board currently consists of 13 members, divided into three classes. Members of each class serve for three-year "staggered terms" pursuant to which approximately one-third of the Washington Mutual Board is elected annually. Vacancies on the Washington Mutual Board may be filled by the affirmative vote of four-fifths of the remaining directors and any director so appointed is to serve until the next annual meeting of shareholders. Washington Mutual's Articles of Incorporation provide that a director may be removed by the Washington Mutual shareholders only with good cause.

         UTAH FEDERAL. Utah Federal's Charter provides that the Utah Federal Board will consist of not less than five nor more than 15 members with the exact number to be set by Utah Federal's Bylaws. Utah Federal's Board consists of six members. Under Utah Federal's Bylaws, Utah Federal's Board is divided into three classes, with each class as nearly equal in number as possible. Members of each class serve for a three-year term and one class is elected by ballot annually. Vacancies on the Utah Federal Board may be filled by the affirmative vote of a majority of the remaining directors and any director so elected is to serve until the next annual meeting of shareholders. Pursuant to OTS regulations and Utah Federal's Bylaws, any director may be removed for cause by a vote of the holders of the majority of the shares then entitled to vote in an election of directors at a meeting of shareholders called expressly for that purpose.

AMENDMENTS OF ARTICLES AND BYLAWS

         WASHINGTON MUTUAL. Washington Mutual's Articles of Incorporation may be amended by a vote of its shareholders representing two-thirds of its issued capital stock; provided, however, that Article XI, relating to business combinations, may not be repealed or amended unless such action is approved by holders of at least 95 percent of the outstanding stock or other securities entitled to vote upon any action to be taken in connection with any business combination or entitled to vote generally in the election of directors, including stock convertible into such stock, ("Voting Stock") beneficially owned by shareholders other than a Major Stockholder. The term "Major Stockholder" means generally any individual, corporation, partnership or other person, group or entity, together with its affiliates and associates and persons acting in concert with it, that is the beneficial owner of five percent or more of the Voting Stock of Washington Mutual. The Washington Mutual Board also may amend the Articles of Incorporation for the purpose of determining the rights, preferences, voting powers, privileges and other rights of each new series of authorized Washington Mutual Preferred Stock that may be issued. The Washington Mutual Board has the power to amend or repeal Washington Mutual's Bylaws, subject to the concurrent power of the Washington Mutual shareholders, by at least two-thirds affirmative vote of the shares of Washington Mutual entitled to vote thereon.

         UTAH FEDERAL. Under OTS regulations and Utah Federal's Charter, subject to certain exceptions, no amendment or repeal thereof may be made unless first proposed by the Board and then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specifying pre-approved Charter amendments. Under Utah Federal's Charter, any amendment or repeal of the Utah Federal Charter must be approved by Utah Federal shareholders by a majority of the total votes eligible to be cast at a legal meeting. Utah Federal's Bylaws provide that they may be amended at any time by a majority vote of the full Board or by a majority of the votes cast by Utah Federal shareholders at any legal meeting. Certain amendments to Utah Federal's Bylaws also must be approved by the OTS.

ANTI-TAKEOVER PROVISIONS

         WASHINGTON MUTUAL.

         Classified Board of Directors. Article IV of Washington Mutual's Articles of Incorporation provides that the Washington Mutual Board is to be divided into three classes as nearly equal in number as possible. A classified Board of Directors could make it more difficult for Washington Mutual shareholders, including those holding a majority of the outstanding Washington Mutual Common Stock, to force an immediate change in the composition of the majority of the Washington Mutual Board, since the terms of only one-third of the incumbent directors expire each year. A staggered board of directors makes it more difficult for Washington Mutual shareholders to change the majority of directors even when the reason for the change is their performance.

         No Restriction on Maximum Number of Directors. Article VI of Washington Mutual's Articles of Incorporation provides that the number of directors of Washington Mutual will not be less than five, as provided from time to time in accordance with Washington Mutual's Bylaws. Additionally, the power to determine the number of directors above the minimum and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the Washington Mutual Board. Because the existing Board has the power to increase the number of directors and to fill the newly created vacancies, such provisions may make it more difficult for a person or entity to acquire control of Washington Mutual through election of his, her or its nominees.

         Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders. Article 3.13 of Washington Mutual's Bylaws generally provides that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of Washington Mutual shareholders must submit written notice not less than 90 days in advance of the anniversary date of the mailing of the proxy statement in connection with the previous year's annual meeting. This advance notice requirement could make it more difficult to oppose management's nominees or proposals, even if Washington Mutual shareholders believe such nominees or proposals are not in Washington Mutual's best interests.

         Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution. Article IX of Washington Mutual's Articles of Incorporation provides that if pursuant to the WBCA, Washington Mutual's shareholders are required to approve a merger, and if two-thirds of the Washington Mutual Board vote to recommend the merger to the Washington Mutual shareholders, then the merger may be approved by a vote of the Washington Mutual shareholders holding a majority of the outstanding voting shares. See "CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE AND BANKING LAWS -- Provisions Affecting Control Share Acquisitions and Business Combinations."

         The Articles of Incorporation of Washington Mutual contain provisions that, except under specified circumstances discussed below, generally prohibit Washington Mutual (or any subsidiary of Washington Mutual) from becoming a party to (i) any merger or consolidation with a Major Stockholder, (ii) any sale, lease, exchange, distribution to stockholders or other disposition to or with a Major Stockholder of more than five percent of the assets or business of Washington Mutual and its subsidiaries; (iii) the purchase, exchange, lease or other acquisition by Washington Mutual or any subsidiary of assets or business of a Major Stockholder having a value of more than five percent of the value of the assets of Washington Mutual and its subsidiaries; (iv) the issuance to a Major Shareholder of any securities of or rights to acquire securities of Washington Mutual, or a subsidiary, or the acquisition by Washington Mutual, or a subsidiary, of any securities of or rights to acquire securities of a Major Stockholder, or (v) any transaction that has the effect of increasing the proportionate amount of Voting Stock of Washington Mutual or any subsidiary beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, split off or split up of Washington Mutual or any subsidiary (except that any transaction specified in this subparagraph (v) will not be prohibited if approved by a majority of Washington Mutual's "continuing directors"). The term "continuing director" means (x) a member of the Washington Mutual Board immediately prior to the time that any then-existing Major Stockholder became a Major Stockholder or (y) a member of such board designated, before becoming a director, as a continuing director by a majority of the then-continuing directors.

         The above prohibition does not apply if the specific transaction is approved by: (A) a majority of the Washington Mutual Board prior to the Major Stockholder involved in the transaction becoming such; (B) a majority of the continuing directors if the Major Stockholder involved obtained prior unanimous approval of the board to become such; (C) 80 percent of the continuing directors; or (D) 95 percent of Washington Mutual's outstanding Voting Stock and a majority of such shares beneficially owned by stockholders other than any Major Stockholder. The above prohibitions also do not apply if the specific transaction is approved by a majority of the outstanding Voting Stock and of such shares beneficially owned other than by any Major Stockholder provided that holders of Washington Mutual Common Stock receive at least the higher of (a) the highest price paid by the involved Major Stockholder in acquiring any of the Washington Mutual Common Stock and (b) an amount that bears the same percentage relationship to the market price of the Washington Mutual Common Stock immediately prior to the announcement of the transaction as the highest per share price paid by the involved Major Stockholder in acquiring any of the Washington Mutual Common Stock bears to the market price of the Washington Mutual Common Stock immediately prior to the commencement of acquisition of the Washington Mutual Common Stock by such Major Stockholder (but in no event in excess of two times the highest per share price determined in (a) above), and provided certain other conditions are met. The Articles of Incorporation also provide that during the time a Major Stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of its stockholders or an affirmative vote of at least two-thirds of its directors and the holders of at least two-thirds of both the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any. Amendments to these provisions of the Articles of Incorporation require the affirmative vote of 95 percent of Washington Mutual shareholders holding Voting Stock beneficially owned by stockholders other than any Major Stockholder. This provision is designed to inhibit hostile takeovers and encourage potential acquirors to negotiate with the Washington Mutual Board.

         UTAH FEDERAL.

         Restrictions on Maximum Number of Directors. Section 7 of Utah Federal's Charter provides that the number of directors of Utah Federal will not be less than five nor greater than 15, as provided in accordance with Utah Federal's Bylaws.

         Classified Board of Directors. Article III of Utah Federal's Bylaws provides that the Utah Federal Board is to be divided into three classes as nearly equal in number as possible. A classified Board of Directors could make it more difficult for Utah Federal Shareholders, including those holding a majority of the outstanding Utah Federal Common Stock, to force an immediate change in the composition of the majority of the Utah Federal Board, since the terms of only one-third of the incumbent directors expire each year. A staggered board of directors makes it more difficult for Utah Federal Shareholders to change the majority of directors even when the reason for the change is their performance.

         Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders. Nominations of Directors shall be made by the Board not later than 20 days prior to the annual meeting and may be made by any shareholder entitled to vote in an election of Directors by written notice delivered to Utah Federal at least five days prior to the annual meeting date. No other nominations may be made and voted upon at the annual meeting, unless the Board shall have failed to act at least 20 days prior to such meeting, in which case nominations may be made at the annual meeting by any shareholder entitled to vote, and such nomination shall be voted on. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of Utah Federal at least five days before the date of the annual meeting in order for such business to be considered at the annual meeting.

         Approval of Mergers and Consolidation. OTS regulations provide that most mergers to which Utah Federal is a party require the approval of the holders of two-thirds of the outstanding shares of Utah Federal, except that the affirmative vote of a majority of Utah Federal shareholders is required to approve a merger with an interim thrift for the purpose of forming a thrift holding company.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

         WASHINGTON MUTUAL. Under Article XIII of Washington Mutual's Articles of Incorporation, a Washington Mutual director is not personally liable to Washington Mutual or its shareholders for monetary damages for conduct as a director ("Protected Conduct") to the fullest extent permitted under then current Washington law. Protected Conduct, however, excludes (i) acts or omissions that involve intentional misconduct or knowing violation of laws by the director, and (ii) any transaction resulting in the receipt of money, property or services to which the director is not legally entitled. Pursuant to
Article X of Washington Mutual's Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any liability arising from or in connection with service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not obligated to indemnify a director from acts of such director that are finally adjudged to be intentional misconduct or a knowing violation of the law or if such director received an economic benefit from a transaction to which he or she was not entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         UTAH FEDERAL. OTS regulations and Utah Federal's Charter or Bylaws do not provide any limitations on a director's liability.

         OTS regulations provide that Utah Federal will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of Utah Federal for: (i) any amount for which that person becomes liable under a judgment in such action and (ii) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing such person's right to indemnification if such person attains a favorable judgment in such enforcement action; provided, however, that any such person will be indemnified only if: (a) a final judgment on the merits is rendered in such person's favor or (b) in case of (1) a settlement, (2) a final judgment against such person, or (3) a final judgement in such person's favor, other than on the merits, if a majority of the disinterested directors of Utah Federal determines that such person was acting in good faith within the scope of such person's employment or authority as such person reasonably could have perceived it under the circumstances and for a purpose which such person reasonably could have believed under the circumstances was in the best interest of Utah Federal or its shareholders; and provided, further, that no such indemnification will be made by Utah Federal unless Utah Federal gives the OTS at least 60 days' prior notice and the OTS does not object in writing to such indemnification.

         In addition, under OTS regulations, if a majority of the directors of Utah Federal concludes that, in connection with any action, any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. The directors of Utah Federal may impose such conditions on a payment of expenses as they deem warranted and in the interest of Utah Federal. Before making any advance payment of expenses, however, Utah Federal must obtain an agreement that it will be repaid if the person on whose behalf the payment is made is later determined not to be entitled to such indemnification.

WASHINGTON MUTUAL SHAREHOLDER RIGHTS PLAN

         In October 1990, Washington Mutual's predecessor's Board of Directors adopted a shareholders rights plan and declared a dividend of one right for each outstanding share of its common stock to shareholders of record on October 31, 1990. In connection with the Reorganization, Washington Mutual assumed the shareholder rights plan. The rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all stockholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire Washington Mutual on terms not approved by the Washington Mutual Board, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of Washington Mutual.

         The rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20 percent or more of the outstanding Washington Mutual Common Stock or commences or publicly announces a tender offer to do so. Each right entitles the holder to purchase one share of Washington Mutual Common Stock for an exercise price that is currently $26.67 per share. In the event that an acquiring party thereafter gains control of 30 percent or more of the Washington Mutual Common Stock, any rights held by that party will be void and, for the next 60 days, all other holders of rights can receive that number of shares of Washington Mutual Common Stock having a market value of two times the exercise price of the right. The rights, which expire on October 16, 2000, may be redeemed by Washington Mutual for $0.0044 per right prior to being exercisable. Until a right is exercised, the holder of that right will have no rights as a Washington Mutual shareholder, including, without limitation, the right to vote or to receive dividends.

CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE LAW AND OTS REGULATIONS

         The WBCA governs the rights of Washington Mutual shareholders and will govern the rights of Utah Federal Shareholders who become shareholders of Washington Mutual pursuant to the Merger. The WBCA and the OTS regulations differ in many respects. Certain of the significant differences between the provisions of the WBCA and the OTS regulations that could materially affect the rights of Utah Federal shareholders are discussed below.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

         The WBCA provides that a special meeting of shareholders of the corporation may be called by its board of directors, by holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the company. However, the WBCA allows the right of shareholders to call a special meeting to be limited or denied to the extent provided in the articles of incorporation. The Washington Mutual Articles of Incorporation provide that the written request of holders of at least 25 percent of the outstanding Washington Mutual Common Stock entitled to vote at the meeting is required to call a special meeting.

         Under OTS regulations and Utah Federal's Bylaws, special meetings of the shareholders of Utah Federal may be called at any time by the Chairman of the Board, the President, or a majority of the Board and must be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than one-tenth of the outstanding capital stock of Utah Federal.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

         The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. First, subject to certain exceptions, pursuant to the fair price provision, a merger, share exchange, sale of substantially all the corporation's assets, other than in the regular course of business, or dissolution of a corporation involving a shareholder that beneficially owns more than 20 percent of the corporation's outstanding voting stock ("Interested Shareholder") must be approved by the holders of two-thirds of the corporation's outstanding securities entitled to vote on the transaction, other than those of the Interested Shareholder. This restriction does not apply if a majority of disinterested directors determines that the fair market value of the consideration to be received by shareholders other than the Interested Shareholder as a result of the transaction is not less than the highest fair market value of the consideration paid by any Interested Shareholder for the shares of the same class of the corporation's stock during the preceding 24 months or if the transaction is approved by a majority of disinterested directors. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision; Washington Mutual has not done so.

         Second, the WBCA prohibits a corporation, with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who acquire 10 percent or more of the voting securities of a target corporation (an "acquiring person") without the prior approval of the corporation's board of directions for a period of five years after the acquisition of such securities. Significant business transactions include, among others, merger or consolidation with, disposition of assets to or with or issuance or redemption of stock to or from, the acquiring person, termination of five percent or more of the employees of the target corporation employed in Washington State as a result of the acquiring person's acquisition of 10 percent or more of the shares or allowing the acquiring person to receive any disproportionate benefit as a shareholder.

         Federal law and regulations applicable to Utah Federal do not have provisions comparable to the WBCA statutes regarding control share acquisitions and business combinations. All depository institutions, including Utah Federal, WM Bank and WMBfsb, are subject to the Change in Bank Control Act, which generally provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a depository institution unless its primary Federal regulator has been given 60 days' prior written notice.

TRANSACTIONS WITH OFFICERS OR DIRECTORS

         The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if it: (i) is approved by a majority of qualified directors (but no fewer than two) or by the majority of qualified shares after full disclosure regarding the transaction; or (ii) is fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who has a conflicting interest respecting the transaction, which relationship would reasonably be expected to influence the first director's judgment when voting on the transaction. "Qualified Shares" are defined generally as shares other than those beneficially owned or controlled by a director (or an affiliate of the director) who has a conflicting interest respecting the transaction.

         OTS regulations and policy statement, provide that each director, officer, or other affiliated person of a savings association has a fundamental duty to avoid placing himself or herself in a position that creates, or could lead to, a conflict of interest or appearance of a conflict of interest between the accomplishment of the purposes of the Home Owners' Loan Act.

DISSENTERS' RIGHTS

         Under the WBCA, a shareholder is entitled to dissent from, and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

         The Dissenter and Appraisal Right Regulation promulgated by the OTS provides that dissenting shareholders of a federally chartered savings bank such as Utah Federal have appraisal rights with respect to mergers and certain exchanges of shares with acquiring bank holding companies. The applicable OTS regulation is reproduced in its entirety as Appendix D.

                       INFORMATION CONCERNING UTAH FEDERAL

BUSINESS

         GENERAL. Ogden First Federal Savings and Loan Association (the "Association") initially commenced operations in 1937 as a federally chartered savings and loan association. In 1992, the Association was converted to a federally chartered stock association and its name was changed from "Ogden First Federal Savings and Loan Association" to "Utah Federal Savings Bank."

         Utah Federal is principally engaged in the business of receiving deposits and making loans for the construction, acquisition or refinance of residential properties, primarily in Weber, Davis, Box Elder, Cache and Washington counties in Utah. Deposit services include personal checking accounts, savings accounts, certificates of deposit, money market accounts and individual retirement accounts. Lending services include land development loans, residential construction and long-term loans and consumer loans.

         COMPETITION. The financial services industry in the geographic area served by Utah Federal is highly competitive with respect to both deposits and loans. Utah Federal's primary competitors for deposits have been commercial banks, savings banks and credit unions located in its primary market area. Utah Federal's competition for loans comes primarily from commercial banks, savings banks, credit unions and mortgage companies. Utah Federal's primary lending area is dominated by three large commercial banks, a number of smaller commercial banks, a number of highly competitive credit unions and numerous mortgage companies. Because of their size and number and their favored tax treatment, credit unions are able to offer a range of products and services at a cost that is often difficult for savings banks such as Utah Federal to match. Utah Federal attempts to compete for loans and deposits in this environment by providing a high level of individualized customer service and, more recently, by increasing its originations of residential construction loans.

         LENDING. The principal lending activities of Utah Federal are the origination of residential (one to four family dwellings) and, to a lesser extent, consumer credit loans. Utah Federal lends primarily in its local market areas. Beginning in 1992, Utah Federal made a conscious effort to modify its traditional loan portfolio mix and undertook to increase its levels of residential construction, home equity and consumer lending, while maintaining its traditional long-term residential mortgage lending. Construction and home equity lending generally pay higher rates of interest, but also entail additional risk as compared with long-term residential mortgage lending. Construction loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. Home equity lending involves loans secured by second mortgages.

         During the past three years Utah Federal has sought to attract and retain many builders in the Utah Federal's market area and in fiscal 1994, Utah Federal's management hired personnel to start up a consumer loan/home equity department. During this three-year period, construction lending increased from $2.4 million at the end of fiscal 1994 to $15.4 million at March 31, 1996. Home equity loans increased from $1.9 million to $7.0 million during the same period.

         Consumer installment loans include home equity loans, auto loans and savings account and certificate loans. While some consumer loans are secured by personal property, the bulk of the collateral taken by Utah Federal to secure its consumer loans is real estate.

         In addition to interest earned on loans, Utah Federal receives fees for originating loans, for providing loan commitments, and in selling residential real estate loans into the secondary market with a service release premium. Fees for originating loans and for providing loan commitments, net of the cost of originating loans, are deferred and amortized into the income of Utah Federal over the life of the loan. When loans are sold into the secondary market, all unamortized fees are taken into income at the time of the sale. Loans are originated principally as a result of the effort of loan officers hired by Utah Federal, through referrals from existing customers and through brokers.

         Utah Federal's loan underwriting policies focus on each borrower's ability to service and repay the debt and the availability of collateral that can be used to secure the loan. Utah Federal's policy is that loans up to $250,000 can be approved by its President. Loans between $250,000 and $500,000 are approved by Utah Federal's President and one other member of Utah Federal's loan committee. Loans in excess of $500,000 must be approved by Utah Federal's major loan committee consisting of the President and at least two other members of the Utah Federal Board. Under Utah Federal's policy, combined loans to one borrower cannot exceed 90 percent of 15 percent of Utah Federal's total unimpaired capital and surplus.

         Utah Federal also makes brokered loans for the construction, purchase or refinance of residential real estate and serviced a loan portfolio of $143,906,870 as of March 31, 1996. The majority of long-term loans made by Utah Federal are sold into the secondary market, service released. Utah Federal is not contractually obligated to sell any such loans. Utah Federal contracts with institutional investors to purchase loans at the time they are originated by Utah Federal. It is Utah Federal's policy not to issue a commitment on a brokered construction loan until it has obtained a commitment from an investor to purchase a long-term mortgage loan secured by that particular property. In connection with each brokered loan, Utah Federal receives a net brokerage fee before commissions in the amount of one percent to two percent of the principal amount of the loan.

         Utah Federal's gross fees for originating loans for the fiscal year ending September 30, 1994 and September 30, 1995 was $351,141 and $684,625, respectively. Gross fees for originating loans during the quarters ending March 31, 1995 and March 31, 1996 were $128,366 and $259,200 respectively. Gross income from servicing loans for the fiscal year ending September 30, 1994 and September 30, 1995 were $247,341 and $259,774 respectively. Gross fees from servicing loans during the quarters ending March 31, 1995 and March 31, 1996 were $60,512 and $79,848 respectively. In general, commissions paid to Utah Federal's loan officers are 0.65 of the principal loan amount.

         The following table sets forth the composition of Utah Federal's loan portfolio as of the dates indicated:

                                              March 31, 1996            September 30, 1995         September 30, 1994
                                           ---------------------       --------------------       ---------------------
                                           Amount        Percent       Amount       Percent       Amount        Percent
                                           ------        -------       ------       -------       ------        -------
Conventional mortgage loans...........    $53,936,834     63.65%      $62,754,809    70.35%      $59,681,478      84.16%
Insured mortgage loans................      5,170,179      6.10         7,052,519     7.91         5,643,596       7.96
Real estate construction..............     15,357,934     18.12        11,173,596    12.52         2,444,738       3.45
Home equity loans.....................      7,010,451      8.27         5,758,399     6.46         1,855,058       2.62
Consumer & other loans................      3,263,943      3.86         2,464,845     2.76         1,288,052       1.81
                                          -----------    ------       -----------   ------       -----------     ------
   Total loans........................    $84,739,341    100.00%      $89,204,168   100.00%      $70,912,922     100.00%
Less:
Deferred loan fees....................       (629,364)                   (773,205)                  (720,182)
Reserve for loan losses...............     (1,650,196)                 (1,661,841)                (1,677,806)
                                          -----------                 -----------                -----------
   Total loans, net...................    $82,459,781                 $86,769,122                $68,514,934
                                          ===========                 ===========                ===========

         The following table sets forth certain information at March 31, 1996, regarding the dollar amount of assets maturing in Utah Federal's portfolio based on their contractual terms to maturity but does not include undisbursed proceeds, potential prepayments, or unearned income.

                                                         Within One Year     One Year to 3 Years     Due After 3 Years
                                                         ---------------     -------------------     -----------------
Mortgage-backed securities and investments.........        $         0           $         0            $19,671,000
Other investments..................................         14,354,000               173,000                      0
Mortgage loans.....................................         26,510,000             9,399,000            $23,198,000
Construction loans.................................         15,358,000                     0                      0
Consumer & other loans.............................          3,689,000             2,863,000              3,722,000
                                                           -----------           -----------            -----------
    Total earning assets...........................        $59,911,000           $12,435,000            $46,591,000
                                                           ===========           ===========            ===========

         The following table sets forth the dollar amount of all loans and investments due one year or more after March 31, 1996, which have fixed interest rates and have floating or adjustable interest rates.

          Asset/rate type                                    Dollar Amount
          ---------------                                    -------------
          Fixed-rate loans.................................  $ 40,604,000
          Variable-rate loans..............................    44,135,000
          Fixed-rate investments...........................     4,650,000
          Variable-rate investments........................    29,548,000
                                                             ------------
             Total.........................................  $118,937,000

         ASSET QUALITY AND LOAN LOSSES. The following tables set forth (i) the dollar amount of delinquent loans over 30 days past due as of March 31, 1996 (includes both in-house and investor owned loans and loans on non-accrual status); (ii) reserves for loan losses and charge-offs during 1995; and (iii) calculation of reserve adequacy. Management attributes the low level of delinquencies and charge-offs to the loan approval process, stringent underwriting and timely collection procedures. Accrual of interest is discontinued and prior interest is reversed on a loan that management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Management normally discontinues interest accrual when any loan reaches 91 days or more past due.

         The allowance for loan losses has been established through a provision for loan losses charged to expenses. The allowance is an amount Utah Federal believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and economic conditions existing at the time the financial statements are prepared that may affect the borrowers' ability to pay. Loans are charged off against the loan loss allowance when management believes that the collection of the principal is unlikely. Total reserves for loan losses on March 31, 1996, of $1,650,196 is calculated to be in excess of adequate reserves by $282,900. The reserve for loan losses as a percentage of total loans was 1.95 percent, 1.87 percent and 2.41 percent at March 31, 1996, September 30, 1995, and September 30, 1994, respectively. Only three loans totaling $9,188 were charged off against the loan loss allowance from January 1, 1995 through March 31, 1996.

         The following table sets forth loans delinquent more than 30 days and non-accrual loans as of March 31, 1996:

                                 Past Due 31-60 Days          Past Due 61-90 Days        Past Due 91 Days & Over
                               -----------------------      -----------------------      -----------------------
                                 Amount        Percent        Amount        Percent        Amount        Percent
                               ----------      -------      ----------      -------      ----------      -------
Mortgage loans ...........     $  479,042       0.81%       $        0       0.00%       $   41,129       0.07%
Consumer loans ...........          5,857       0.18                 0       0.00                 0       0.00
Real estate construction..        586,923       3.82           767,237       5.00           550,022       3.58
Home equity loans ........         24,813       0.35            19,219       0.27            27,141       0.39
NOW line of credit loans..          1,194       1.04                 0       0.00                 0       0.00
                               ----------       ----        ----------       ----        ----------       ----
        Total loans ......     $1,097,829       1.30%       $  786,456       0.93%       $  618,292       0.73%
                               ==========       ====        ==========       ====        ==========       ====

Non Accrual Loans                                Amount       Number
- -----------------                                --------     ------
Mortgage loans............................       $ 41,129       1
Construction loans........................        600,142       5
All other loans...........................         27,141       1
                                                 --------      --
        Total non-accrual loans...........       $668,412       7

         Total loans past due 31 days or more on March 31, 1996 were $2,502,577 or 2.95 percent of total loans. The total non accrual loans totalling $668,412 represents 0.79 percent of total loans.

         The following table sets forth reserves for losses as of March 31, 1996 with activity from January 1, 1995 through March 31, 1996. Also a calculation of reserve adequacy is presented.

Reserve balances at January 1, 1995 ..............................   $ 1,658,784
    Total charge offs against reserves ...........................         9,188
    Total recoveries to reserves .................................           600
                                                                     -----------
Reserve balances at March 31, 1996 ...............................   $ 1,650,196

Calculation of reserve adequacy:
- --------------------------------
Specific reserves ................................................   $  (145,568)
General reserves for "passing assets" at March 31, 1996 ..........      (917,300)
General reserves for "special mention assets" at March 31, 1996 ..       (53,400)
General reserves for "substandard assets" as of March 31, 1996 ...      (248,200)
General reserves for "doubtful assets" as of March 31, 1996 ......             0
General reserves for "loss assets" as of March 31, 1996 ..........             0
                                                                     -----------
Excess/(deficiency) in reserves for losses .......................   $   285,728

         The following table presents the allocation of the reserve for loan losses:

                                           March 31, 1996              September 30, 1995            September 30, 1994
                                      ------------------------      ------------------------      ------------------------
                                        Amount         Percent        Amount         Percent        Amount         Percent
                                      ----------       -------      ----------       -------      ----------       -------
Cash and investments.............     $   12,200         0.74%      $    5,600         0.34%      $    9,200         0.46%
Mortgage residential loans.......        180,700        10.95          200,200        12.05          215,800        10.74
Non residential mortgage loans...        215,200        13.04          232,500        13.99          282,300        14.04
Real estate construction.........        525,200        31.83          247,300        14.88           84,600         4.21
Consumer & home equity...........        135,000         8.18           88,900         5.35           30,400         1.51
Commercial/LOC/land and lot......        296,200        17.95          237,200        14.27          120,600         6.00
Real estate owned (REO)..........              0         0.00            3,800         0.23          386,700        19.24
Unallocated......................        285,700        17.31          646,300        38.89          880,600        43.80
                                      ----------       ------       ----------       ------       ----------       ------
  Total allowance................     $1,650,200       100.00%      $1,661,800       100.00%      $2,010,200       100.00%
                                      ==========       ======       ==========       ======       ==========       ======

         ASSET AND LIABILITY MANAGEMENT. Utah Federal's results of operations depend substantially on the net interest margin. The net interest margin is affected by general economic conditions, competition in the marketplace, market interest rates, and the mix, repricing, and maturity characteristics of Utah Federal's assets and liabilities. An effort during the past two years to restructure the loan mix more heavily into residential construction lending has had a significant positive impact on earnings. For example, since July 1994 total construction loans outstanding totalling $6,343,000 have risen to over $15,000,000 at March 31, 1996. This $8.6 million increase reflects an average increase in yields of construction loans compared to long-term mortgage loans of
2.75 percent, which equates to an annual increase in income of approximately $236,500.

         Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (primarily loans and investment securities) and liabilities (primarily deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given period of time.

         As a general rule, in periods of falling interest rates, banks with positive interest sensitivity GAPs are susceptible to a decline in net interest income. In periods of rising interest rates, savings associations with negative interest sensitivity GAPs are likely to experience declines in net interest income. The actual effect that rising and falling interest rates have on Utah Federal's net interest income depends, however, not only on the interest sensitivity GAP, but also the relative changes in interest rates that occur when assets and liabilities are repriced, unscheduled repayments of loans, early withdrawals of deposits and other factors.

         Traditionally, thrift institutions have had a negative interest sensitivity one-year GAP. As of March 31, 1996, Utah Federal had a positive interest sensitivity one-year GAP of $8,677,000, or 89.7 percent, from a marketed position of 100 percent and thus is most vulnerable to falling interest rates. Utah Federal's positive GAP is primarily due to its variable rate investments, particularly $19,237,000 in variable rate mortgage backed securities, and its short term and variable rate lending programs, particularly $15.0 million in construction loans which are variable rate loans tied to prime. Utah Federal's management attempts to limit exposure to interest rate risk by maintaining a balance sheet posture such that net interest income is not significantly affected by market fluctuations in interest rates. Utah Federal utilizes interest rate sensitivity GAP reports in conjunction with modeling to measure the effects of varying interest rate scenarios and balance sheet strategies on net interest income.

         Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The following table sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at March 31, 1996, and the differences between them for the maturity or repricing periods indicated.

                                                    Variable                  Fixed Rate   Fixed Rate    Fixed Rate  Fixed Rate
                                      GL Balance      Rate       Non Rate       0-6 Mo.     6-12 Mo.      12-36 Mo.  Over 36 Mo.
                                      ----------    --------     --------     ----------   ----------    ----------  -----------
Investments .......................    $ 14,527      $ 9,538     $    527      $  4,289      $     0      $   173      $     0
Mortgage-backed securities ........      19,671       19,237            0             0            0            0          434
Mortgage loans ....................      74,465       43,868          717         1,683        1,540        6,146       20,530
Other loans .......................      10,274          287           27         2,713          678        2,863        3,705
   Less reserves ..................      (1,650)           0       (1,650)            0            0            0            0
Other assets/REO ..................       5,944            0        5,944             0            0            0            0
                                       --------      -------     --------      --------      -------      -------      -------
   Total assets ...................    $123,231      $72,910     $  5,565      $  8,686      $ 2,219      $ 9,183      $24,668
                                       ========      =======     ========      ========      =======      =======      =======
Savings deposits ..................      16,704       16,704            0             0            0            0            0
Checking/NOW deposits .............      10,511            0        3,711             0            0            0        6,800
Certificates deposits .............      83,042          866            0        38,632       18,464       15,445        9,635
Borrowed funds ....................          27            0            0             1            1            4           21
Other liabilities .................       2,116          480        1,636             0            0            0            0
Equity accounts ...................      10,381            0       10,381             0            0            0            0
                                       --------      -------     --------      --------      -------      -------      -------
    Total liabilities and equity ..    $123,231      $18,050     $ 16,178      $ 38,633      $18,465      $15,449      $16,456
                                       ========      =======     ========      ========      =======      =======      =======
Net difference ....................           0       54,870      (10,613)      (29,947)      (6,246)      (6,266)       8,212
GAP position by window ............                    403.9%        34.4%         22.5%        12.0%        59.4%       149.9%

Twelve month rate sensitive GAP = asset sensitive $8,677,000 or 89.66 percent

         INVESTMENT ACTIVITIES. Utah Federal has adopted, as required, Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement requires investment securities to be segregated as trading securities, held to maturity, or available-for-sale based upon managements intent as to the ultimate disposition of each investment acquired. Utah Federal's current policy does not allow for the acquisition of trading securities. Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the intent and ability to hold such securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity.

         As of March 31, 1996, Utah Federal's investment portfolio included $14,862,000 of held-to-maturity investments (with a fair market value of $15,045,250), $5,277,500 of available-for-sale investments and no trading account securities. SFAS No. 115 has not had any material effect on Utah Federal's financial statements or its federal tax liability.

         The investment policy of Utah Federal is reviewed by the investment committee and reviewed and approved annually by the Utah Federal Board. The most recent review and approval was at March 20, 1996. It has been the policy of Utah Federal to maintain relatively high levels of liquidity to meet construction loan funding needs during peak lending periods. At March 31, 1996, Utah Federal had unfunded loan commitments of $20,571,000.

         The following table sets forth the investment securities portfolio of Utah Federal at carrying book value and market value at the dates indicated. The carrying value and market value of the available for sale securities is the same.

                                      March 31, 1996                 September 30, 1995              September 30, 1994
                                 --------------------------     ---------------------------     ---------------------------
                                 Carrying       Est. Market      Carrying       Est. Market      Carrying       Est. Market
                                   Value           Value           Value           Value           Value           Value
                                -----------     -----------     -----------     -----------     -----------     -----------
Available for Sale:
FHLMC & FNMA mortgage-
  backed securities .........   $ 5,104,232     $ 5,104,232     $   120,964     $   120,964     $   124,486     $   124,486

Held to Maturity:
- -----------------
Government Agencies (SBA) ...       702,819         719,505         770,630         797,531         926,944         940,146
FHLMC & FNMA mortgage-
  backed securities .........    13,429,901      13,561,898      22,845,801      23,031,255      28,020,820      27,566,872
GNMA mortgage-backed
  securities ................       434,320         468,844         492,407         524,735         586,729         609,962
                                -----------     -----------     -----------     -----------     -----------     -----------
Total investment securities..   $19,671,272     $19,854,479     $24,229,803     $24,474,485     $29,658,979     $29,241,466
                                ===========     ===========     ===========     ===========     ===========     ===========

         The following table sets forth the maturities of the investment securities portfolio of Utah Federal at carrying book value, the average repricing period, and weighted average yield at March 31, 1996.

                                                  Less than 20 Years         More than 20 Years
                                                ----------------------   ---------------------------
                                                Carrying     Weighted      Carrying        Weighted    Average Repricing
                                                  Value     Avg. Yield      Value         Avg. Yield   Period in Months
                                                --------    ----------   -----------      ----------   -----------------
Available for Sale:
- -------------------
FHLMC & FNMA mortgage-
   backed securities...................            $ 0         0.00%     $ 5,104,232         7.213%       5.8 months

Held to Maturity:
- -----------------
Government Agencies (SBA)..............              0         0.00          702,819         6.983        9.9 months
FHLMC & FNMA mortgage-
   backed securities...................              0         0.00       13,429,901         7.390        5.3 months
GNMA mortgage-backed
   securities..........................              0         0.00          434,320         9.316       277.5 months
                                                   ---         ----      -----------         -----       ------------
   Total investment securities.........            $ 0         0.00%     $19,671,272         7.465%       10.2 months
                                                   ===         ====      ===========         =====       ============

         SOURCES OF FUNDS. Utah Federal derives funds principally from customer deposits, payments on loans and mortgage backed securities, and net income. A credit line is also available at the Federal Home Loan Bank of Seattle ("FHLB").

         Utah Federal offers various types of deposit accounts, including business checking, personal NOW checking, money market investment accounts, statement savings and a variety of IRA and regular certificate accounts. Deposit accounts vary as to terms, with the principal differences being minimum balance required, the time period the funds must remain on deposit and the interest rate paid. Utah Federal does not utilize "brokered deposits," but relies upon its own origination of deposits through a strategy that employs superior personalized customer service, referrals and occasional advertising promotions. From 1994 through March 31, 1996, total deposits consistently increased, with the growth primarily occurring in the certificates of deposits and the non-interest bearing accounts.

         The following tables set forth the average amount of and the average rate paid on certain types of deposit accounts by Utah Federal at the dates indicated.

                                          March 31, 1996              September 30, 1995            September 30, 1994
                                     -------------------------     -------------------------     ------------------------
                                        Amount         Percent        Amount         Percent        Amount        Percent
                                     ------------      -------     ------------      -------     ------------     -------
Interest-bearing demand..........    $  6,606,801        5.99%     $  6,269,027        5.75%     $  7,746,787       7.26%

Savings & money market...........      16,897,409       15.33        17,385,501       15.95        18,932,968      17.73

Certificates of deposit..........      83,041,636       75.32        82,238,342       75.46        79,377,150      74.35

Non-interest-bearing demand......       3,711,070        3.36         3,096,950        2.84           708,384       0.66
                                     ------------      ------      ------------      ------      ------------     ------
   Total deposits................    $110,256,916      100.00%     $108,989,820      100.00%     $106,765,289     100.00%
                                     ============      ======      ============      ======      ============     ======

         The following table sets forth the amount of Utah Federal's certificates of deposit by time remaining until maturity as of March 31, 1996.

           Maturity Period                                Amount      Avg. Rate
           ---------------                             -----------    ---------
           Three months or less......................  $22,034,244         5.95%
           Over three through six months.............   17,129,291         5.67
           Over six through 12 months................   18,696,490         5.81
           Over twelve through 24 months.............   11,330,420         5.98
           Over twenty four months...................   13,851,191         6.40
                                                       -----------         ----
                   Total certificates................  $83,041,636         5.95%
                                                       ===========         ====

         BORROWINGS. Utah Federal has a credit line with the FHLB that is available to supplement its supply of lendable funds and to meet liquidity requirements. Advances from the FHLB are secured by Utah Federal's stock in the FHLB and by certain mortgage backed securities and loans. The rates on these advances vary from time to time in response to general economic conditions. At March 31, 1996, Utah Federal had no borrowings against its FHLB credit line. Utah Federal's current available line of credit with the FHLB is 15 percent of assets, or $18,485,000 at March 31, 1996. Utah Federal has no unsecured federal funds credit lines with other banks as of March 31, 1996.

SUPERVISION AND REGULATION

         GENERAL. Utah Federal, as a federally-chartered savings association, is subject to examination and supervision by the OTS, which is also its primary regulator. Utah Federal is further subject to (1) regulation and examination by the FDIC, which insures the deposits of Utah Federal through the SAIF to the maximum extent permitted by law, and (2) certain requirements established by the Federal Reserve Board. In addition, Utah Federal is subject to regulation incidental to its membership in the FHLB. The lending, investment, and other business activities of Utah Federal must comply with various federal laws and regulatory requirements, including requirements governing such matters as capital standards, reserves against deposits, timing of the availability of deposited funds, nature and amount of and collateral for loans, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. The laws and regulations governing Utah Federal generally have been promulgated to protect depositors and the SAIF and not for the purpose of protecting stockholders of such institutions or their holding companies.

         The description of statutes and regulations applicable to savings associations set forth in this Proxy Statement/Prospectus does not purport to be a complete description of the statutes and regulations mentioned or of all such statutes and regulations.

         OTS ENFORCEMENT AUTHORITY. The OTS has extensive enforcement authority over all savings associations. This authority includes, without limitation, the ability to (1) assess civil money penalties, (2) issue cease-and-desist or removal orders, and (3) initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Except under certain circumstances, Federal law requires public disclosure of final enforcement actions by the OTS.

         Grounds for appointment of a conservator or receiver for a savings association on the basis of an institution's financial condition include: (1) insolvency, meaning that the assets of the association are less than its liabilities to depositors and others; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) likelihood that the association will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (5) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all capital with no reasonable prospect of replenishment of capital without federal assistance.

         LOANS-TO-ONE BORROWER. Utah Federal is subject to limitations on the aggregate amount of loans that it can make to any one borrower. For purposes of these rules, the term "borrower" includes (1) the person named as borrower or debtor on the loan and (2) all other persons, including drawers, endorsers or guarantors, (a) deemed to directly benefit from the loan proceeds or (b) when a common enterprise is deemed to exist between the named debtor and such person. Applicable regulations generally do not permit loans-to-one borrower to exceed 15 percent of unimpaired capital and surplus; however, loans in an amount equal to an additional 10 percent of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. In certain circumstances, as set forth in OTS regulations, loans to more than one borrower must be combined for purposes these limitations. The OTS by regulation has amended the loans-to-one borrower rules applicable to savings associations, such as Utah Federal, to permit savings associations meeting certain requirements, including fully phased-in capital requirements, to extend loans-to-one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. As of March 31, 1996, Utah Federal was in compliance with applicable loans-to-one-borrower requirements.

         REGULATION OF MANAGEMENT. Federal law (1) provides for the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency, (2) places restraints on lending by an institution to its executive officers, directors, or principal shareholders, and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

         INSURANCE OF ACCOUNTS. The FDIC administers two separate deposit insurance funds: the BIF, which insures commercial bank deposits and some savings bank deposits, and the SAIF, which insures most savings association deposits. The deposits of Utah Federal are insured up to $100,000 per insured member (as defined by law and regulation) by the SAIF and are backed by the full faith and credit of the United States Government. Utah Federal pays deposit insurance premiums to the FDIC based on an assessment rate schedule established by the FDIC.

         As required by the Federal Deposit Insurance Improvement Act of 1991 ("FDICIA"), the FDIC, adopted a risk-based deposit insurance system. Under this risk-related insurance assessment system, an institution with deposits insured by the SAIF, such as Utah Federal, is currently required to pay an assessment ranging from $0.23 to $0.31 per $100 of deposits based on the institution's risk classification. The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C' (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

         Depository institutions with BIF-insured deposits, currently pay an assessment to the BIF ranging from $0.0 to $0.27 per $100 of deposits based on the institution's risk classification. Banks at the zero assessment rate pay only the statutory minimum of $2,000 for deposit insurance. It is estimated that over 90 percent of BIF insured institutions will pay only the statutory minimum for their deposit insurance. This new assessment range does not apply to institutions whose deposits are insured by the SAIF, such as Utah Federal. Utah Federal will continue to pay assessments based on the $0.23 to $0.31 assessment range on its deposits, and will be at competitive disadvantage with respect to BIF-insured institutions.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings associations, such as Utah Federal, are required to maintain minimum levels of regulatory capital.

         Savings associations must satisfy three different OTS capital requirements. Under these standards, savings associations must maintain: (1) "tangible" capital equal to at least 1.5 percent of adjusted total assets, (2) "core" capital equal to at least 3.0 percent of adjusted total assets (although most savings associations must generally have core capital equal to at least 4.0 percent of adjusted total assets); and (3) "total" capital equal to 8.0 percent of "risk- weighted" assets. For purposes of the regulation, "core capital" is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of a savings association's intangible assets, although limited exceptions to the deduction of intangible assets are provided for purchase mortgage servicing rights and certain other intangibles. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights.

         Both core and tangible capital are also reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible for national banks (with certain exceptions such as when the subsidiaries are engaged in activities undertaken as agent for customers or in mortgage banking activities).

         A savings association is allowed to include both core capital and supplementary capital in the calculation of its total capital for purposes of the risk-based capital requirements, as long as the amount of supplementary capital included does not exceed the savings association's core capital. Supplementary capital consists of (1) certain capital instruments that do not qualify as core capital and (2) general valuation loan and lease loss allowances up to a maximum of 1.25 percent of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risk inherent in the type of assets. The risk weights range from 0.0 percent to 100 percent.

         Off-balance sheet items also are adjusted to take into account certain risk characteristics. Under the risk- based capital standard, savings associations are required to maintain a ratio of total capital to risk-weighted assets of at least 8.0 percent.

         The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations. Implementation of the regulation has been delayed.

         Utah Federal is currently in compliance with each of the OTS's capital requirement. As of March 31, 1996, Utah Federal has tangible capital equal to
8.79 percent of adjusted total assets, core capital equal to 8.79 percent of adjusted capital assets and total capital equal to 16.64 percent of risk-weighted assets.

         PROMPT CORRECTIVE ACTION. Under FDICIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. In September 1992, the federal banking agencies adopted substantially similar regulations, which became effective on December 19, 1992, intended to implement this prompt corrective action system. Under the regulations, an institution is (1) "well capitalized" if it has a total risk-based capital ratio of 10.0 percent or more, a Tier I risk-based capital ratio of 6.0 percent or more, a Tier I leverage capital ratio of 5.0 percent or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (2) "adequately capitalized" if it has a total risk-based capital ratio of 8.0 percent or more, a Tier I risk-based capital ratio of 4.0 percent or more, a Tier I leverage capital ratio of 4.0 percent or more (3.0 percent under certain circumstances) and does not meet the definition of "well capitalized;"

(3) "undercapitalized" if it has a total risk-based capital ratio of under 8.0 percent, a Tier I risk-based capital ratio of under 4.0 percent and a Tier I leverage capital ratio of under 4.0 percent (3.0 percent under certain circumstances); (4) "significantly undercapitalized" if it has a total risk-based capital ratio of under 6.0 percent, a Tier I risk-based capital ratio of under 3.0 percent, a Tier I leverage capital ratio of under 3.0 percent; and
(5) "critically undercapitalized" if it has a ratio of tangible equity to total assets of 2.0 percent or less.

         Undercapitalized institutions are subject to certain prompt corrective requirements, regulatory controls and restrictions which become more extensive as the institution becomes more severely undercapitalized.

         LIQUIDITY REQUIREMENTS. Federal law and regulations currently require all savings associations such as Utah Federal to maintain, for each calendar month, an average daily balance of liquid assets equal to five percent of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less.

         Liquid assets for purposes of this ratio include specified short-term assets (e.g., cash, certain time deposits, certain banker's acceptances and short-term United States Government obligations), and long-term assets (e.g., United States Government obligations of more than one and less than five years and state agency obligations with a minimum term of 18 months). Short-term liquid assets currently must constitute at least 1.0 percent of an association's average daily balance of net withdrawable deposit accounts and current borrowings. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

         Utah Federal is currently in compliance with the foregoing requirements.

         QUALIFIED THRIFT LENDER TEST. In order to avoid certain restrictions on their operations, all savings associations, such as Utah Federal, are required to meet a qualified thrift lender ("QTL") test. Generally, in order to meet the test, an association must have at least 65 percent of specified assets in qualified thrift investments. Qualified thrift investments are specified investments generally related to domestic residential real estate. Any savings association that fails to meet the QTL test must convert to a bank charter or be subject to bank-like restrictions on its activities, unless it requalifies as a QTL within certain time limits.

         At March 31, 1996, approximately 87 percent of Utah Federal's assets were invested in qualified thrift investments, which was in excess of the percentage required to qualify Utah Federal under the QTL test in effect at that time.

         RESTRICTIONS ON CAPITAL DISTRIBUTIONS. OTS regulations limit the ability of savings associations such as Utah Federal to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their OTS capital requirements. Under current OTS regulations, a savings association that exceeds its OTS regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) and has not been advised by the OTS that it is in need of more than normal supervision may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100 percent of its income during the calendar year plus the amount that would reduced by one-half its "surplus capital ratio" (the institution's excess capital over its capital requirements) at the beginning of the calendar year or (ii) 75 percent of its net income over the most recent four-quarter period. In addition, such institution may make capital distributions in excess of the foregoing limits if the OTS does not object within a 30-day period following notice by the institution.

         FEDERAL HOME LOAN BANK SYSTEM. Utah Federal is a member of the FHLB of Seattle, which is one of the 13 regional FHLBs that administer the home financing credit functions of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At March 31, 1996, Utah Federal had no advances from the FHLB of Seattle.

         As a member, Utah Federal is required to purchase and maintain stock in the FHLB of Seattle in an amount equal to at least 1.0 percent of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At March 31, 1996, Utah Federal had approximately $4 million in FHLB stock, which was sufficient to remain in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. Dividends paid by the FHLB of Seattle to Utah Federal for the years ended September 30, 1995, and September 30, 1994, totalled $234,500 and $306,800, respectively.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts). Currently, reserves of 3.0 percent must be maintained against total transaction accounts of $52.0 million or less, plus 10.0 percent on amounts in excess of such amount. Institutions may designate and exempt $4.3 million of certain reservable liabilities. These amounts and percentages are subject to adjustment by the Federal Reserve Board.

         Numerous other regulations promulgated by the Federal Reserve Board affect Utah Federal's business operations. These include regulations relating to equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings and availability of funds.

         The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The agencies evaluate an institution's CRA performance based on a four-tiered descriptive rating system and are required to make public an institution's rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial noncompliance.

         Many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics, including the competitive environment in which it operates. The evaluation does not rely on absolute standards and the institutions are not required to perform specific activities or to provide specific amounts or types of credit.

         On June 26, 1995, Utah Federal received a "satisfactory" rating from the OTS.

         RECENT AND PROPOSED FEDERAL LEGISLATION.

         Federal legislation was enacted in 1994 which will repeal, effective June 1, 1997, certain restrictions on the establishment of interstate branches by national banks and state-chartered banks. In addition, banks holding companies are now generally permitted to buy banks in any state. The effect of this legislation is generally to increase competition in the financial institution industry, since it increases the ability of large banks to expand the geographic scope of their business.

         Various proposals have been introduced in Congress which would attempt to eliminate or reduce the current disparity between BIF deposit insurance assessment rates and SAIF deposit insurance assessment rates. Among other things, it has been proposed that a one-time special assessment be imposed on SAIF-insured institutions such as Utah Federal in order to recapitalize the SAIF. No assurance can be given as to whether, when or in what form legislation relating to the SAIF will be enacted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included as "APPENDIX E - FINANCIAL STATEMENTS OF UTAH FEDERAL SAVINGS BANK" hereto and with reference to the discussion of the operations and other financial information presented elsewhere in this Proxy Statement/Prospectus.

         GENERAL. Utah Federal's business consists primarily of attracting deposits from the public and originating residential, real estate and construction loans. Beginning in 1992, Utah Federal made a conscious effort to modify its traditional loan portfolio mix and undertook to increase its levels of residential construction, home equity and consumer lending, while maintaining its traditional long-term residential mortgage lending. Construction and home equity lending generally pay higher rates of interest but also entail additional risk as compared with long-term residential mortgage lending. Construction loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, home equity lending involves loans secured by second mortgages incurred by consumers borrowing against the equity in their homes.

         Utah Federal's net income is derived principally from net interest income. Utah Federal exceeded all of its regulatory capital requirements at March 31, 1996.

         NET INTEREST INCOME. The primary component of Utah Federal's net income is net interest income, which is the difference between interest and fees earned on earning assets and interest paid on interest-bearing deposits and borrowed funds. Net interest income, when expressed as a percentage of total average earning assets, is referred to as the net interest margin. Net interest income is affected by changes in the amount of earning assets and interest-bearing liabilities; these are referred to as volume changes. It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds; these are referred to as rate changes.

         ANALYSIS OF INTEREST CHANGES DUE TO VOLUME AND RATES. The following table sets forth changes in interest income and interest expense for each major category of earning assets and interest-bearing liabilities and the amount of change attributed to volume and rate changes for the periods indicated. Changes not due entirely to changes in volume or rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                  Six Months Ended March 31, 1996
                                                    Compared to Six Months Ended
                                                           March 31, 1995
                                                  -------------------------------
                                                    Volume      Rate      Total
                                                    ------     -----      -----
                                                           (in thousands)
Interest income:
  Loans receivable ............................     $ 404      $ 262      $ 666
  Mortgage-backed securities ..................      (192)       108        (86)
  Investment securities .......................         9         22         31
  Other interest-bearing assets ...............       (75)       (35)      (110)
                                                    -----      -----      -----
        Total change in interest income .......       144        357        501
Interest expense:
  Interest-bearing deposits ...................        75        363        438
  Borrowed money ..............................       (22)        (5)       (27)
                                                    -----      -----      -----
        Total change in interest expense ......        53        358        411
                                                    -----      -----      -----
Increase (decrease) in net interest income ....     $  91      $  (1)     $  90
                                                    =====      =====      =====

                                                    Year Ended September 30, 1995
                                                       Compared to Year Ended
                                                         September 30, 1994
                                                  ---------------------------------
                                                  Volume         Rate        Total
                                                  -------      -------      -------
                                                            (in thousands)
Interest income:
  Loans receivable ..........................     $   850      $   169      $ 1,019
  Mortgage-backed securities ................         (43)         463          420
  Investment securities .....................         (40)         (58)         (98)
  Other interest-bearing assets .............        (332)         (94)        (238)
                                                  -------      -------      -------
    Total change in interest income .........        (435)         668        1,103
                                                  -------      -------      -------
Interest expense:
  Interest-bearing deposits .................         (40)         343          303
  Borrowed money ............................         (88)          (1)         (89)
                                                  -------      -------      -------
    Total change in interest expense ........        (128)         342          214
                                                  -------      -------      -------
Increase (decrease) in net interest income ..     $   563      $   326      $   889
                                                  =======      =======      =======

         ANALYSIS OF AVERAGE BALANCES AND NET INTEREST MARGIN. The following tables set forth information regarding average balances of assets and liabilities, as well as the dollar amounts of shareholders' equity, interest income and interest expense, average yields and rates and net interest margin for the six months ended March 31, 1996, and 1995, and the years ended September 30, 1995, and 1994.

                                                                           Six Months Ended March 31,
                                               -------------------------------------------------------------------------------------
                                                                1996                                          1995
                                               ---------------------------------------      ----------------------------------------
                                               Average                                       Average
                                               Balance        Interest      Yield/Cost       Balance        Interest      Yield/Cost
                                               --------       --------      ----------      --------        --------      ----------
Interest-earning assets:
  Loans receivable......................       $ 86,271        $3,967          9.20%        $ 73,501         $3,301           8.98%
  Mortgage-backed securities............         21,951           715          6.51           28,553            801           5.61
  Investment securities.................          3,922           143          7.29            3,672            112           6.10
  Other interest-earning assets.........          6,825           176          5.16            9,496            286           6.04
                                               --------        ------                       --------         ------
  Total interest-earning assets.........       $118,969        $5,001          8.41         $115,195         $4,500           7.81
                                               ========        ======                       ========         ======
Interest-bearing liabilities:

  Interest-bearing deposits.............       $109,623         2,883          5.17          106,662          2,395           4.49
  Borrowed money........................            103             5          7.69              834             32           7.67
                                               --------        ------                       --------         ------
                                               $109,753         2,838          5.17         $107,496          2,427           4.52
                                               ========                                     ========
Net interest income.....................                       $2,163                                        $2,073
                                                               ======                                        ======
Interest rate spread....................                                       3.24                                           3.29
                                                                             ======                                         ======
Net yield on average
  interest-earning assets...............                                       3.64                                           3.60
                                                                             ======                                         ======
Interest-earning assets to
  interest-bearing liabilities..........                                     108.40%                                        107.46%
                                                                             ======                                         ======

                                                                        Fiscal Year Ended September 30
                                               -------------------------------------------------------------------------------------
                                                              1995                                          1994
                                               ---------------------------------------      ----------------------------------------
                                               Average                                       Average
                                               Balance        Interest      Yield/Cost       Balance        Interest      Yield/Cost
                                               --------       --------      ----------      --------        --------      ----------
Interest-earning assets:

  Loans receivable......................       $ 79,311        $7,198          9.08%        $ 69,949         $6,179           8.83%
  Mortgage-backed securities............         26,945         1,666          6.18           27,910          1,246           4.46
  Investment securities.................          3,733           235          6.30            4,237            333           7.86
  Other interest-earning assets.........          8,311           402          4.84           17,288            640           3.70
                                               --------        ------        ------         --------         ------
  Total interest-earning assets.........       $118,300        $9,501          8.03         $119,384         $8,398           7.03
                                               ========        ======                       ========         ======
Interest-bearing liabilities:

  Interest-bearing deposits.............       $107,878         5,073          4.70          108,801          4,770           4.38
  Borrowed money........................            487            37          7.60            1,608            126           7.84
                                               --------        ------                       --------         ------
                                               $108,365         5,110          4.71         $110,409          4,896           4.43
                                               ========                                     ========
Net interest income.....................                       $4,391                                        $3,502
                                                               ======                                        ======
Interest rate spread....................                                       3.32                                           2.60
                                                                             ======                                         ======
Net yield on average
  interest-earning assets...............                                       3.71                                           2.93
                                                                             ======                                         ======
Interest-earning assets to
  interest-bearing liabilities..........                                     109.17%                                        108.13%
                                                                             ======                                         ======

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1996, AND
1995

         GENERAL. Net income for the six months ended March 31, 1996, was $747,000, or $7.40 per share, an increase of $300,000 or 67.11 percent, as compared to $447,000 or $4.47 per share, for the same period in 1995. Return on average assets for the six months ended March 31, 1996 was 1.21 percent as compared to 0.75 percent for the same period in 1995. Return on average equity also increased to 14.23 percent for the six months ended March 31, 1996, as compared to 9.83 percent for the same period in 1995. The increases in net income, return on average assets and return on average equity were principally due to higher market interest rates that prevailed throughout 1995, a substantial increase in the volume of mortgage and construction loans closed, the majority of which were sold into the secondary market and the significant shift to higher rate construction and home equity loans in the loan portfolio mix. Additionally, the lag effect from the downward repricing of deposit liabilities during the previous several quarters lowered the cost of funds and increased the net interest margin and net income.

         NET INTEREST INCOME. Total interest income for the six months ended March 31, 1996, was $5,556,000, an increase of $912,000 or 19.64 percent, from $4,644,000 for the same period in 1995. Asset yields increased 60 basis points to 8.41 percent in the six months ended March 31, 1996, from 7.81 percent in the same period of 1995. This is a result of an increase in market interest rates, changes in the loan mix and repricing of liabilities as described in the preceding paragraph.

         Total interest expense for the six months ended March 31, 1996, was $2,838,000, an increase of $411,000 or 16.93 percent from 2,427,000 for the same period in 1994. The increase in interest expense resulted from the higher rates paid on all deposits as market interest rates increased. Rates paid on total interest-bearing liabilities rose 65 basis points to 5.17 percent for the six months ended March 31, 1996, from 4.52 percent for the same period in 1995. For further discussion of Utah Federal's interest sensitivity see "INFORMATION CONCERNING UTAH FEDERAL -- Business -- Asset and Liability Management."

         Overall net interest income (not including fees on loans) increased $502,000, while the net interest margin decreased to 3.24 percent in the six months ended March 31, 1996, from 3.29 percent in the same period of 1995. Utah Federal's interest sensitive assets exceed interest sensitive liabilities, which in the higher interest rate environment of the six months ended March 31, 1995, contributed to a greater increase in interest income than the increase in interest expense.

         PROVISION FOR LOAN LOSSES. For the six months ended March 31, 1996, and 1995, there was no addition to the allowance for loan losses. Utah Federal's allowance for loan losses was $1,650,000 (1.95 percent of total loans) at March 31, 1996, compared to $1,659,000 (2.16 percent of total loans) at March 31, 1995. This small change is due to charge-offs of $9,000. No additional provisions for loan losses have been expensed during the six month period ended March 31, 1996.

         OTHER INCOME. Other operating income for the six months ended March 31, 1996, was $544,000, an increase of $91,000 or 20.09 percent from $453,000 for the same period in 1995. The increase was due to an increase of $188,000 from gains on the sale of loans into the secondary market, which increase was partially offset by a decrease of $109,000 resulting from the recognition of a prior period tax settlement.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased by $81,000 to $2,057,000 for the six months ended March 31, 1996, compared to $1,976,000 for the same period in 1995. The increase was primarily caused by an increase in salaries and employee benefits of $76,113 and an increase in occupancy expense of $70,000. Such increases were partially offset by a decrease of $98,000 in other expenses, primarily resulting from tighter expense controls and decreases in real estate holdings and their resultant costs.

         PROVISION FOR INCOME TAXES. The provision for income taxes was $458,000 for the six months ended March 31, 1996, compared to $248,000 for the same period in 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995, AND 1994

         GENERAL. Utah Federal's net income for the year ended September 30, 1995, was $1,370,000, or $13.65 per share. This represented an increase of $235,000, or 20.70 percent, as compared to $1,135,000, or $11.35 per share, for fiscal 1994. Return on average assets was 1.13 percent in fiscal 1995 compared with 0.92 percent in fiscal 1994. Return on average equity was 14.35 percent in 1995 compared to 13.50 percent for 1994. The increases in net income, return on average assets and return on average equity were principally due to higher market interest rates that prevailed throughout fiscal 1995 and, to a lesser degree, an increase in interest-earning assets. Offsetting a portion of the greater net interest income was an increase in general and administrative expenses, primarily salaries and employee benefits.

         NET INTEREST INCOME. Total interest income for the year ended September 30, 1995, was $10,002,000, an increase of $1,330,000, or 15.34 percent, from
$8,672,000 for fiscal 1994. This increase was principally due to an increase of $9,362,000 in average loans receivable and higher yields on most interest-earning assets. Asset yields increased 100 basis points to 8.03 percent for 1995 from 7.03 percent in fiscal 1994 as interest rates increased and as a result of the change in Utah Federal's loan portfolio mix to include the higher risk and higher margin construction and home equity lending.

         Total interest expense for the year ended September 30, 1995, was $5,110,000, an increase of $214,000 or 4.37 percent from $4,896,000 for 1994.
The increase in interest expense resulted from the higher rates paid on all deposits as market interest rates increased. Rates paid on total interest-bearing liabilities rose 28 basis points to 4.71 percent for 1995 from
4.43 percent for 1994.

         Overall net interest income increased $1,116,000 and the net interest margin increased to 3.32 percent for 1995 from 2.60 percent in 1994. Utah Federal's interest sensitive assets exceed interest sensitive liabilities, which in the higher interest rate environment of 1995 contributed a greater increase in interest income than the increase in interest expense. Additionally, the increase in yields on earning assets exceeded the increase in rates paid on interest-bearing liabilities.

         PROVISION FOR LOAN LOSSES. For the year ended September 30, 1995, and 1994, there was no provision for loan losses. Utah Federal's allowance for loan losses was $1,661,841 (1.86 percent of total loans) at September 30, 1995, compared to $1,677,000 (2.37 percent of total loans) at September 30, 1994. This small change is due to net charge-offs of $15,000.

         OTHER INCOME. Other income decreased by $186,000 from $1,103,000 in fiscal 1994 to $917,000 in fiscal 1995. This decrease was primarily due to the recognition in 1994 of a prior period tax settlement.

         GENERAL AND ADMINISTRATIVE EXPENSE. Total general and administrative expense increased by $490,000 to $4,066,000, or 13.05 percent, for the year ended September 30, 1995, compared to $3,576,000 for the same period in 1994. The increase was primarily due to an increase in salaries and employee benefits by $473,000, which was largely a result of changing to a commission structure for compensating mortgage loan officers. The increase was partially offset by a decrease in real estate holding costs, resulting from the elimination in 1995 of the large volumes of real estate owned, and a decrease in FDIC assessments by $25,000 due to a decreased assessment rate. Data processing expenses also increased $23,000 due to a change in service bureau.

         PROVISION FOR INCOME TAXES. the provision for income taxes was $374,000 for the year ended September 30, 1995, compared to $167,000 for the same period in 1994.

LIQUIDITY AND CAPITAL REQUIREMENTS

         At March 31, 1995, Utah Federal's shareholders' equity was $10,831,000 as compared to $10,180,000 at September 30, 1995, and $8,906,000 at September 30, 1994. Net income of $747,000 for the six months ended March 31, 1996, and $1,370,000 for the year ended September 30, 1995, provided Utah Federal's capital accumulation for these periods. During the six months ended March 31, 1996, a dividend of $0.80 per share, or $80,800, was paid on Utah Federal Common Stock. During each of the years ended September 30, 1995 and September 30, 1994, a dividend of $0.60 per share, or $60,000, was paid on the Utah Federal Common Stock.

During each of the years ended September 30, 1995 and September 30, 1994, and during the first quarter of fiscal 1996, a seven percent dividend (approximately $14,000 per quarter) was paid on the Utah Federal preferred stock. In February 1996, the preferred stock was converted on a one-for-one basis into shares of Utah Federal Common Stock.

         Utah Federal is subject to capital adequacy guidelines promulgated by FIRREA. Under the guidelines savings banks must maintain certain minimum levels of tangible capital, core capital and risk-based capital as defined by the Act. Utah Federal was in compliance with all regulatory capital requirements at March 31, 1996, and all previous periods. The FIRREA requirement for tangible, core and risk-based capital is 1.5 percent, 3.0 percent and 8.0 percent of these respective capital amounts as calculated in accordance with the Act. Utah Federal's tangible, core and risk-based capital as of March 31, 1996, was 8.8 percent, 8.8 percent and 16.6 percent, respectively.

         Utah Federal's primary source of funds are from customer deposits, net income and principal and interest payments on loans. In addition, Utah Federal has a $18,485,000 credit line with the FHLB that is available to meet liquidity requirements. At March 31, 1996, there was no borrowing under such credit line. Utah Federal is required to maintain a five percent minimum level of liquid assets. As of March 31, 1996, such minimum liquidity level was $5,523,000. Utah Federal's liquid assets totaled $13,029,000 at that date, giving the Bank $7,506,000 of excess liquidity.

         At March 31, 1996, Utah Federal had commitments to fund loans totaling $20,571,000. These commitments are expected to be funded from Utah Federal's usual funding sources.

BENEFICIAL OWNERSHIP OF UTAH FEDERAL COMMON STOCK

         The following table sets forth information as of May 16, 1996, with respect to shares of Utah Federal Common Stock beneficially owned (i) by each director of Utah Federal, (ii) by all directors and executive officers of Utah Federal as a group and (iii) by all persons believed by management to own beneficially more than five percent of the Utah Federal Common Stock:

                                                              Percent of
                                                             Total Shares
                        Name                     Shares (1)  Outstanding
                        ----                     ----------  -----------
Ernest J. Miller...........................       131,609        94.68%
  P.O. Box 305
  Hyrum, UT  84319

Michael R. Garrett.........................         3,100(2)      2.18

John E. Clay...............................           100          *

Morris H. Kulmer...........................         2,000         1.4

Richard E. Myers...........................           100          *

Steven J. Thunell..........................           220          *

L. Brent Hoggan............................           400          *

Val J. Petersen............................           390          *

All directors and executive officers
  as a group (7 persons)...................       137,919        97.06

- ---------------
*        Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Utah Federal Common Stock subject to options currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding in computing the percentage of the person holding such option and the percentage of directors and executive officers as a group, but are not considered to be outstanding in computing the percentage of any other person.

(2) Includes currently exercisable stock options to purchase 3,000 shares of Utah Federal Common Stock at an exercise price of $21.00 per share, granted pursuant to the terms of a nonstatutory stock option agreement between Mr. Garrett and Utah Federal. Each stock option is accompanied by a stock appreciation right ("SAR"), which permit Mr. Garrett to surrender currently exercisable stock options for an amount equal to the "stock share amount" reduced by $49.00 (the "stock share amount" is defined as the amounts reflected in shareholders' equity accounts, as of the end of the preceding year, divided by the total number of shares of preferred and common stock outstanding). In addition, pursuant to the terms of a nonstatutory stock option voting trust agreement between Mr. Garrett and Mr. Miller, all shares of Utah Federal Common Stock issued upon exercise of any of such options will be placed in a voting trust for a term of 10 years to be voted by the voting trustee, which voting trustee is currently Mr. Miller, the majority shareholder of Utah Federal.


                    INFORMATION CONCERNING WASHINGTON MUTUAL

WASHINGTON MUTUAL

         Washington Mutual is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations.

The principal assets of WMI are its principal subsidiaries, including its bank subsidiaries, WMB and WMBfsb, and its insurance subsidiary, WM Life. Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family) and, more recently, certain commercial banking activities as discussed below. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

         Thrift institutions such as Washington Mutual traditionally have funded loans to homeowners with short-term savings deposits and borrowings. During any given time period, a large volume of savings deposits and borrowings reprice, but only a comparatively smaller volume of loans mature or reprice. As a consequence, the loans still outstanding must be financed with new or repriced liabilities bearing interest rates, which, depending on market conditions, may be considerably higher than the original rate. This mismatch between asset and liability maturities benefits a thrift institution when market interest rates fall, but adversely affects profitability when interest rates rise.

         On August 31, 1995, Washington Mutual diversified its business mix through a merger of Enterprise Bank ("Enterprise") with and into WMB. Enterprise was a Seattle-area commercial bank that focused on small- to mid- size commercial business clients. On January 31, 1996, Western of Coos Bay, Oregon merged with and into WMB. With 42 offices in 35 communities, Western was Oregon's largest community-based commercial bank. These two mergers provide Washington Mutual with access to the higher growth business segment of commercial banking.

         Because the Western merger was not completed until January 31, 1996, Western's results of operations and analysis of financial position are not included in the financial information contained in Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995. Such information regarding Western, however, is included in Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

         During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank and acquired Pacific First Bank. As a result of these business combinations, Washington Mutual became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions in Washington and Utah.

         At March 31, 1996, Washington Mutual, through its subsidiaries, operated a total of 292 financial centers and 23 loan centers. At March 31, 1996, Washington Mutual had total consolidated assets of $22.3 billion, total deposits of $11.3 billion and stockholders' equity of $1.6 billion.

         The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington, 98101, and its telephone number is (206) 461-2000.

         Certain information relating to the business, management, executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Washington Mutual is set forth in: (1) Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995; (2) Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 1996; and (3) Washington Mutual's Proxy Statement for the Annual Meeting of Stockholders held on April 16, 1996. Each of these documents is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

THE REORGANIZATION

         Washington Mutual was formed in August 1994 by WMSB, a former state-chartered savings bank, for the purpose of serving as a holding company in the reorganization of WMSB into a holding company structure. The Reorganization was completed in November 1994 through the merger of WMSB into WMB with WMB as the surviving entity. As a result of the Reorganization, Washington Mutual became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company. Because Washington Mutual owns WMB and WMBfsb, Washington Mutual is a savings and loan holding company under federal law and, as such, is subject to regulation by the OTS.

         As a result of the Reorganization, all shareholders of WMSB became shareholders of Washington Mutual. Each outstanding share of WMSB common stock was converted into one share of Washington Mutual Common Stock and each outstanding share of WMSB 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, was converted on a share-for-share basis into Washington Mutual Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, respectively, with substantially the same relative rights, privileges and preferences.

WASHINGTON MUTUAL'S PRINCIPAL OPERATING SUBSIDIARIES

WMBfsb

         WMBfsb is a federal savings bank formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMBfsb's principal business includes the traditional savings association activity of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. At March 31, 1996, WMBfsb had assets of $773.5 million and operated 23 financial centers, of which 16 are in Utah, four are in Idaho, two are in Montana and one is in Oregon, and operated one loan center in Idaho and one in Utah. WMBfsb's deposits are insured by the FDIC through the SAIF.

WMB

         WMB's principal business is providing a broad range of financial services, primarily to consumers. These services include the traditional savings bank activities of accepting deposits from the general public and making residential mortgage loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Beginning in the latter half of 1995, WMB, through its merger with Enterprise, diversified its traditional activities into commercial lending.

         On December 1, 1995, Washington Mutual, a Federal Savings Bank ("FSB"), a federally chartered savings bank subsidiary of WMB with operations in Washington and Oregon and total assets of $8,566.8 million at September 30, 1995, merged with and into WMB, with WMB as the surviving entity. At March 31, 1996, WMB had total assets of $20,613.2 million and operated 269 financial centers, of which 155 are in Washington and 114 are in Oregon, and 21 loan centers, of which 14 are in Washington and seven are in Oregon.

         WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the FDIC through the BIF and the SAIF.

WM Life

         WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

Murphey Favre, Inc.

         Murphey Favre, Inc. ("Murphey Favre") is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds. Murphey Favre has seven free-standing offices, and Murphey Favre representatives are available for consultation regularly or by appointment in many of the Company's financial centers.

Composite Research & Management Co.

         Composite Research & Management Co. ("Composite Research") is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds and offers separate investment management for large accounts. As of March 31, 1996, Composite Research had a total of $1,315.6 million in funds under management in the eight mutual funds.

                 DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK

         Washington Mutual is authorized by its Articles of Incorporation to issue up to 100,000,000 shares of Washington Mutual Common Stock and up to 10,000,000 shares of Preferred Stock, no par value per share. As of March 31, 1996, there were issued and outstanding 72,120,915 shares of Washington Mutual Common Stock, 2,752,500 shares of Series C Preferred Stock, 1,400,000 shares of Series D Preferred Stock and 1,970,000 shares of Series E Preferred Stock.

         COMMON STOCK. Each holder of Washington Mutual Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate their votes for the election of directors.

         In the unlikely event of liquidation of Washington Mutual, holders of Washington Mutual Common Stock will be entitled to receive any remaining assets of Washington Mutual, in cash or in kind, after payment of all liabilities and amounts owed with respect to Washington Mutual Preferred Stock.

         Holders of Washington Mutual Common Stock are not entitled to preemptive rights with respect to any additional shares that may be issued.

         The authorized but unissued and unreserved shares of Washington Mutual Common Stock will be available for general corporate purposes, including but not limited to possible issuance in exchange for capital notes, as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment plan, for employee benefit plans, or in a future underwritten or other public offering. Except as described above or as otherwise required to approve the transactions in which the additional authorized shares of Washington Mutual Common Stock would be issued, no shareholder approval will be required for the issuance of these shares.

         At March 31, 1996, options to purchase 1,571,874 shares of Washington Mutual Common Stock under Washington Mutual's stock option plans had been granted, but not exercised or terminated, leaving 3,155,500 shares available for further grants under such plans.

         PREFERRED STOCK. The Preferred Stock is prior to Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series C Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series C Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $2.28 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series C Preferred Stock. The Series C Preferred Stock is prior to the Washington Mutual Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series D Preferred Stock has a liquidation preference of $100.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is convertible into shares of Washington Mutual Common Stock. Dividends on the Series D Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $6.00 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series D Preferred Stock. The Series D Preferred Stock is prior to the Washington Mutual Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series E Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series E Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $1.90 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series E Preferred Stock. The Series E Preferred Stock is prior to the Washington Mutual Common Stock as dividends and liquidation, but does not confer general voting rights.

                                  LEGAL MATTERS

         The validity of the shares of Washington Mutual Common Stock to be issued in connection with the Merger will be passed upon by Foster Pepper & Shefelman, counsel to Washington Mutual. As of May 31, 1996, individual members of Foster Pepper & Shefelman owned an aggregate of 52,485 shares of Washington Mutual Common Stock, 160 shares of Series C Preferred Stock and 100 shares of Series D Preferred Stock.

                              INDEPENDENT AUDITORS

         The consolidated statements of financial position of Washington Mutual and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated in this Proxy Statement/Prospectus by reference to Washington Mutual's Annual Report to Shareholders for the year ended December 31, 1995, including the Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report with respect thereto and included in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of financial position of Utah Federal and its subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, have been audited by Jones, Jensen & Company, independent auditors, as set forth in their report with respect thereto and are included in reliance upon the authority of said firm as experts in accounting and auditing.

         It is expected that representatives of Jones, Jensen & Company will be present at the Special Meeting to respond to appropriate questions of Utah Federal Shareholders and to make a statement if they desire.

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Utah Federal Board knows of no matters to be brought before the Special Meeting other than those specifically listed in the Notice of Special Meeting of Utah Federal Shareholders. However, if any other matters should properly come before the Special Meeting, the proxy holders will vote the proxies on such matters in accordance with the determination of the Utah Federal Board. The Utah Federal Board urges each Utah Federal Shareholder, whether or not he or she intends to be present at the Special Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

                                       BY ORDER OF THE BOARD OF DIRECTORS
                                       OF UTAH FEDERAL BANK

                                       Michael R. Garrett, Chief Executive
                                       Officer and President

Ogden, Utah
_______________, 1996

                                   APPENDIX A


                              AGREEMENT FOR MERGER

         This Agreement for Merger (the "Agreement") is made and entered into as of the 29th day of February, 1996 by and among Washington Mutual, Inc., a Washington corporation ("WMI"), Washington Mutual Bank fsb, a federal savings bank ("WMBfsb"), and Utah Federal Savings Bank, a federal savings bank ("Utah Federal").

         WMBfsb is a wholly owned subsidiary of WMI. The parties desire that WMI and WMBfsb enter into a transaction with Utah Federal which will result in a merger (the "Merger") of Utah Federal with and into WMBfsb, which shall be the surviving institution.

         Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

         1. Merger. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

                 (a) Merger of Utah Federal and WMBfsb. At the Effective Time (as defined in Section 2), Utah Federal shall be merged with and into WMBfsb, with WMBfsb being the surviving institution, in accordance with the Plan of Merger by and among WMI, WMBfsb and Utah Federal substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof.

                 (b) Conversion of Utah Federal Common Stock. Subject to the provisions below and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, par value $10.00 per share, of Utah Federal ("Utah Federal Common Stock") shall be converted into the right to receive shares of common stock, no par value per share, of WMI ("WMI Common Stock"), as described below and in the Plan of Merger.

                      (i) Subject to the provisions below and the provisions of the Plan of Merger, each outstanding share of Utah Federal Common Stock will at the Effective Time be converted into the right to receive $105.63 (the "Merger Consideration"), such consideration to be paid in newly issued shares of WMI Common Stock, subject to the conditions set forth in this Agreement and in the Plan of Merger. The per share value of WMI Common Stock for the purpose of paying the Merger Consideration shall be the arithmetic average of The Nasdaq Stock Market Closing Price of WMI Common Stock for the ten trading days immediately preceding the third trading day before the Effective Date (the "Average Price"). The term "The Nasdaq Stock Market Closing Price" means the price per share of the last sale of WMI Common Stock reported on The Nasdaq Stock Market at the close of the trading day by the National Association of Securities Dealers, Inc. The exchange ratio for determining the number of shares of WMI Common Stock to be issued for each share of Utah Federal Common Stock (the "Exchange Ratio") shall be the Merger Consideration divided by the Average Price. Computations of the Average Price and of the Exchange Ratio shall be rounded to three decimals, rounding down if the fourth decimal is four or less or up if it is five or more. No fractional shares of WMI Common Stock shall be issued. In lieu of any fractional shares, any holder of Utah Federal Common Stock who would otherwise be entitled to a fractional share of WMI Common Stock will, upon surrender of his certificate or certificates representing Utah Federal Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average Price. For the purposes of determining any such fractional share interests, all shares of Utah Federal Common Stock owned by a Utah Federal stockholder shall be combined so as to calculate the maximum number of whole shares of WMI Common Stock issuable to such Utah Federal stockholder.

                      (ii) If between the date of this Agreement and the third Nasdaq Stock Market trading day prior to the Effective Time, the shares of WMI Common Stock shall be changed into a different number of





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
shares by reason of any recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the Average Price specified in Section 1(b)(i) shall be adjusted accordingly.

                    (iii) If the Utah Federal Transaction Fees exceed $150,000, then the Merger Consideration shall be reduced by an amount equal to such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Time. As used herein, "Utah Federal Transaction Fees" means all costs and expenses of third parties paid or owed by Utah Federal in connection with the negotiation and execution of this Agreement and related documents, and the consummation of the transaction contemplated hereby, including without limitation the obtaining of all necessary approvals. Prior to the Closing, Utah Federal shall deliver to WMI a statement, in form reasonably satisfactory to WMI, from each such third party which sets forth the total costs and expenses owing to such third party in connection with the consummation of the transaction contemplated hereby.

                      (iv) In the event that immediately prior to the Effective Time any options or related share appreciation rights described in
Section 1(c) remain in effect and unexercised, then the per share Merger Consideration shall be increased by an amount equal to (A) the product of the
(w) Merger Consideration (as calculated under 1(a)(i)-(iii) above) and (x) the number of unexercised options or related share appreciation rights in effect and unexercised immediately prior to the Effective Time, divided by (B) the difference between (y) 142,000 and (z) the number of unexercised options or related stock appreciation rights in effect and unexercised immediately prior to the Effective Time.

                      (v) If no distribution date under WMI's stockholder rights plan or redemption of the rights thereunder shall have occurred prior to the Effective Time, then each share of WMI Common Stock issued in the Merger shall also evidence one right under such plan.

                 (c) Stock Options. Pursuant to the Nonstatutory Stock Option Agreement dated April 30, 1993 between Utah Federal and Michael R. Garrett (the "Utah Federal Option Agreement"), Michael R. Garrett currently holds options to purchase 3,000 shares of Utah Federal Common Stock, together with related stock appreciation rights. Pursuant to the terms of the Utah Federal Option Agreement, all options to acquire Utah Federal Common Stock and all stock appreciation rights unexercised as of the Effective Time will terminate at the Effective Time. It is understood that if Michael R. Garrett exercises his options or stock appreciation rights prior to the Effective Time, that exercise and any subsequent sale, transfer, pledge or other disposition of the shares shall be in compliance with any applicable requirements of Section 1(f) hereof and rules and releases of the Securities and Exchange Commission (the "SEC") relating to the requirements for a merger to qualify for pooling of interests accounting treatment.

                 (d) Utah Federal Stockholders' Meeting. Utah Federal shall, as soon as practicable, hold a meeting of its stockholders (the "Utah Federal Stockholders' Meeting") to submit for stockholder approval (the "Utah Federal Stockholder Approval") this Agreement and the Plan of Merger.

                 (e)      Proxy Statement/Prospectus.

                      (i) The parties hereto will cooperate in the preparation of an appropriate proxy statement/prospectus satisfying all applicable requirements of federal and state law (such proxy statement/prospectus in the form mailed by Utah Federal to Utah Federal stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus").

                      (ii) WMI will furnish such information concerning WMI and its subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 1(e)(i). WMI agrees promptly to advise Utah Federal if at any time prior to the Utah Federal Stockholders' Meeting any information provided by WMI for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. WMI will continue to furnish Utah Federal with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to WMI and its subsidiaries, to comply with Section 1(e)(i) after the mailing thereof to Utah Federal stockholders.





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
                    (iii) Utah Federal will furnish such information concerning itself as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Utah Federal, to comply with
Section 1(e)(i). Utah Federal agrees promptly to advise WMI if at any time prior to the Utah Federal Stockholders' Meeting any information provided by Utah Federal for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Utah Federal will continue to furnish WMI with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to Utah Federal, to comply with Section 1(e)(i) after the mailing thereof to Utah Federal stockholders.

                      (iv) WMI will prepare and file with the SEC a registration statement on Form S-4 (together with amendments thereto, the "Registration Statement") containing the Proxy Statement/Prospectus in connection with the registration under the Securities Act of 1933, as amended, of the WMI Common Stock to be issued in connection with the Merger, will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and will take any other action required to be taken under any applicable federal or state securities laws in connection with the issuance of WMI Common Stock in the Merger. WMI will advise Utah Federal promptly when the Proxy Statement/Prospectus has been approved for use in all necessary states. The parties shall cooperate with each other in taking any other appropriate actions that may be necessary to cause the WMI Common Stock to be issued in connection with the Merger to be registered under the Securities Act of 1933, as amended.

                 (f)      Accounting Treatment.

                      (i) The parties hereto intend for the Merger to be treated as a pooling of interests for accounting purposes. From and after the date of this Agreement and until the Effective Time, neither WMI, WMBfsb nor Utah Federal nor any of their respective subsidiaries or other affiliates
(i) shall knowingly take any action, or shall knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or (ii) shall enter into any contract, agreement, commitment or arrangement with respect to the foregoing; provided, however, that no action or omission by any party shall constitute a breach of this sentence if such action or omission is permitted by the terms of this Agreement or is made with the written consent of the other parties hereto. The persons specified on Exhibit B-1 hereto may be deemed to be "affiliates" of Utah Federal for purposes of the Securities and Exchange Commission's ASR 135 ("ASR 135") and other rules and releases related to pooling of interests accounting treatment. WMI has received from Ernest J. Miller a written agreement in the form of Exhibit B-2 hereof and from each other person so identified a written agreement in the form of Exhibit B-3 hereof. Prior to the Effective Time, Utah Federal shall use all reasonable efforts to cause any additional person who becomes or is identified as an "affiliate" to execute such an agreement.

                      (ii) WMI shall have the right to place a restrictive legend on all shares of WMI Common Stock to be received by an "affiliate" so as to preclude their transfer or disposition in violation of such letters, to instruct its transfer agent not to permit the transfer of any such shares and/or to take any other steps reasonably necessary to ensure compliance with ASR 135 and other rules and releases related to pooling of interests accounting treatment. Except as otherwise permitted in Exhibit B-2 or B-3, prior to 30 days before the Effective Time, stock certificates evidencing ownership of all Utah Federal Common Stock by Utah Federal "affiliates" shall be delivered to Utah Federal, and Utah Federal (prior to the Effective Time) and WMI (after the Effective Time) shall retain such certificates or certificates of WMI Common Stock into which they are exchanged until such time as financial results covering at least 30 days of combined operations of the merged party shall have been published, at which time such certificates shall be released.

                    (iii) Notwithstanding the above, WMI, in its sole discretion, may elect at any time not to proceed with qualifying the Merger to be treated as a pooling of interests for accounting purposes, in which case the restrictions in this Section 1(f) shall no longer be applicable except as otherwise provided in Exhibit B-2 or Exhibit B-3.

         2. Effective Time; Closing. The Merger shall become effective at the time of the occurrence of the endorsement of articles of combination by the Office of Thrift Supervision (the "OTS"), or at such later time after such endorsement as is specified by the OTS on the endorsement of articles of combination. As used herein, the term "Effective Time" shall mean the date and time when the Merger becomes effective. As used herein, the term "Effective Date" shall mean the day on which the Effective Time occurs. The parties intend that the Effective Time shall occur as soon as reasonably practicable following the satisfaction of the conditions set out in Section 7.1(a) and (b) below. A closing (the "Closing") shall take place prior to the Effective Time at the offices of Foster Pepper & Shefelman, 1111 Third Avenue, Suite 3400, Seattle, Washington, or at such other place as the parties hereto may mutually agree upon for the Closing to take place.

         3. Option to Purchase Certain Shares. As a condition of the execution of this Agreement, WMI has required the delivery by Utah Federal of an option (the "Option"), substantially in the form attached hereto as Exhibit C, entitling WMI to purchase shares of Utah Federal Common Stock at a price per share stated therein.

         4. Representations and Warranties of Utah Federal. The "Utah Federal Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered to WMI and WMBfsb. Utah Federal hereby represents and warrants to WMI and WMBfsb as follows:

                 4.1      Organization, Power, Good Standing, Etc.

                 (a) Utah Federal is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Its charter is in full force and effect, and no conservator or receiver has been appointed for Utah Federal. Utah Federal has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted.
Utah Federal is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Utah Federal. Utah Federal accounts are insured by the Savings Association Insurance Fund (the "SAIF") administered by the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the Federal Deposit Insurance Act. Utah Federal is a member in good standing of the Federal Home Loan Bank of Seattle. Utah Federal is a qualified thrift lender pursuant to Section 10(m) of the Home Owners' Loan Act, as amended ("HOLA"). Utah Federal has heretofore delivered or made available to WMI true and correct copies of its Articles of Incorporation and Charter (together, the "Articles") and its bylaws as in effect on the date hereof. As used in this Agreement, the term "Material Adverse Effect" with respect to a party shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

                 (b) Except for 2425 Service Corporation (the "Utah Federal Subsidiary"), there is no firm, corporation, partnership, joint venture or similar organization which is consolidated with Utah Federal for financial reporting purposes or any corporation a majority of the outstanding capital stock of which is owned by Utah Federal. All of the issued and outstanding capital stock of the Utah Federal Subsidiary is owned by Utah Federal. The Utah Federal Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Utah Federal Subsidiary has all requisite corporate power and authority to carry on its business as currently conducted. The Utah Federal Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on Utah Federal. Disclosure Schedule 4.1(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which Utah Federal has a direct or indirect controlling, or 10 percent or greater, equity interest (an "Investment Entity").

                 (c) The minute books of Utah Federal contain materially complete and accurate records of all meetings held and other corporate action taken, since December 31, 1991, by its stockholders and Board of Directors.

                 (d) Except for the Utah Federal Subsidiary or as set forth on Disclosure Schedule 4.1(d), Utah Federal does not own (beneficially or otherwise) any capital stock or other equity interest in any corporation or other entity which is not an Investment Entity.





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
                 (e) Utah Federal has previously delivered to, or made available for inspection by, WMI or WMBfsb true and complete copies of all agreements to which it or the Utah Federal Subsidiary is a party or by which it or the Utah Federal Subsidiary or any of the assets of either may be bound, other than loans, credit facility agreements or accounts in the ordinary course, (i) which relate to any ownership interest by Utah Federal or the Utah Federal Subsidiary of an equity interest in any partnership, joint venture, or similar enterprise, (ii) pursuant to which either Utah Federal or the Utah Federal Subsidiary may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any person or entity, partnership, joint venture or similar enterprise, or (iii) pursuant to which Utah Federal or the Utah Federal Subsidiary is or may become an equity investor in a real estate project.

                 4.2 Capitalization. The authorized capital stock of Utah Federal consists of 500,000 shares of Utah Federal Common Stock and 50,000 shares of preferred stock, par value $10.00 per share ("Utah Federal Preferred Stock"). As of the date hereof, 139,000 shares of Utah Federal Common Stock and no shares of Utah Federal Preferred Stock were issued and outstanding. No shares of stock are held in Utah Federal's treasury, and, except for the repurchase of 1,000 shares of Utah Federal Common Stock described on Disclosure
Schedule 4.2, Utah Federal has not in the past two years repurchased or retired any shares of its capital stock. All of the issued and outstanding shares of Utah Federal Common Stock and Utah Federal Preferred Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are 3000 shares of Utah Federal Common Stock reserved for issuance upon the exercise of outstanding employee stock options but not for any other reason. Disclosure
Schedule 4.2 sets forth a list of all stockholders of record of Utah Federal and the number of shares owned by each and a list of all individuals who hold stock options, the number of shares for which options have been granted to such individuals and the exercise price for each option. Except as set forth in Disclosure Schedule 4.2, neither Utah Federal nor the Utah Federal Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Utah Federal or the Utah Federal Subsidiary is a party with respect to voting any such shares.

                 4.3      Loan Portfolio.

                 (a) All evidences of indebtedness in current principal amount in excess of $150,000 reflected as assets in the Utah Federal December 31, 1995 Financial Statements (as hereinafter defined) were, as of December 31, 1995, in all respects binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been asserted on or prior to the date hereof, or, to the best knowledge of Utah Federal, may be asserted, except as set forth on Disclosure Schedule 4.3(a), and except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. To the knowledge of Utah Federal, all such indebtedness in a current principal amount in excess of $25,000 that is primarily secured by an interest in personal or real property is secured by a valid and perfected lien.

                 (b) All loans with a balance in excess of $250,000 as of December 31, 1995 which either are unsecured or are secured by property other than 1-4 family residences are listed on Disclosure Schedule 4.3(b), which indicates, for each such loan, the loan number, the borrower's name and the unpaid balance as of December 31, 1995.

                 (c) Except as disclosed on Disclosure Schedule 4.3(c), no loan, all or any part of which is an asset of Utah Federal was, as of December 31, 1995, more than 30 days delinquent.

                 (d) The documentation for each loan (the "Loan File") is correct and complete to the extent that all Loan Files contain those documents necessary for Utah Federal to enforce the loans and realize upon the security, if any, therefor, including but not limited to properly executed notes or credit agreements and security documents. In addition, the Loan Files for all loans secured primarily by real property also contain evidence of property casualty insurance (or are covered by a mortgage protection policy) and, where required by the OTS or other governmental regulators, appraisals, policies of title insurance (or, in the case of loans closed within the past three months, commitments therefor) and policies of flood insurance.

                 (e) Each outstanding loan or commitment to extend credit was solicited and originated and is administered in accordance with the relevant loan documents and in material compliance with all requirements of federal, state and local laws and regulations applicable at the time the loan was originated or modified.

                 (f) Except as disclosed on Disclosure Schedule 4.3(f), none of the loans in which Utah Federal has sold participation interests has any buy-back or guarantee obligations. The percentage of interest retained by Utah Federal in any sold participation interest is not subordinated to the percentage of interest sold.

                 (g) There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected on the note or the relevant credit agreement.

                 (h) Utah Federal's allowance for possible credit losses as of September 30, 1995, and December 31, 1995, was adequate to absorb reasonably anticipated losses in the credit portfolio of Utah Federal (including losses on loans, financing leases and other extensions of credit), in view of the size and character of such portfolio, current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of Utah Federal which would cause it to restate in any material way the level of such allowance.

                 (i) There are no loans, financing leases, or other extensions of credit or commitments to extend credit that, to Utah Federal's knowledge, should have been classified by Utah Federal as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss," or any comparable classification that are not so classified.

                 (j) Except as set forth on Schedule 4.3(j), Utah Federal has no loans secured by commercial real estate. These loans are described by borrower's name, loan number and unpaid principal loan balance on Schedule 4.3(j). Utah Federal makes no representations or warranties as to the environmental condition of the properties securing the loans shown on Schedule 4.3(j) and no Phase I environmental studies shall be required by WMI or WMBfsb on such properties in connection with the transaction contemplated by this Agreement.

                 (k) Except for residential loan commitments issued in the ordinary course of business and except as shown on Disclosure Schedule 4.3(k), as of December 31, 1995, Utah Federal has no outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend, in excess of $250,000.

                 4.4      Reports.

                 (a) Utah Federal has duly filed with the OTS in correct form in all material respects, the monthly, quarterly, semiannual and annual reports required to be filed by it under all applicable savings association and securities laws and regulations for all periods subsequent to December 31, 1992. Utah Federal has previously delivered or made available to WMI or WMBfsb accurate and complete copies of such reports.

                 (b) Utah Federal has previously delivered or made available to WMI or WMBfsb an accurate and complete copy of each (a) final proxy statement and report delivered by Utah Federal to its stockholders since June 30, 1992, and (b) other communications (other than general advertising materials) mailed by Utah Federal to its stockholders since June 30, 1992 and no such proxy statement, report or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 4.5 Authority. Utah Federal has requisite corporate power and authority to execute and deliver this Agreement, the Option and the Plan of Merger and, subject to the Utah Federal Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Option and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Utah Federal. This Agreement and the Option have been duly and validly executed and delivered by Utah Federal. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement and the Option constitute the valid and binding obligation of Utah Federal, enforceable against it in accordance with their respective terms.

                 4.6 No Violation. Neither the execution and delivery of this Agreement, the Option or the Plan of Merger nor the consummation by Utah Federal of the transactions contemplated hereby and thereby, nor compliance by Utah Federal with any of the terms or provisions hereof or thereof, will (i) assuming Utah Federal Stockholder Approval, violate any provision of the Articles or bylaws of Utah Federal, (ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Utah Federal or any of its respective properties or assets, or
(iii) except as set forth on Disclosure Schedule 4.6, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Utah Federal under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Utah Federal is a party, or by which it or any of its properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations and encumbrances which would not in the aggregate have a Material Adverse Effect on Utah Federal.

                 4.7 Consents and Approvals. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC, the OTS, the United States Department of Justice (the "Justice Department"), or other applicable governmental authorities, (ii) the approval of the stockholders of Utah Federal and (iii) the consents, approvals, filings or registrations set forth on Disclosure Schedule 4.7, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on Utah Federal, are necessary in connection with the execution and delivery by Utah Federal of this Agreement and the consummation of the transactions contemplated hereby.

                 4.8      Financial Statements.

                 (a) Utah Federal has previously delivered or made available to WMI or WMBfsb copies of (i) the statements of financial condition of Utah Federal as of September 30, in each of the three fiscal years 1993, 1994, and 1995, and the related consolidated statements of income, statements of stockholders' equity and statements of cash flows for each of the three year periods ending, respectively, on September 30, 1993, 1994 and 1995, in the case of 1993 accompanied by the Utah Federal audit reports of KPMG Peat Marwick LLP and in the case of 1994 and 1995 accompanied by the Utah Federal audit reports of Anderson, Peterson & Co., P.C. ("Anderson Peterson"), independent public accountants, with respect to Utah Federal (the "Utah Federal 1993, 1994 and 1995 Financial Statements," respectively), and (ii) the unaudited consolidated balance sheet of Utah Federal as of December 31, 1995 and the related unaudited consolidated statements of income for the three- month period then ended (the "Utah Federal December 1995 Financial Statements"). The consolidated statements of condition of Utah Federal referred to herein (including the related notes) fairly present the consolidated financial position of Utah Federal as of the respective dates set forth therein, and the other financial statements referred to herein (including the related notes) fairly present the results of the consolidated operations and changes in stockholders' equity and cash flows of Utah Federal for the respective fiscal periods or as of the respective dates set forth therein, except that interim unaudited financial statements are subject to normal year-end adjustments.

                 (b)      Each of the financial statements referred to in
Section 4.8(a) (including the related notes) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as indicated in the notes thereto). The books and records of Utah Federal have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

                 4.9 Brokerage. Except for amounts owed to Columbia Financial Advisors, Inc. in connection with a fairness opinion, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Utah Federal in connection with the transactions contemplated by this Agreement.

                 4.10 Absence of Certain Changes or Events. As of the date hereof, except as disclosed in Disclosure Schedule 4.10, there has not been any material adverse change in the business, operations, properties, assets or financial condition of Utah Federal from that described in Utah Federal 1995 Financial Statements or the Utah Federal December 1995 Financial Statements (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole, including, without limitation changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof) and, to the best of Utah Federal's knowledge, no fact or condition existed as of the date hereof that Utah Federal had reason to believe would cause such a material adverse change after the date hereof.

                 4.11 Litigation, Etc. As of the date hereof, except as disclosed on Disclosure Schedule 4.11, there were no actions, suits, claims, inquiries, proceedings or, to the knowledge of Utah Federal, investigations before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of Utah Federal, threatened against Utah Federal which would reasonably be expected to result in any liabilities, including defense costs, in excess of $50,000 in the aggregate. Except as disclosed on Disclosure Schedule 4.11, Utah Federal is not subject to any order, judgment or decree and Utah Federal is not in default with respect to any such order, judgment or decree.

                 4.12     Taxes and Tax Returns.

                 (a) The amounts set up as provisions for taxes on the Utah Federal December 1995 Financial Statements are sufficient for all material accrued and unpaid federal, state, county and local taxes, interest and penalties of Utah Federal, whether or not disputed, for the period ended December 31, 1995 and for all fiscal periods prior thereto. Utah Federal has not entered into any agreements or understandings with the Internal Revenue Service or other applicable taxing authorities to extend or waive any statute of limitations or time for assessment. Complete and correct copies of the income tax returns of Utah Federal for the five fiscal years ending December 31, 1994, as filed with the Internal Revenue Service and all state, county and local taxing authorities, together with all related correspondence and notices, have previously been delivered or made available to WMI or WMBfsb.

                 (b) Utah Federal has timely and correctly filed all federal, state, county and local tax and other returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), except to the extent that the failure to timely or correctly file such Returns does not result in aggregate penalties or assessments of more than $25,000, and has paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever shown by such Returns to be owed, or which are otherwise due and payable (hereinafter called "Taxes"), and to the extent any material liabilities for Taxes have not been fully discharged, full and complete reserves have been established on the Utah Federal 1995 Financial Statements. Utah Federal is not in default in the payment of any Taxes due or payable or any assessments received in respect thereof except for Taxes which are being contested in good faith. No additional assessments of Taxes are known to Utah Federal to be proposed, pending or threatened, other than Taxes for periods for which returns are not yet filed.

                 (c) Utah Federal has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended.

                 4.13     Employees; Employee Benefit Plans.

                 (a) Except as set forth on Disclosure Schedule 4.13(a), as of the date hereof, Utah Federal is not a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided herein, and under those Benefit Plans (as defined below) set forth on Disclosure Schedule 4.13(a), consummation of the transactions





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
contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Utah Federal to any officer or employee thereof. Utah Federal has previously delivered or made available to WMI or WMBfsb true and complete copies of all employment, consulting and deferred compensation agreements that are in writing, to which Utah Federal is a party.

                 (b) Except as set forth on Disclosure Schedule 4.13(b), as of the date hereof, no officer or employee of Utah Federal is receiving aggregate remuneration (bonus, salary and commissions) at a rate which, if annualized, would exceed $60,000 in 1996.

                 (c) Except as disclosed on Disclosure Schedule 4.13(c), as of the date hereof, there are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court (which have been served on Utah Federal), commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the best of Utah Federal's knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of Utah Federal (except for threatened actions which have subsequently been resolved). Utah Federal is not a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of Utah Federal's knowledge, threatened nor have any occurred during the last three years.

                 (d) Utah Federal has made available to WMI or WMBfsb true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

                 (e) With respect to all employee benefit plans, Utah Federal represents and warrants as follows:

                      (i)         All employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Utah Federal has any obligation or liability, or under which any employee or former employee has any rights to benefits or any "cafeteria plans," as described in Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") (together, the "Benefit Plans") are set forth on Disclosure Schedule 4.13(e)(i). Except as set forth on Disclosure Schedule 4.13(e)(i), none of the Benefit Plans is subject to Title IV of ERISA, is a "multiemployer plan," as such term is defined in Section 3(37) and 4001(a)(3) of ERISA and Section 414(f) of the Code, or is subject to the funding requirements of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA.

                      (ii)        All employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Utah Federal has any obligation or liability, or under which any employee or former employee has any rights to benefits or any "cafeteria plans," as described in Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") (together, the "Benefit Plans") are set forth on Disclosure Schedule 4.13(e)(i).

                    (iii) In all material respects, except as discussed on Disclosure Schedule 4.13(e)(ii), the terms of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. Except as disclosed on Disclosure Schedule 4.13(e)(ii), none of the Benefit Plans is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Disclosure Schedule 4.13(e)(ii), all material reports and information required to be filed with, or provided to, the United States Department of Labor, Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.





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
                      (iv) Utah Federal is not aware of any facts regarding any Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") that would present a significant risk that any Employee Pension Benefit Plan would not be determined by the appropriate District Director of the Internal Revenue Service to be "qualified" within the meaning of Section 401(a) of the Code, or with respect to which any trust maintained pursuant thereto is not exempt from federal income taxation pursuant to Section 501 of the Code, or with respect to which a favorable determination letter could not be issued by the Internal Revenue Service with respect to each such Employee Pension Benefit Plan.

                      (v) Prior to the Closing, Utah Federal shall deliver or make available to WMI or WMBfsb complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan intended to be tax qualified under
Section 401(a) and 501(a) of the Code, (x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

                      (vi) With respect to each Benefit Plan, all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made or accrued prior to the Effective Time.

                    (vii) To the best of Utah Federal's knowledge, there are not now, nor have there been, any "prohibited transactions", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Utah Federal, or any officer, director or employee of Utah Federal, with respect to the Benefit Plans that could subject Utah Federal or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

                   (viii) As of the date hereof, no claim, lawsuit, arbitration or other action has been instituted, asserted (and no such lawsuit has been served on Utah Federal) or, to the best of Utah Federal's knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach or breaches of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of Utah Federal or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and WMI or WMBfsb will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

                      (ix) Except as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does Utah Federal have any current or projected liability under any such plans.

                      (x) Utah Federal has not maintained or contributed to, and does not currently maintain or contribute to, any severance pay plan. All payments (other than regular wages and vacation pay) made to employees of Utah Federal coincident with or in connection with termination of employment since January 1, 1994 are disclosed on Disclosure Schedule 4.13(e)(ix).

                      (xi) No individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan, or otherwise obtain rights to any "parachute payment," as defined in Section 280G(b)(2) of the Code, as a result of the transactions contemplated by this Agreement.

                    (xii) Utah Federal has complied in all material respects with all of the requirements of COBRA.

                 4.14 Utah Federal Information. The information relating to Utah Federal to be contained in the Proxy Statement/Prospectus contemplated by Section 1(e) hereof will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of Utah Federal stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

                 4.15     Compliance With Applicable Law.

                 (a) Except as set forth on Disclosure Schedule 4.15(a), each of Utah Federal and the Utah Federal Subsidiary holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its respective businesses and such Permits are in full force and effect, and Utah Federal is in all respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on Utah Federal.

                 (b) Except as set forth on Disclosure Schedule 4.15(b), each of Utah Federal and the Utah Federal Subsidiary is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on Utah Federal.

                 4.16     Contracts and Agreements.

                 As of the date hereof, except as disclosed in Disclosure
Schedule 4.16, (i) except with respect to deposits or other borrowings in the ordinary course of business, Utah Federal is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Utah Federal of more than $25,000, (ii) Utah Federal is not a party to nor was it bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Utah Federal and (iii) no commitment, contract, agreement or other instrument other than Utah Federal's charter documents, to which Utah Federal is a party or by which it is bound, limits the freedom of Utah Federal to compete in any line of business or with any person.

                 4.17     Affiliate Transactions.

                 (a) Except as disclosed in Disclosure Schedule 4.17 or in Utah Federal's proxy statements relating to its annual meetings of stockholders, and except as specifically contemplated by this Agreement, since January 1, 1992, Utah Federal has not engaged in, or is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Utah Federal of $60,000 or more during any consecutive 12 month period.

                 (b)      For purposes of this Section 4.17, "Affiliated
Person" means:

                      (i) a director, executive officer or Controlling Person (as defined below) of Utah Federal;

                      (ii) a spouse of a director, executive officer or Controlling Person of Utah Federal;

                    (iii) a member of the immediate family of a director, executive officer, or Controlling Person of Utah Federal who has the same home as such person;

                      (iv) any corporation or organization (other than Utah Federal) of which a director, executive officer or Controlling Person of Utah Federal (w) is a chief executive officer, chief financial officer, or a person performing similar functions; (x) is a general partner; (y) is a limited partner who, directly or indirectly, either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns an interest of five percent or more in the partnership (based on the value of his contribution) or who, directly or indirectly through other directors, executive officers and Controlling Persons of Utah Federal and their spouses and their immediate family members who are also Affiliated Persons, owns an interest in 25 percent or more of the partnership; or (z) directly or indirectly either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns or controls ten percent or more of any class of equity securities, or owns or controls, with other directors, executive officers, and Controlling Persons of Utah Federal and their spouses and their immediate family members who are also Affiliated Persons, 25 percent or more of any class of equity securities;

                      (v) any trust or estate in which a director, executive officer, or Controlling Person of Utah Federal or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

                 (c) For purposes of this Section 4.17 "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding Utah Federal Common Stock.

                 (d) For purposes of this Section 4.17, the term "director" means any director, trustee, or other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                 (e) For purposes of this Section 4.17, the term "executive officer" means the president, any executive vice president, any senior vice president, the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                 4.18 Disclosure. To the knowledge of Utah Federal, no representation or warranty of Utah Federal contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by Utah Federal hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

                 4.19     Title to Property.

                 (a) Real Property. Disclosure Schedule 4.19(a) contains a true and correct description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Utah Federal has or claims an interest as of the date hereof and any guarantees of any such leases by Utah Federal. True and complete copies of such leases have previously been delivered or made available to WMI or WMBfsb, together with all amendments, modifications, agreements or other writings related thereto. Except as disclosed on Disclosure Schedule 4.19(a), each such lease is legal, valid and binding as between Utah Federal and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure Schedule 4.19(a), Utah Federal has good, valid and marketable title to all real property owned by it on the date hereof, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current Taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Utah Federal are in substantially good condition and repair.

                 (b) Environmental Matters. Except as set forth on Disclosure Schedule 4.19(b), to the knowledge of Utah Federal, the real property owned or leased by Utah Federal on the date hereof does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date hereof (i) no part of any such real property has been listed, or to the knowledge of Utah Federal, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure





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
Schedule 4.19(b), no notices have been received alleging that Utah Federal was a potentially responsible person under CERCLA or any similar statute, rule or regulation. Utah Federal knows of no violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its respective properties, which violations could have in the aggregate a Materially Adverse Effect on Utah Federal.

                 (c) Personal Property. Disclosure Schedule 4.19(c) contains a true and correct list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of Utah Federal, included on the Utah Federal December 1995 Financial Statements at a carrying value of, or, if acquired after December 31, 1995, for a purchase price of, more than $25,000, (ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $25,000 and (iii) all trademarks, trade names or service marks currently used, owned, or registered for use by Utah Federal. Except as disclosed on Schedule 4.19(c), Utah Federal has good, valid and marketable title to all personal property owned by it, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

                 4.20 Insurance. Disclosure Schedule 4.20 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Utah Federal (other than insurance policies under which Utah Federal is named as a loss payee or additional insured as a result of its position as a secured lender). Utah Federal is in compliance with all of the material provisions of its insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.20, Utah Federal is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid. Utah Federal has previously delivered to, or made available for inspection by, WMI or WMBfsb each insurance policy to which Utah Federal is a party (other than insurance policies under which Utah Federal is named as a loss payee or additional insured as a result of its position as a secured lender).

                 4.21 Powers of Attorney. Utah Federal has no powers of attorney outstanding other than those issued pursuant to the requirements of regulatory authority or in the ordinary course of business with respect to routine matters.

                 4.22 Benefit Plans Invested in Common Stock. Except for the Utah Federal Option Agreement, shares of Utah Federal Common Stock are not available to individuals, directly or indirectly, through any Benefit Plan, and no Benefit Plan is invested in Utah Federal Common Stock.

                 4.23 Community Reinvestment Act Compliance. Utah Federal is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA"). Utah Federal has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Utah Federal to fail to be in substantial compliance with such provisions or to have its current rating lowered. Any change in the current rating which would prohibit the Merger from being consummated shall be a material adverse change in the business of Utah Federal.

                 4.24 Agreements with Bank Regulators. Utah Federal is not a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Utah Federal has not been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

         5. Representations and Warranties of WMI and WMBfsb. WMI and WMBfsb hereby represent and warrant to Utah Federal as follows:

                 5.1      Corporate Organization.

                 (a) WMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. WMI has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of business conducted by it makes such licensing or qualification necessary and where failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on WMI. WMI owns all of the outstanding capital stock of WMBfsb. WMI is a savings and loan holding company duly registered and in good standing with the OTS.

                 (b) WMBfsb is a federally-chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States. WMBfsb has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on WMI. WMBfsb accounts are insured by the SAIF, administered by the FDIC, to the fullest extent permitted by law.

                 5.2      Authority.

                 (a) WMI has full corporate power and authority to execute and deliver this Agreement, the Plan of Merger and the Option, and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Plan of Merger and the Option and consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WMI. This Agreement and the Option have been duly and validly executed and delivered by WMI and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute valid and binding obligations of WMI, enforceable against it in accordance with their respective terms.

                 (b) WMBfsb has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger, and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and consummation of the transactions hereby have been duly and validly approved by the Board of Directors of WMBfsb and by the Board of Directors of the stockholder of WMBfsb. This Agreement has been duly and validly executed and delivered by WMBfsb and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute a valid and binding obligation of WMBfsb, enforceable against it in accordance with its respective terms.

                 5.3 No Violation. Neither the execution and delivery of this Agreement, the Option and the Plan of Merger by WMI and WMBfsb nor the consummation by WMI and WMBfsb of the transactions contemplated hereby and thereby, nor compliance by WMI and WMBfsb with any of the terms hereof or thereof, will (i) violate any provision of the Articles of Incorporation or charter or bylaws of WMI or WMBfsb, or (ii) assuming that the consents and approvals referred to in Section 7.1 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WMI or WMBfsb or any of their respective properties or assets, or
(iii) violate, conflict with, result in the breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of WMI or WMBfsb under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WMI or WMBfsb is a party, or by which they or any of their respective properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or encumbrances which in the aggregate will not prevent or delay the consummation of the transactions contemplated hereby.

                 5.4 Consents and Approvals. Except for consents and approvals of or filings or registrations with the SEC, the OTS, the Justice Department and other applicable governmental authorities, no consents or





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
approvals of or filings or registrations with any third party or any public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on WMI, are necessary in connection with the execution and delivery by WMI and WMBfsb of this Agreement and the Plan of Merger.

                 5.5 WMI Information. The information relating to WMI and its subsidiaries supplied by WMI for inclusion in the Proxy Statement/Prospectus contemplated by Section 1(e) hereof will not, at the time the Proxy Statement/Prospectus is filed with the applicable governmental authorities, as of the date of such Proxy Statement/Prospectus or at the date stockholder action is taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading.

                 5.6 Sufficient Resources. WMI has and will have available at the Effective Time sufficient authorized but unissued shares of WMI Common Stock, to enable it lawfully to satisfy its payment obligations pursuant to this Agreement. WMI has and will have sufficient management and financial resources to obtain the required regulatory approvals for the Merger. On the date of this Agreement, there is no pending or, to the knowledge of WMI or WMBfsb, threatened legal or governmental proceeding against WMI or any subsidiary or affiliate thereof which would affect WMI's or WMBfsb's ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. WMI will promptly notify Utah Federal if any of the representations contained in this Section 5.6 ceases to be true and correct.

                 5.7 Capitalization, Investments. The authorized capital stock of WMI as of February 20, 1996 consists of 100,000,000 shares of common stock, no par value per share, of which 65,939,292 shares (excluding shares held by a subsidiary of WMI) were, as of December 31, 1995, duly issued and outstanding, fully paid and nonassessable, and 10,000,000 shares of preferred stock, of which 6,122,500 shares were, as of December 31, 1995, issued and outstanding. As used herein, "WMI Subsidiaries" shall mean WMBfsb, Washington Mutual Bank, WM Financial, Inc., Murphey Favre, Inc., Composite Research & Management Co. and WM Life Insurance Co. Substantially all of the business of WMI and its subsidiaries is done through WMI and the WMI Subsidiaries. All of the WMI Subsidiaries' capital stock, which is issued and outstanding, is owned by WMI directly or indirectly through wholly-owned subsidiaries. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock from any of the WMI Subsidiaries, there is no commitment of any of the WMI Subsidiaries to issue any of the same. The common stock of WMI to be issued in the Merger will have been duly authorized and, when issued in accordance with the Plan of Merger, (i) will be validly authorized and issued and fully paid and nonassessable and no stockholder of WMI will have any preemptive rights thereto and (ii) will be registered under the Securities Act of 1933 and listed for trading on a national securities exchange or The Nasdaq Stock Market.

                 5.8 Financial Statements. WMI has made available to Utah Federal audited consolidated statements of financial condition for WMI and its subsidiaries as of the end of WMI's last three fiscal years, and audited consolidated statements of (i) operations, (ii) stockholders' equity, and (iii) cash flows for each of the last three fiscal years, including the notes to such audited consolidated financial statements, together with the reports of WMI's independent certified public accountants, pertaining to such audited consolidated financial statements. For purposes of this Agreement, the "WMI Statement" shall mean the audited consolidated statement of financial condition for WMI and its subsidiaries as of December 31, 1995 (including the notes thereto). The aforesaid audited consolidated statements of financial condition and the WMI Statement present fairly the financial condition of the companies indicated on a consolidated basis at the dates thereof, using generally accepted accounting principles consistently applied. Such audited consolidated statements of (i) operations, (ii) stockholders' equity, (iii) cash flows, and
(iv) financial position present fairly the results of the operations of the companies indicated on a consolidated basis for the periods or at the dates indicated, using generally accepted accounting principles consistently applied. Except as and to the extent reflected or reserved against in the WMI Statement, or as otherwise disclosed pursuant to this Agreement, neither WMI nor any of its subsidiaries had, at the date thereof, any material liabilities or obligations, or any other liabilities or obligations which in the aggregate would be material, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation,





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
any tax liabilities, which should be reflected in the WMI Statement in accordance with generally accepted accounting principles consistently applied. The books and records of WMI and its subsidiaries are maintained in accordance with generally accepted accounting principles consistently applied.

                 5.9 Absence of Material Adverse Change. Since December 31, 1995, except as set forth on Disclosure Schedule 5.9 hereto, there has been
(i) no material adverse change in the financial condition, business or results of operations of WMI and its subsidiaries taken as a whole (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole), (ii) no loss, destruction or damage to the properties of WMI or any of its subsidiaries, which loss, destruction, or damage is material to WMI and its subsidiaries taken as a whole and is not adequately covered by insurance; and (iii) no change in any of the accounting methods or practices or revaluation of any of the assets of WMI or its subsidiaries which is material to WMI and its subsidiaries taken as a whole. Since such date, WMI and its subsidiaries taken as a whole, have conducted their businesses, in all material respects, in compliance with applicable federal, state and local laws, statutes, ordinances and regulations.

                 5.10     Litigation.  Except as set forth on Disclosure
Schedule 5.10 hereto, no action, suit, counterclaim or other litigation, investigation or proceeding to which WMI or any of its subsidiaries is a party is pending, or is known by the executive officers of WMI or any of its subsidiaries to be threatened, against WMI or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on WMI. Neither WMI nor any of its subsidiaries is subject to any order, judgment or decree nor is it a party to any supervisory agreement or arrangement, consensual or otherwise, with any regulatory authority. Neither WMI nor any of its subsidiaries is in default with respect to any such order, judgment, decree, agreement or arrangement.

                 5.11 Brokerage. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of WMI or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

                 5.12 Reports. WMI and WMBfsb (or their predecessors) have duly filed with the Washington Director of Financial Institutions (or his predecessor), the FDIC and the OTS, in correct form, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1991. WMI and WMBfsb have previously delivered or made available to Utah Federal accurate and complete copies of such reports. WMI (or its predecessor) has timely filed all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and the rules and regulations promulgated thereunder. WMI has previously delivered or made available to Utah Federal an accurate and complete copy of each (i) offering circular, definitive proxy statement filed by it or its predecessor since June 30, 1992 with the FDIC or the SEC, and (ii) communication (other than general advertising materials) mailed by each of them to its stockholders since June 30, 1992 and no such offering circular, proxy statement or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 5.13 Disclosure. To the knowledge of WMI and WMBfsb, no representation or warranty of WMI or WMBfsb contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by WMI or WMBfsb, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

                 5.14 CRA Compliance. WMBfsb is in substantial compliance with the applicable provisions of CRA. WMBfsb has not been advised of the existence of any fact or circumstance or set of circumstances which, if true, would cause WMBfsb to fail to be in substantial compliance with such provisions.

                 5.15 Agreements With Bank Regulators. Neither WMI nor WMBfsb has been a party to or has been subject to any written order, decree, agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been a recipient of any extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Neither WMI nor WMBfsb has been advised by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

                 5.16     Compliance With Applicable Law.

                 (a) WMI and each WMI Subsidiary holds all Permits necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and WMI and each WMI Subsidiary are in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on WMI.

                 (b) Except as set forth on Disclosure Schedule 5.16(b), WMI and each WMI Subsidiary is and since December 31, 1992 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on WMI.

         6.      Covenants of the Parties.

                 6.1 Conduct of the Business of Utah Federal. During the period from the date of this Agreement to the Effective Time, Utah Federal will conduct the business of Utah Federal and will engage in transactions only in the ordinary course and consistent with past practice and with prudent banking practice, except with the written consent of WMI (which will not be unreasonably withheld, delayed or conditioned). During such period, Utah Federal will use its best efforts to (x) preserve the business organizations of Utah Federal intact, (y) keep available to it and to WMI and WMBfsb the present services of the employees of Utah Federal, and (z) preserve for itself and for WMI and WMBfsb the goodwill of the customers of Utah Federal and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, Utah Federal agrees that from the date hereof to the Effective Time, except as otherwise consented to or approved by WMI in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law (in which case Utah Federal shall notify WMI in writing), Utah Federal will not:

                 (a) change any provisions of its Articles or bylaws or any similar governing documents of Utah Federal;

                 (b) change the number of shares of its authorized or issued capital stock (other than issuance of stock as a result of the exercise of options issued as of the date hereof and described on Disclosure Schedule 4.2) or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Utah Federal, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Utah Federal, or redeem or otherwise acquire any shares of such capital stock;

                 (c) except as permitted pursuant to Section 6.13 hereof, grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees (other than those executing Employment Agreements) consistent with past increases;

                 (d) make any capital expenditures in excess of (i) $40,000 per project or related series of projects or (ii) $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

                 (e) make application for the opening of any, or open any, new branches;

                 (f) make application for the relocation or closing of any, or relocate or close any, branches;

                 (g) change in any material manner its lending or pricing policies or approval policies for making loans, its investment policies, its asset/liability management policies or any other material banking policies;

                 (h) make any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice at rates not less than prevailing market rates or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

                 (i) acquire assets other than those necessary in the conduct of its business in the ordinary course;

                 (j) sell, transfer, assign, encumber or otherwise dispose of assets other than has been customary in its ordinary course of business;

                 (k) enter into or amend or terminate any long-term (one-year or more) contracts (including real property leases) except for contracts of deposit at Utah Federal not otherwise restricted under this Agreement which are in the ordinary course of business consistent with past practice and not in excess of prevailing market rates and except for agreements for Utah Federal to lend money not otherwise restricted under this Agreement which are in the ordinary course of business consistent with past practice and provide for not less than prevailing market rates of interest);

                 (l) enter into or amend any contract (other than contracts for deposits at Utah Federal or agreements for Utah Federal to lend money not otherwise restricted under this Agreement) that calls for the payment by Utah Federal of $25,000 or more after the date of this Agreement (a "Material Contract") that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination;

                 (m) engage or participate in any material transaction or incur or sustain any material obligation except for transactions otherwise permitted under this Section 6.1 which are in the ordinary course of business consistent with past practices and which are of similar kinds and involve similar amounts;

                 (n) make any contributions to any Benefit Plans except in such amounts and at such times as consistent with past practice;

                 (o) increase the number of full time equivalent employees of Utah Federal above 84;

                 (p) except after having followed reasonable procedures with respect to the investigation of potential environmental problems, which procedures have been approved in writing by WMI (which approval shall not be unreasonably withheld, delayed or conditioned), foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business); or

                 (q)      agree to do any of the foregoing.

         The parties agree that between the date hereof and Closing they shall reasonably cooperate with each other and work together in good faith to (i) ensure that commercial checking accounts opened by Utah Federal are done so in a manner consistent with past practice, (ii) ensure that loans made to persons or entities located in Nevada or secured by property located in Nevada are made in a manner consistent with past practice, and (iii) wind down by Closing any securities brokerage activities conducted by Utah Federal or the Utah Federal Subsidiary or in or adjacent to Utah Federal branches.

                 6.2 No Solicitation. Neither Utah Federal nor any of its directors, officers, representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or (except to

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the extent that the directors of Utah Federal in their good faith judgment after receipt of advice of counsel determine that such response is reasonably required in order to discharge their fiduciary duties) hold discussions or negotiations with, or provide any information to, any person, entity or group other than WMBfsb or WMI concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Utah Federal, or any division. Utah Federal will promptly communicate to WMI the terms of any proposal that it may receive in respect of any such transaction. Notwithstanding the foregoing two sentences, if the board of directors of Utah Federal receives an unsolicited offer or inquiry with respect to such a transaction, the board may respond to such offer if the board determines in its good faith judgment (after receiving advice of counsel) that such response is reasonably required in order to discharge its fiduciary duties.

                 6.3      Current Information.

                 (a) No later than ten days after the date of this Agreement, Utah Federal and WMI shall each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the primary point of contact between the parties. During the period from the date of their designation to the Effective Time, the Designated Representatives or their representatives shall confer on a regular basis so that WMBfsb and WMI are kept advised as to the general status of the ongoing operations of Utah Federal. Without limiting the foregoing, Utah Federal agrees to confer with the WMI Designated Representative regarding any proposed significant changes to Utah Federal's asset/liability management policies and objectives. Utah Federal agrees to provide access to members of WMI's and WMBfsb's acquisition team and to work with them in order to plan, prepare for and facilitate the coordination of the parties' data processing systems with each other as well as other matters arising from the Merger. Utah Federal will promptly notify the WMI Designated Representative or his or her representatives of any material change in the normal course of business or in the operation of the properties of Utah Federal or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving Utah Federal, and have kept and will keep the WMI Designated Representative or his or her representatives fully informed of such events and the progress of any already existing litigation.

                 (b) WMI shall immediately notify the Utah Federal Designated Representative if it appears that there has occurred any change in its financial or other condition or any other event that will or may affect WMI's ability to complete the Merger or have a Material Adverse Effect on WMI.

                 6.4      Access to Properties and Records; Confidentiality.

                 (a) Utah Federal shall permit WMI and WMBfsb reasonable access to its properties, and shall disclose and make available to WMI and WMBfsb all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Utah Federal, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which WMBfsb or WMI may have a reasonable interest, including, without limitation, all loan files in each case during normal business hours and upon reasonable notice. Utah Federal shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Utah Federal or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 (b) All information furnished by Utah Federal to WMBfsb or WMI or the representatives or affiliates of either pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Utah Federal until consummation of the Merger and, if the Merger shall not occur, WMBfsb, WMI and their affiliates, agents and advisers shall upon written request return to Utah Federal, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) WMBfsb or WMI can establish by convincing evidence was already in its possession (subject to no obligations of confidentiality) prior to the disclosure thereof by Utah

Federal; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by WMI or WMBfsb or by the directors, officers or employees or agents of either; or (z) was disclosed to WMI or WMBfsb, or to the directors, officers or employees of either, solely by a third party not bound by any obligation of confidentiality; (ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction; or (iii) disclosure permitted pursuant to the letter to WMI from Utah Federal dated December 14, 1995.

                 (c) All information furnished by WMI or its subsidiaries to Utah Federal or the representatives or affiliates of Utah Federal pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of WMI until consummation of the Merger and, if the Merger shall not occur, Utah Federal and its affiliates, agents and advisors shall upon written request return to WMI, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Utah Federal can establish by convincing evidence was already in its possession (subject to no obligations or confidentiality) prior to the disclosure thereof by Utah Federal; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Utah Federal or by the directors, officers or employees or agents of Utah Federal; or (z) was disclosed to Utah Federal, or to the directors, officers or employees of Utah Federal, solely by a third party not bound by any obligation of confidentiality; (ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction; or (iii) disclosure permitted pursuant to the letter to Utah Federal from WMI dated December 14, 1995.

                 6.5      Reports.

                 (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date hereof (other than the last quarter of any fiscal year), Utah Federal will deliver to WMBfsb or WMI its quarterly report filed with the OTS. As soon as reasonably available but in no event more than 120 days after the end of each fiscal year ending after the date hereof, Utah Federal will deliver to WMI its annual report as filed with the OTS.

                 (b) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date hereof (other than the last quarter of any fiscal year), WMI will deliver to Utah Federal its quarterly report on Form 10-Q, as filed under the Securities Exchange Act. As soon as reasonably available, but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, WMI will deliver to Utah Federal its annual report on Form 10-K as filed under the Securities Exchange Act.

                 6.6      Regulatory Matters.

                 (a) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, the OTS, the Justice Department, other regulatory authorities, or the holders of Utah Federal Common Stock. WMI and Utah Federal shall each have the right to review reasonably in advance all information relating to WMI or Utah Federal, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

                 (b) WMI and Utah Federal shall furnish each other with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus, or any other statement or application made by or on behalf of WMI or Utah Federal, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

                 (c) WMI and Utah Federal will promptly furnish each other with copies of written communications received by WMI or Utah Federal or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                 6.7 Approval of Utah Federal Stockholders. Utah Federal will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement and the transactions contemplated hereby and with the consent of WMI (which consent shall not be unreasonably withheld, delayed or conditioned), for such other purposes as may be necessary or desirable, (b) include in the Proxy Statement/Prospectus the recommendation of Utah Federal's Board of Directors that the stockholders approve this Agreement and the other transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) cooperate and consult with WMI with respect to each of the foregoing matters, and (d) use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Utah Federal stockholders of this Agreement and the transactions contemplated hereby, except, in each case, where the directors of Utah Federal determine in their good faith judgment (after receiving advice of counsel) that they are required to do otherwise in order to discharge their fiduciary duties.

                 6.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                 6.9      Disclosure Supplements.

                 (a) As soon as practicable after the end of each calendar quarter ending after the date hereof, at such other times as WMI may reasonably request and at least five business days prior to Closing, Utah Federal will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 7.2 or the compliance by Utah Federal with the covenants set forth in Section 6 hereof, nor shall the delivery of any such supplement or amendment in and of itself be deemed to constitute an admission by Utah Federal of any omission from, or any incorrectness or inaccuracy of, any information previously delivered pursuant hereto.

                 (b) As soon as practicable after the end of each calendar quarter ending after the date hereof, at such other times as Utah Federal may reasonably request and at least five business days prior to Closing, WMI and WMBfsb will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 7.3 or the compliance by WMI or WMBfsb with the covenants set forth in Section 6 hereof.

                 6.10 Public Announcements. Neither party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby without the consent of the other party, except as may be otherwise required by law.

                 6.11 Failure to Fulfill Conditions. In the event that WMI or Utah Federal determines that a condition to its obligation to consummate the transactions contemplated hereby cannot be, or is not likely to be, fulfilled on or prior to November 30, 1996, and that it will not waive that condition, it will promptly notify the other party.

                 6.12 Assignment of Contract Rights. Utah Federal shall obtain any consents, waivers or revisions necessary to allow WMI or WMBfsb to accede to all of the rights of Utah Federal under any existing real property leases and all material personal property leases, licenses and other contracts, including without limitation loan servicing contracts, which WMI wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. WMI will offer its reasonable cooperation with Utah Federal in obtaining such consents, waivers and revisions, it being understood that the obligation to obtain such consents, waivers and revisions shall nevertheless be the obligation of Utah Federal.

                 6.13     Employees; Employee Benefit Plans.

                 (a) Except as otherwise provided herein, all employees of Utah Federal as of the Effective Time will continue as at will employees of WMBfsb after the Effective Time.

                 (b) Employees of Utah Federal who are terminated without cause by WMI, WMBfsb or any other subsidiary of WMI within one year after the Effective Date shall be eligible for severance pay according to the terms of the Washington Mutual Severance Plan, as amended and restated effective November 30, 1994, provided that WMI shall amend that Severance Plan to incorporate the terms of this Section 6.13(b).

         All eligibility requirements in the Washington Mutual Severance Plan shall apply, except that during the one year period after the Effective Date, if a Utah Federal employee is terminated without cause it shall not be a condition of eligibility that the termination was done as part of a general reduction in the size of the work force or because the position was being eliminated.

         Severance payments shall be paid in a lump sum on the first regular pay date following the date that any termination is effective. During the one year period after the Effective Time, severance payments for Utah Federal employees shall be computed as follows:

                 Non-officer: 1/2 month per year of service; maximum three months total pay.

                 Officer (as set out on Disclosure Schedule 6.13(b)): 1/2 month per year of service; maximum six months total pay.

         It is understood and agreed that any employees terminated by Utah Federal prior to the Effective Time will not receive any severance described above but shall receive the severance payment, if any, to which they are entitled under the Utah Federal severance plan.

         As used above in this Section 6.13(b), the term "year of service" shall mean a full year of service, except that any person having at least six months of service shall be deemed to have one full year of service (it being understood, for example, that a person with 18 months shall be treated as only having one year). In computing such severance payments for regular part-time employees, their per month compensation shall be based on the average number of hours worked per month while employed by Utah Federal in 1995. Utah Federal employees who are terminated "for cause" shall receive no severance payments.

         In the case of each of Val J. Peterson and Georgia S. Goodell, each shall be paid an amount equal to three times his or her currently monthly salary if he or she remains with Utah Federal until closing and is not offered a position with WMBfsb after the Effective Time. Such payment shall be in addition to the severance payments described above to which such person may be entitled.

         In the case of Michael R. Garrett, in the event he receives the payment described in Section 7(b)(i) of the Employment Agreement dated April 28, 1993 between Michael R. Garrett and Utah Federal, then Michael R. Garrett shall not be eligible to receive any severance payments described above.

         As used in this Section 6.13(b), termination "for cause" shall mean termination because (i) the employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) the employee is convicted of a crime (other than a traffic violation), or (iii) WMI or WMBfsb determines in good faith that the employee has engaged in dishonesty, fraud, destruction or theft of WMI or WMBfsb property, physical attack to a fellow employee, willful malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to WMI or WMBfsb.

                 (c) All employees of Utah Federal who continue as employees of WMI, WMBfsb or any other subsidiary of WMI shall receive service credit for employment with Utah Federal, but not with any other employer unless service credit is required under section 414(a) of the Code or sections 1.411(a)-5(b)(3)(iv)-(v) of the Treasury Regulations, for purposes of satisfying all eligibility and vesting requirements in the WMI Retirement Savings and Investment Plan, the WMI Cash Balance Pension Plan, and the WMI Supplemental Executive Retirement Plan and for purposes of eligibility and calculation of benefits in the WMI Employee Stock Purchase Program, the WMI Severance Plan, the WMI Service Award Plan, the WMI Long Term Disability Plan, and all other fringe benefit programs and payroll practices, including temporary disability and vacation pay.

                 (d) Utah Federal shall not establish any Benefit Plan and shall not amend or terminate any Benefit Plan without the consultation and approval of WMI; provided, however, that WMI has decided that it is in its business interests to have Utah Federal begin termination proceedings with respect to the Utah Federal Profit Sharing Plan prior to Closing and Utah Federal hereby agrees to begin such proceedings which may or may not be completed prior to Closing.

                 (e) Utah Federal shall not disseminate or make available any memoranda, notices, plan summaries, or other communications regarding employment or the Benefit Plans without the consultation and approval of WMI or the Plan Administration Committee of WMI.

                 (f) Effective as of the Effective Time, all employees of Utah Federal shall, at the option of WMI, either continue to participate in the Benefit Plans that are in effect immediately prior to the Effective Time or become participants in similar WMI employee benefit plans, practices and policies (the "WMI Benefit Plans") on the same terms and conditions as similarly situated employees of WMI or its subsidiaries. If any of the employees of Utah Federal shall become eligible to participate in any WMI Benefit Plans that provide medical, hospitalization or dental benefits, WMI and WMBfsb shall waive any pre-existing condition exclusions and actively at work requirements (but shall not waive general requirements of formal employment with WMI or WMBfsb).

                 (g) All employees of Utah Federal will be entitled to payment for all accrued but unused vacation days, up to the accrual limit allowed by Utah Federal; the cost of such payments shall be reserved for by Utah Federal prior to the Effective Time. All sick leave or short-term disability accrued and not used by employees of Utah Federal prior to the Effective Time shall be maintained by WMI or WMBfsb after the Effective Time up to the accrual limit allowed by Utah Federal. From and after the Effective Time, all vacation time, sick leave and short-term disability shall accrue at the same rate as for similarly situated WMBfsb employees up to the accrued limit for such WMBfsb employees.

                 (h) All officers and other employees of Utah Federal shall be entitled to receive immediately prior to the Effective Time a bonus incentive payment for the portion of the current year up to the Effective Time. Bonus incentive payments shall be paid to eligible officers and employees under either Utah Federal's bonus incentive plan or a contract with Utah Federal (but not under both). The amount of such payments shall be calculated in accordance with the plan and applicable contracts in a manner consistent with past practice. The calculations shall be made on a pro rata basis for the portion of the applicable year up to the Effective Time (so that, by way of example, if the Effective Time is July 31, 1996, then the amount of the payment under the plan shall be 7/12ths of what would be the payment for an entire year). Utah Federal represents that it is its customary practice to accrue the amount of such payments monthly, it has done so through January 1996, and it will continue to do so up to the Effective Time. Eligibility to receive the bonus payments described in this Section 6.13(h) shall be in lieu of eligibility to participate in any WMI or WMBfsb cash bonus or cash incentive plan for the portion of 1996 up to the Effective Time (it being understood that WMI may amend any such plans to incorporate the terms of this Section 6.13(h)).

                 6.14     Indemnification of Utah Federal Directors and
                   Officers.

                 (a) WMI and WMBfsb will use all reasonable efforts, in cooperation with Utah Federal, to arrange for insurance coverage (with at least as much dollar coverage as Utah Federal's directors and officers have under their current policy) for prior acts for all current and former directors and officers of Utah Federal, provided that such coverage must be available from normal carriers at a reasonable cost in light of the cost of similar policies under similar circumstances. WMI and WMBfsb shall not cancel such prior acts coverage for three years after the Effective Date.

                 (b) From and after the Effective Time, WMBfsb will, to the extent permitted by then applicable law and to the extent they would have been indemnified by Utah Federal, indemnify current and former directors, officers and employees of Utah Federal (each an "Indemnified Party") as though they had been directors, officers and/or employees of WMBfsb, for acts or omissions occurring prior to, and including, the Effective Time. In no event shall WMBfsb or its affiliates have any liability to indemnify Ernest J. Miller for liabilities or costs incurred in connection with the matter described in item number 4 on Disclosure Schedule 4.2.

         Any Indemnified Party wishing to claim indemnification under this provision shall, upon learning of any claim, action, suit, proceeding or investigation (hereinafter a "Claim"), promptly notify WMBfsb thereof. WMBfsb shall have the right to assume the defense of any such Claim and upon so doing shall not thereafter be liable to such Indemnified Party for any expenses, of other counsel or otherwise, subsequently incurred by such Indemnified Party in connection with such Claim. If WMBfsb elects not to assume such defense, or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between WMBfsb and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party and WMBfsb will pay all reasonable fees and expenses of such counsel incurred in defending the Claim; provided, however, that (i) in the event that more than one Indemnified Party is involved in the same Claim, WMBfsb shall not be obligated to pay for more than one firm of counsel for all Indemnified Parties in any one jurisdiction (unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of the Claim, and (iii) WMBfsb shall not be liable for any settlement effected without its prior written consent. If, upon the conclusion of the proceedings in any Claim, it is determined by WMBfsb that the Indemnified Party was not entitled to such indemnification, such party shall be required to reimburse WMBfsb for all cost expended in defending such Indemnified Party.

                 (c) This Section 6.14 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on WMBfsb and its successors and assigns.

                 6.15 Post-Closing Financial Statements. WMI agrees to use all reasonable efforts to file an 8-K with the SEC within 20 calendar days after the end of the first full calendar month deemed by Deloitte & Touche LLP to satisfy the requirement of ASR 135 with respect to the time period required for post-Merger financial results following the Effective Time (except if such month is the last month of a calendar quarter), which 8-K shall include financial results covering at least 30 days of post-merger combined operations of WMI and Utah Federal in accordance with ASR 135.

                 6.16 Post-Merger Actions. Following the Merger, neither WMI nor any of its affiliates shall take any action which will adversely affect the federal income tax treatment of the transaction to the stockholders of Utah Federal including, without limitation failing to continue at least one significant historic business line of Utah Federal or to use at least a significant portion of Utah Federal's historic assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d). This Section 6.16 is intended to benefit the stockholders of Utah Federal.

                 6.17 Current Public Information. WMI shall continue to satisfy the current public information requirements of Rules 144 and 145 of the SEC with respect to the WMI Common Stock, and to provide affiliates of Utah Federal with such information as they may reasonably require and to otherwise cooperate with them to facilitate sales of WMI Common Stock in compliance with Rules 144 and 145 of the SEC.

         7.      Closing Conditions.

                 7.1 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Utah Federal.

                 (b) All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

                 (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                 (d) Tax Opinion. An opinion shall be obtained from Foster Pepper & Shefelman in a form reasonably satisfactory to WMI and Utah Federal with respect to federal income tax laws substantially to the effect that:

                      (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code.

                      (ii) No gain or loss will be recognized by a stockholder of Utah Federal who, pursuant to the Agreement, exchanges shares of Utah Federal Common Stock solely for shares of WMI Common Stock.

                    (iii)         Subject to the provisions and limitations of
Section 302 of the Code, gain or loss will be recognized with respect to each stockholder of Utah Federal who holds shares of Utah Federal Common Stock and who, pursuant to the exercise of dissenter rights, exchanges such shares solely for cash.

                      (iv) The payment of cash to a Utah Federal stockholder in lieu of a fractional share of WMI Common Stock will be treated as a distribution in redemption of the fractional share interest, such stockholder will be taxed on the cash received in accordance with the provisions and limitations of Section 302 of the Code and, in general, such distribution in redemption will be treated as a payment in exchange for such fractional share interest.

                      (v) The aggregate basis of the WMI Common Stock received by a Utah Federal stockholder who exchanges Utah Federal Common Stock for WMI Common Stock will be the same as the aggregate basis of the Utah Federal Common stock surrendered in exchange therefor (reduced by the basis allocable to any fractional share for which cash is received).

                      (vi) The holding period of the WMI Common Stock received by a Utah Federal stockholder will include the period during which the Utah Federal Common Stock surrendered in exchange therefore was held (if such Utah Federal Common Stock was held by such Utah Federal stockholder as a capital asset at the Effective Time).

                    (vii) Gain or loss recognized in exchange for a fractional share or if Utah Federal Common Stock is converted into cash by exercise of dissenter rights generally will be capital gain or loss if the shares of Utah Federal Common Stock were held by the Utah Federal stockholder as a capital asset. For such stockholders, if the shares had been held for more than one year, the gain or loss will be long-term capital gain or loss. Whether or not the character of any taxable gain or loss is material to a Utah Federal Stockholder depends upon the particular circumstances of the stockholder.

         It is understood that in connection with the delivery of such opinion, Ernest J. Miller shall execute and deliver to Foster Pepper & Shefelman a certificate substantially in the form attached hereto as Exhibit D.

                 (e) Antitrust Law. Any applicable pre-merger notification provisions of Section 7A of the Clayton Act shall have been complied with by the parties hereto, and no other statutory or regulatory requirements with respect to the Clayton Act shall be applicable other than
Section 18(c) of the Federal Deposit Insurance Act and rules and regulations in connection therewith. There shall be no pending or threatened proceedings under any applicable antitrust law of the State of Washington and Utah.

                 (f) Securities Laws. The shares of WMI Common Stock to be issued to the stockholders of Utah Federal in exchange for their shares shall be exempt or shall have been qualified or registered for offering and sale under the federal securities law and the state securities or Blue Sky laws of each jurisdiction in which stockholders of Utah Federal reside, and no order suspending the sale of such shares of WMI Common Stock in any such jurisdiction shall have been issued prior to the Effective Time and no proceedings for that purpose shall have been instituted or shall be contemplated; provided, that WMI shall not have been obligated to execute or file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified. As soon as reasonably practicable, Utah Federal shall advise WMI of each jurisdiction in which stockholders of Utah Federal reside.

                 7.2 Conditions to the Obligations of WMI Under This Agreement. The obligations of WMI under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions, any one or more of which may be waived by WMI:

                 (a) Each of the obligations or covenants of Utah Federal required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and each of the representations and warranties of Utah Federal contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations to be true and correct or the failure of Utah Federal to have performed the obligations and covenants as required by Section 6 hereof, shall not in the aggregate have had a negative economic effect of $250,000 or more on Utah Federal or will, when adjusted to their present value, have such an effect on WMI; provided, however, that the representations and covenants contained in Sections 4.2, 6.1(a), 6.1(b) and 6.2 shall not be subject to the foregoing materiality exception and must be fully complied with; and provided further, that for purposes of this Section 7.2(a), the calculation of the effect of the failure of specific representations or warranties to be true and correct or the failure of Utah Federal to perform covenants or obligations shall be done without giving effect to any materiality standards contained in such representations, warranties or covenants.

                 (b) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that (i) is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on Utah Federal or WMI, or (ii) would require WMI to contribute additional capital to WMBfsb other than to increase the leverage capital ratio of WMBfsb (as defined in 12 C.F.R. Part 567 as proposed or adopted by the OTS) to a level no higher than 5.0 percent (as adjusted to account for the Merger). It is hereby agreed that any term or condition contained in any previous approval granted to WMI, WMBfsb or Washington Mutual Bank, for a merger or acquisition transaction shall be deemed a "normal" condition for purposes of this Section 7.2(b). For purposes of
Section 8 hereof, any "approval" which contains any of the foregoing unacceptable terms or conditions shall be deemed to be a regulatory "denial."

                 (c) WMI shall have received an opinion, dated the date of the Closing, from Graham & Dunn, counsel to Utah Federal, substantially to the effect set forth in Exhibit E hereto.

                 (d) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to Utah Federal (except for changes resulting from market and economic conditions which generally affect the savings banking industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof); provided, however, that the following expenses and adjustments shall be excluded in determining whether a material adverse change has occurred: (i) fees and expenses relating to the consummation of the transactions contemplated hereby, (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby, and (iii) costs and expenses related to any transactions of the type set forth in Section 6.1 undertaken by Utah Federal with the prior written consent of WMI or WMBfsb.

                 (e) Except as otherwise requested, the directors of Utah Federal shall have resigned effective on or prior to the Effective Time.

                 (f) WMI shall have received from Ernest J. Miller an agreement in substantially the form attached hereto as Exhibit F.

                 (g) Dissenters' rights shall not have been preserved by stockholders of Utah Federal with respect to more than 5 percent of the outstanding shares of Utah Federal Common Stock and each affiliate of Utah Federal shall have delivered to Utah Federal stock certificates evidencing all shares of Utah Federal Common Stock owned by such affiliate as provided in
Section 1(f) hereof and delivered to WMI assurance that such affiliate has voted for the Merger, together with any other assurances requested by WMI, that such affiliates will not have dissenters' rights.

                 (h)      WMI shall have received the statements referred to in
Section 1(a)(iii) hereof.

                 (i) Utah Federal shall have furnished WMI with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as WMBfsb may reasonably request.

                 7.3 Conditions to the Obligations of Utah Federal Under This Agreement. The obligations of Utah Federal under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions, any one or more of which may be waived by Utah
Federal:

                 (a) Each of the obligations of WMI and WMBfsb required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

                 (b) Each of the representations and warranties of WMI and WMBfsb contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have a Material Adverse Effect on WMI.

                 (c) Utah Federal shall have received an opinion, dated the date of the Closing, from Foster Pepper & Shefelman, counsel to WMI, substantially to the effect set forth in Exhibit G hereto.

                 (d) Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof).

                 (e) WMI shall have furnished Utah Federal with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Utah Federal may reasonably request.

                 (f) Utah Federal shall have received an opinion reasonably satisfactory to it from Columbia Financial Advisors, Inc., a financial advisory firm, dated as of the date of the Proxy
Statement/Prospectus, as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Utah Federal pursuant to this Agreement.

                 (g) WMI shall have instructed its transfer agent with respect to the issuance of WMI Common Stock to the Utah Federal stockholders at least two days prior to Closing.

         8.      Termination, Amendment and Waiver.

                 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Utah Federal stockholders:

                 (a)      by mutual written consent of all the parties hereto;

                 (b) by any party hereto (i) if the Effective Time shall not have occurred on or prior to December 31, 1996 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; or
(ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated hereby shall have been denied or withdrawn at the request of the applicable regulatory authority; provided, that, if prior to the expiration of such 31-day period WMI is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, Utah Federal may not terminate this Agreement until the earlier of (A) December 31, 1996 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the Utah Federal's stockholders is delivered to WMI indicating that such stockholders failed to adopt the resolution to approve this Agreement and the transactions contemplated hereby at the stockholders' meeting (or any adjournment thereof) contemplated by
Section 1(d) hereof;

                 (c) by WMI (i) if at the time of such termination there shall have been a material adverse change in the consolidated financial condition of Utah Federal from that set forth in Utah Federal's December 1995 Financial Statements for the three-month period ended December 31, 1995 (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole, including changes in regulation), it being understood that any of the matters set forth in Utah Federal's Disclosure Schedules as of the date of this Agreement or any of the matters described in clauses (i), (ii) or (iii) of Section 7.2(d) are not deemed to be a material adverse change for purposes of this paragraph (c); (ii) if there shall have been any material breach of any covenant of Utah Federal hereunder and such breach shall not have been remedied within 45 days after receipt by Utah Federal of notice in writing from WMI specifying the nature of such breach and requesting that it be remedied; or (iii) any of the events or circumstances described in Section 2(a), 2(b), 2(c) or 2(d) of the Option occurs.

                 (d) by Utah Federal (i) if at the time of such termination there shall have been a material adverse change in the consolidated financial condition of WMI from that set forth in the WMI Statement (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole), it being understood that any of the matters set forth in WMI's Disclosure Schedules as of the date of this Agreement are not deemed to be a material adverse change for purposes of this paragraph (d); or (ii) if there shall have been any material breach of any covenant of WMI or WMBfsb hereunder and such breach shall have not been remedied within 45 days after receipt by WMI of notice in writing from Utah Federal specifying the nature of such breach and requesting that it be remedied or (iii) if the directors of Utah Federal, after receiving advice of counsel, determine in their good faith judgment that they are required to do so in order to discharge their fiduciary duties, shall withdraw or modify or resolve to withdraw or modify its recommendation that stockholders vote in favor of the transactions contemplated hereby.

                 8.2      Break-Up Fee.

                 (a) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, Utah Federal has incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs, costs of Utah Federal management and employee time and potential damage to Utah Federal's business and franchises as a result of the announcement of the pending Merger), will forego discussions with other potential merger candidates and will forego various business activities which it would have otherwise undertaken if it remained an independent institution. To compensate Utah Federal for such costs and to induce it to forego initiating discussions with other potential merger candidates, (i) if this Agreement terminates because WMI or WMBfsb does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 7.3 is not satisfied and such nonsatisfaction has not been the result of the failure of WMI or WMBfsb to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement), (ii) if WMI terminates this Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(b) or 8.1(c) or (iii) if Utah Federal terminates this Agreement pursuant to Section 8.1(d)(ii), then WMI shall pay to Utah Federal on demand (and in no event more than three days after such demand) in immediately available funds, Two Hundred Thousand Dollars ($200,000.00).

                 (b) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, WMI and WMBfsb have incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs and costs of WMI and WMBfsb employee and management time) and will forego discussions with respect to other potential mergers. To compensate WMI for such costs and to induce it to forego initiating such discussions, if (i) this Agreement terminates because Utah Federal does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 7.3 is not satisfied and such nonsatisfaction has not been the result of the failure of Utah Federal to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement) or any of the events or circumstances described in
Section 2(a), 2(b), 2(c) or 2(d) of the Option occurs; (ii) Utah Federal terminates this Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(b) or 8.1(d); or (iii) WMI terminates this Agreement pursuant to Section 8.1(c)(iv), then Utah Federal shall be obligated to pay WMI on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Thousand Dollars ($200,000.00), and in addition WMI shall be entitled to receive any benefits under the Option. It is understood and agreed that this Section 8.2(b) does not limit or restrict in any way the events or circumstances upon which WMI may exercise its options under the Option.

         If (a) each of the conditions set forth in Section 7.1 has been satisfied, (b) WMI has delivered to Utah Federal a written waiver of the conditions set forth in Section 7.2 hereof, and (c) Utah Federal has not yet published its financial statements for the year ended December 31, 1995, then, upon the written request of WMI, Utah Federal shall, to the extent (i) permissible under generally accepted accounting principles (in the judgment of Utah Federal's accountants) and (ii) permissible under applicable federal regulations and not objectionable to Utah Federal's regulators, reflect the following changes or adjustments on its income statement for the year ended December 31, 1995:

                      (i) costs and expenses incurred or expected to be incurred in connection with the transactions contemplated hereby; and

                      (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby.

                 8.3 Effect of Termination. In the event of termination of this Agreement by any party, this Agreement shall forthwith become void (other than Section 6.4(b) hereof, which shall remain in full force and effect) and, except as and to the extent provided in Section 8.2, there shall be no further liability on the part of any party or its officers or directors except for the liability of WMI and WMBfsb under Section 6.4(b), it being understood and agreed that termination of this Agreement shall not affect the rights of WMI under the Option except as and to the extent expressly provided in the Option.

                 8.4 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Utah Federal, the parties may (a) amend this Agreement (including the Plan of Merger incorporated herein), (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the Utah Federal stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that reduces the amount or changes the form of consideration to be delivered to the Utah Federal stockholders (it being understood and agreed that a change in the Exchange Ratio pursuant to Section 1(g) hereof shall not constitute an amendment or waiver requiring further stockholder approval). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.      Miscellaneous.

                 9.1 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

                 9.2 Survival. Except for the covenants of Sections 6.13, 6.14, 6.15, 6.16 and 6.17, the respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall not survive the Effective Time.

                 9.3 Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

                          (a)     If to WMI or WMBfsb, to:

                                  Washington Mutual, Inc.
                                  1201 Third Avenue, Suite 1500
                                  Seattle, Washington 98101
                                  Attn: Craig E. Tall, Executive
                                      Vice President

                                  With a copy to:

                                  Foster Pepper & Shefelman
                                  1111 Third Avenue, Suite 3400
                                  Seattle, Washington 98101
                                  Attn: Fay L. Chapman

                          (b)     If to Utah Federal, to:

                                  Utah Federal Savings Bank
                                  2279 Washington Boulevard
                                  Ogden, Utah  84401
                                  Attn: L. Brent Hoggan, Executive
                                      Vice President

                                  With a copy to:

                                  Graham & Dunn
                                  1420 Fifth Avenue, 33rd Floor
                                  Seattle, Washington  98101
                                  Attn: Stephen M. Klein

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                 9.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement (except for Sections 1, 6.13, 6.14, 6.15, 6.16 and 6.17, which are intended to benefit third party beneficiaries).

                 9.5 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

                 9.6 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 9.7 Governing Law. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of Washington as applicable to contracts executed and delivered in Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. This Agreement is being delivered in Seattle, Washington.

                 9.8 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                             WASHINGTON MUTUAL, INC.


                             By:    /s/ Craig E. Tall
                                    ---------------------------------
                             Its:   Executive Vice President
                                    ---------------------------------


                             WASHINGTON MUTUAL BANK fsb



                              By:    /s/ Craig E. Tall
                                     ---------------------------------
                              Its:   Executive Vice President
                                     ---------------------------------


                              UTAH FEDERAL SAVINGS BANK



                              By:   /s/ Michael R. Garrett
                                    ----------------------------------
                              Its:  President and Chief Executive Officer
                                    --------------------------------------

                                   APPENDIX B

                     OPINION OF COLUMBIA FINANCIAL ADVISORS

____________, 1996

Board of Directors
Utah Federal Savings Bank
2279 Washington Boulevard
Ogden, Utah 84401

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Utah Federal Savings Bank ("UFSB" or the "Company"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated March 1, 1996, (the "Agreement") between UFSB, Washington Mutual, Inc. ("WAMU") and Washington Mutual Bank fsb.

In connection with the proposed merger transaction (the "Merger") whereby UFSB will be merged into Washington Mutual Bank fsb, a wholly-owned subsidiary of WAMU, each issued and outstanding share of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by UFSB, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive $105.63 in WAMU common stock (the Merger "Consideration"), except for fractional shares which will receive a proportional amount of cash.

Columbia Financial Advisors, Inc. ("CFAI"), as a part of its investment banking services, is periodically engaged in the valuation of banks and thrifts and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. CFAI has performed investment banking services for WAMU in the past and may perform future services. For our services in rendering this opinion, UFSB has agreed to pay CFAI a fee which is not contingent upon the consummation of the Merger.

In connection with rendering this opinion, we have, among other things: (i) reviewed the Agreement; (ii) reviewed UFSB's financial and related audited financial information for the twelve months ended September 30, 1995 and for the interim three month period ending December 31, 1995; (iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company; (iv) conducted interviews with senior management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed WAMU's audited financial information for the fiscal year ended December 31, 1995 including the Form 10-K filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for WAMU common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Company. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have assumed, with your consent, the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of UFSB or WAMU. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with UFSB.

This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of WAMU Common Stock have traded or may trade at any future date.

This opinion is for the benefit of the Board of Directors of UFSB and will not be relied upon by others, and will not be published or otherwise used, nor will any public references to us be made, without our prior written consent, which consent will not be unreasonably withheld; provided that UFSB may use, reproduce, disseminate, quote and refer to the opinion (i) to its shareholders in conjunction with shareholder approval of the Merger, (ii) to its advisors and regulatory agencies in conjunction with regulatory approval of the Merger; and
(iii) in any court or regulatory proceeding arising out of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of UFSB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of UFSB.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                              Very truly yours,


                                              COLUMBIA FINANCIAL ADVISORS, INC.

                                   APPENDIX C


                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (the "Agreement"), dated as of February 29, 1996, is made by and between Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), and Washington Mutual, Inc., a Washington corporation ("WMI").

         Concurrently with the execution hereof, Utah Federal, WMI and Washington Mutual Bank fsb ("WMBfsb") have executed a certain Agreement for Merger (the "Merger Agreement") which would result in the merger of Utah Federal with and into WMBfsb (the "Merger").

         It is understood and acknowledged that by negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, WMI and WMBfsb have incurred and will incur substantial direct and indirect costs (including without limitation the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

         THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, Utah Federal hereby irrevocably grants an option (the "Option") to WMI to purchase an aggregate of 35,278 authorized but unissued shares of Utah Federal's Common Stock, $10.00 par value (the "Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent 19.9% of total stock issued and outstanding), at a per share price of $75.61 (the "Option Price"), which was the per share book value of the Common Stock at December 31, 1995.

         2. Exercise of Option. Subject to the provisions of this Section 2 and of Section 13(a) of this Agreement, this Option may be exercised by WMI or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

                 (a) Utah Federal or its board of directors enters into an agreement or recommends to Utah Federal shareholders an agreement (other than the Merger Agreement) pursuant to which any entity, person or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 2, a "Person"), would: (i) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal, or (ii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing ten percent or more of the voting shares of Utah Federal;

                 (b) any Person (other than WMI or any of its subsidiaries and other than any Person owning as of the date hereof ten percent or more of the voting shares of Utah Federal) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents ten percent or more of the voting shares of Utah Federal (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder); provided, however, notwithstanding the foregoing, the Option shall not be exercisable in the circumstances described above in this subsection (b) if (x) a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents ten percent or more but less than 25 percent of the voting shares of Utah Federal and either (y) the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j)(1) of the Federal Deposit Insurance Act or 12 CFR Part 574 or (z) the Office of Thrift Supervision determines pursuant to 12 CFR Part 574 that any presumption of control does not exist;

                 (c) failure of the board of directors of Utah Federal to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

                 (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than WMI or a subsidiary of WMI) announces publicly or communicates, in writing, to Utah Federal a proposal to (i) acquire Utah Federal (by merger, consolidation, the purchase of 51 percent or more of its assets or liabilities or any other similar transaction), (ii) purchase or otherwise acquire securities representing 25 percent or more of the voting shares of Utah Federal or (iii) change the composition of the board of directors of Utah Federal.

         It is understood and agreed that the Option shall become exercisable upon the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Utah Federal complying with its fiduciary duties.

         Notwithstanding the foregoing, the Option may not be exercised if either (A) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (B) at the time of exercise WMI or WMBfsb is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that Utah Federal is failing to perform or observe its covenants or conditions under the Merger Agreement.

         3. Notice, Time and Place of Exercise. Each time that WMI or any transferee wishes to exercise any portion of the Option, WMI or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five days following the cessation of such restriction on consummation.

         4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) WMI and Utah Federal will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) WMI or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Utah Federal, and (c) Utah Federal will deliver to WMI or the transferees a certificate or certificates representing the shares so purchased.

         5. Transferability of the Option and Option Shares. Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through (d) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by WMI, subject to applicable federal and state securities laws.

         For purposes of this Agreement, a merger or consolidation of WMI (whether or not WMI is the surviving entity) or an acquisition of WMI shall not be deemed a transfer.

         6. Representations, Warranties and Covenants of Utah Federal. Utah Federal hereby represents, warrants, and covenants to WMI as follows:

                 (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Utah Federal, has been duly executed by a duly authorized officer of Utah Federal and constitutes a valid and binding obligation of Utah Federal. No shareholder approval by Utah Federal shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

                 (b) Option Shares. Utah Federal has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Utah Federal.

                 (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Utah Federal or any agreement, instrument, judgment, decree, law, rule or order applicable to Utah Federal or any subsidiary of Utah Federal or to which Utah Federal or any such subsidiary is a party.

                 (d) Notification of Record Date. At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, Utah Federal shall give WMI or any transferee thirty days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

         7. Representations, Warranties and Covenants of WMI. WMI hereby represents, warrants and covenants to Utah Federal as follows:

                 (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of WMI, has been duly executed by a duly authorized officer of WMI and constitutes a valid and binding obligation of WMI.

                 (b) Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

                 (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of WMI or any agreement, instrument, judgment, decree, law, rule or order applicable to WMI or any subsidiary of WMI or to which WMI or any such subsidiary is a party.

         8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be appropriately adjusted. If prior to the termination or exercise of the Option Utah Federal shall be acquired by another party, consolidate with or merge into another corporation or liquidate, WMI or any transferee shall thereafter receive upon exercise of the Option the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and Utah Federal shall take such steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

         9. Nonassignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party except that WMI may transfer the Option, the Option Shares or any portion thereof in accordance with Section 5. A merger or consolidation of WMI (whether or not WMI is the surviving entity) or an acquisition of WMI shall not be deemed an assignment or transfer.

         10. Regulatory Restrictions. Utah Federal shall use its best efforts to obtain or to cooperate with WMI or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by WMI or any transferee.

         11. Remedies. Utah Federal agrees that if for any reason WMI or any transferee shall have exercised its rights under this Agreement and Utah Federal shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Utah Federal is bound, then WMI or any transferee shall be entitled to specific performance and injunctive and other equitable relief. WMI agrees that if it shall fail to perform any of its obligations under this Agreement, then Utah Federal shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Utah Federal or WMI or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

         12. No Rights as Stockholder. This Option, prior to the exercise thereof, shall not entitle the holder hereof to any rights as a stockholder of Utah Federal at law or in equity; specifically this Option shall not entitle the holder to vote on any matter presented to the stockholders of Utah Federal or, except as provided herein, to any notice of any meetings of stockholders or any other proceedings of Utah Federal.

         13.     Miscellaneous.

                 (a) Termination. This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) December 31, 1996; (ii) the mutual agreement of the parties hereto; (iii) 31 days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such 31-day period, Utah Federal, WMI or WMBfsb is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (a) December 31, 1996, or (b) 31 days after the completion of such litigation and appeal procedure; (iv) the thirtieth day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by WMI or WMBfsb with respect to its obligations thereunder; or (v) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by WMI or WMBfsb with respect to its obligations thereunder; provided, however, that if the Option has been exercised, in whole or in part, prior to the termination of this Agreement, then such exercise shall close pursuant to Section 4 hereof even though such closing date is after the termination of this Agreement; and provided, further, that if the Option is sold prior to the termination of this Agreement, such Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise and/or the closing of such exercise occurs after the termination of this Agreement.

                 (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                 (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of WMI or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, WMI or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

                 (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopies, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

                 If to Utah Federal, to:

                          Utah Federal Savings Bank
                          2279 Washington Boulevard
                          Ogden, Utah  84401
                          Attn: L. Brent Hoggan, Executive
                             Vice President

                          With a copy to:
                          Graham & Dunn
                          1420 Fifth Avenue, 33rd Floor
                          Seattle, Washington  98101
                          Attn:  Stephen M. Klein

                 If to WMI:

                          Washington Mutual, Inc.
                          1201 Third Avenue, Suite 1500
                          Seattle, Washington  98101
                          Attention:  Craig E. Tall

                 With copies to:

                          Foster Pepper & Shefelman
                          1111 Third Avenue, Suite 3400
                          Seattle, Washington  98101
                          Attention:  Fay L. Chapman

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                 (e) Governing Law. This Agreement and the Option, in all respects, including all matters of construction, validity and performance, are governed by the internal laws of the State of Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Seattle, Washington.

                 (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 (g) Effects of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

         DATED as of the day first written above.

                         UTAH FEDERAL SAVINGS BANK


                         By:   /s/ Michael R. Garrett
                               -----------------------------------------
                         Its:   President and Chief Executive Officer
                               -----------------------------------------


                         WASHINGTON MUTUAL, INC.



                         By:   /s/ Craig E. Tall
                               --------------------------------
                         Its:  Executive Vice President
                               --------------------------------

                                   APPENDIX D


                           DISSENTERS RIGHTS STATUTE

12 CFR Section  552.14    DISSENTER AND APPRAISAL RIGHTS.

         (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

         (c)     Procedure.

                 (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

                 (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

                 (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

                          (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective day of the combination;

                          (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                          (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

                 (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

                 (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted he terms offered under the combination.

                 (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

                 (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

                 (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

                 (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section

                 (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any propose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

                 (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                   APPENDIX E

                            UTAH FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                        Consolidated Financial Statements
                                  and Schedules

                               September 30, 1995





                                                          TABLE OF CONTENTS
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    E-2
Consolidated Statement of Financial Position  . . . . . . . . . . . . . . . . . . . . .    E-3
Consolidated Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . .    E-5
Consolidated Statements of Stockholders' Equity . . . . . . . . . . . . . . . . . . . .    E-6
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . .    E-7
Notes to the Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . .    E-9
Consolidating Statement of Financial Condition (Schedule 1) . . . . . . . . . . . . . .   E-19
Consolidating Statements of Operations (Schedule 2) . . . . . . . . . . . . . . . . . .   E-20

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Utah Federal Savings Bank and Subsidiary
Salt Lake City, Utah

We have audited the accompanying consolidated statement of financial condition of Utah Federal Savings Bank and Subsidiary as of September 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Utah Federal Savings Bank and Subsidiary as of September 30, 1995, and the results of their operations and their cash flows for the years ended September 30, 1995 and 1994, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information included in Schedules 1 and 2 is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Jones, Jensen & Company
May 12, 1996

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                  Consolidated Statement of Financial Condition

                                     ASSETS

                                                                                  March 31,        September 30,
                                                                                     1996              1995
                                                                                 ------------      ------------
                                                                                 (Unaudited)
 Cash and cash equivalents
   Cash and amounts due from depository institutions . . . . . . . . . . .       $  2,662,127      $  1,953,116
   Interest-bearing deposits in other banks, including certificates of
     deposit of $886,000 in 1995 . . . . . . . . . . . . . . . . . . . . .         10,302,491         3,348,360
                                                                                 ------------      ------------
     Total cash and cash equivalents . . . . . . . . . . . . . . . . . . .         12,964,618         5,301,476
                                                                                 ------------      ------------
 Mortgage-backed securities
   Securities held to maturity, market value of $24,353,521 (Note 3) . . .         14,567,040        24,108,839
   Securities available, for sale, cost basis $122,302 . . . . . . . . . .          5,104,232           120,462
                                                                                 ------------      ------------
     Total mortgage-backed securities  . . . . . . . . . . . . . . . . . .         19,671,272        24,229,301
                                                                                 ------------      ------------
 Loans receivable, net of loss reserves $1,661,841
   (Notes 4,9, and 12) . . . . . . . . . . . . . . . . . . . . . . . . . .         81,164,999        83,482,205
 Loans receivable, held for sale, cost basis of $3,286,917 . . . . . . . .          1,294,782         3,286,917
 Accrued interest receivable, net of allowance for estimated
   uncollectible interest of $70,533 (Note 5)  . . . . . . . . . . . . . .            720,185           768,907
 Real estate acquired in settlement of loans . . . . . . . . . . . . . . .                 --            51,335
 Federal Home Loan Bank capital stock, at cost (Note 9)  . . . . . . . . .          3,993,800         3,850,400
 Premises and equipment, net (Note 6)  . . . . . . . . . . . . . . . . . .          2,728,349         2,709,897
 Income tax receivable (Note 10) . . . . . . . . . . . . . . . . . . . . .             17,010           132,685
 Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            676,417           121,409
                                                                                 ------------      ------------
       Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .       $123,231,432      $123,934,532
                                                                                 ============      ============


          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
            Consolidated Statement of Financial Condition, Continued

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                  March 31,        September 30,
                                                                                    1996              1995
                                                                                 ------------      ------------
 Liabilities                                                                     (Unaudited)
   Deposits (Note 7) . . . . . . . . . . . . . . . . . . . . . . . . . . .       $110,256,916      $108,989,820
   Other borrowings (Note 8) . . . . . . . . . . . . . . . . . . . . . . .             27,441            28,838
   Federal Home Loan Bank advances (Note 9)  . . . . . . . . . . . . . . .                 --         2,360,000
   Advance payments by borrowers for taxes and insurance . . . . . . . . .            478,415         1,133,222
   Deferred income taxes (Note 10) . . . . . . . . . . . . . . . . . . . .            697,129           553,300
   Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .            940,378           689,151
                                                                                 ------------      ------------
      Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .        112,400,279       113,754,331
                                                                                 ------------      ------------
 Stockholders' equity
   $21 noncumulative convertible-preferred stock, $10 par value,
    50,000 shares authorized, 38,000 shares issued and outstanding
    liquidation preference $798,000 (Note 1b)  . . . . . . . . . . . . . .                 --           380,000
   Common stock, $10 par value, 500,000 shares authorized, 101,000 shares
    issued and outstanding (Notes 1b and 13) . . . . . . . . . . . . . . .          1,390,000         1,010,000
   Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . .          1,285,720         1,285,720
   Retained earnings-substantially restricted (Notes 1b, 11, and 13) . . .          8,155,433         7,504,481
                                                                                 ------------      ------------
      Total stockholders' equity . . . . . . . . . . . . . . . . . . . . .         10,831,153        10,180,201
 Commitments and contingencies (Note 12) . . . . . . . . . . . . . . . . .                 --                --
                                                                                 ------------      ------------
       Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .       $123,231,432      $123,934,532
                                                                                 ============      ============





          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                      Consolidated Statements of Operations

                                                                    For the six months ended              For the years ended
                                                                            March 31,                         September 30,
                                                                 ------------------------------      ------------------------------
                                                                     1995             1994               1995               1994
                                                                 ------------      ------------      ------------      ------------
                                                                  (Unaudited)       (Unaudited)
Interest and dividend income:
  Interest and fees on loans receivable ....................     $  4,522,494      $  3,445,253      $  7,699,953      $  6,453,375
  Interest on mortgage-backed securities ...................          714,505           800,726         1,666,110         1,245,783
  Interest and dividends on investment securities ..........          143,474           112,206           234,732           333,111
  Other interest income ....................................          175,930           286,081           401,691           639,906
                                                                 ------------      ------------      ------------      ------------
    Total interest and dividend income .....................        5,556,403         4,644,266        10,002,486         8,672,175
                                                                 ------------      ------------      ------------      ------------
Interest expense:
  Interest on deposits (Note 7) ............................        2,832,666         2,395,042         5,073,349         4,770,575
  Interest on Federal Home Loan Bank advances ..............            3,751            27,900            31,754           119,056
  Interest on other borrowings .............................            1,393             3,919             5,251             6,797
                                                                 ------------      ------------      ------------      ------------
    Total interest expense .................................        2,837,810         2,426,861         5,110,354         4,896,428
                                                                 ------------      ------------      ------------      ------------
  Net interest income before provision for loan losses......        2,718,593         2,217,405         4,892,132         3,775,747
Provision for loan losses (Note 4) .........................             --                --                --                --
                                                                 ------------      ------------      ------------      ------------
  Net interest income after provision for loan losses.......        2,718,593         2,217,405         4,892,132         3,775,747
                                                                 ------------      ------------      ------------      ------------
Other income:
  Loan servicing fees ......................................          133,996           122,886           259,752           236,650
  Gain on sale of loans receivable .........................          234,193            45,553           163,866           180,560
  Other income .............................................          175,718           284,793           493,506           685,313
                                                                 ------------      ------------      ------------      ------------
    Net other income .......................................          543,907           453,232           917,124         1,102,523
                                                                 ------------      ------------      ------------      ------------
General and administrative expenses:
  Salaries and employee benefits ...........................        1,182,654         1,106,541         2,381,489         1,908,706
  Office occupancy .........................................          280,412           210,939           383,953           358,155
  Advertising ..............................................           36,126            39,589            76,667            72,254
  Federal insurance premiums ...............................          123,963           123,209           245,196           270,162
  Gain on sale of real estate acquired in
    settlement of loans ....................................             --              (8,320)           (8,098)          (43,781)
  Data processing ..........................................          101,099            73,043           179,193           156,594
  Real estate holding costs, net ...........................            2,648            17,090            21,016           100,008
  Other general and administrative expenses ................          330,021           413,754           786,300           753,886
                                                                 ------------      ------------      ------------      ------------
    Total general and administrative expenses ..............        2,056,923         1,975,845         4,065,716         3,575,984
                                                                 ------------      ------------      ------------      ------------
Income before income tax expense ...........................        1,205,577           694,792         1,743,540         1,302,286
Income tax expense (Note 10) ...............................         (458,145)         (248,135)         (373,772)         (167,349)
                                                                 ------------      ------------      ------------      ------------
    Net income .............................................     $    747,432      $    446,657      $  1,369,768      $  1,134,937
                                                                 ============      ============      ============      ============
Earnings per share information:
  Earnings per share .......................................     $       7.40      $       4.47      $      13.65      $      11.35
                                                                 ============      ============      ============      ============


          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                 Consolidated Statements of Stockholders' Equity

                                                                                   Additional                        Total
                                                      Preferred       Common         Paid-in        Retained     Stockholders'
                                                        Stock          Stock         Capital        Earnings         Equity
                                                    ------------    ------------   ------------   ------------    ------------
Balances, September 30, 1993 ....................   $    380,000    $  1,000,000   $  1,274,720   $  5,246,911    $  7,901,631

  Dividends paid on preferred stock .............           --              --             --          (69,940)        (69,940)
  Dividends paid on common stock ................           --              --             --          (60,000)        (60,000)
  Market adjustment on mortgage backed securities
    held for sale ...............................           --              --             --             (541)           (541)
  Net income ....................................           --              --             --        1,134,937       1,134,937
                                                    ------------    ------------   ------------   ------------    ------------

Balances, September 30, 1994 ....................        380,000       1,000,000      1,274,720      6,251,367       8,906,087

  Issuance of common stock ......................           --            10,000         11,000           --            21,000
  Dividends paid on preferred stock .............           --              --             --          (55,860)        (55,860)
  Dividends paid on common stock ................           --              --             --          (60,000)        (60,000)
  Market adjustment on mortgage-backed securities
    held for sale ...............................           --              --             --             (794)           (794)
  Net income ....................................           --              --             --        1,369,768       1,369,768
                                                    ------------    ------------   ------------   ------------    ------------

Balances, September 30, 1995 ....................        380,000       1,010,000      1,285,720      7,504,481      10,180,201

  Conversion of preferred stock (unaudited) .....       (380,000)        380,000           --             --              --
  Dividends paid on preferred stock (unaudited) .           --              --             --          (14,080)        (14,080)
  Dividends paid on common stock (unaudited) ....           --              --             --          (80,800)        (80,800)
  Market adjustment on mortgage backed securities
    held for sale (unaudited) ...................           --              --             --           (1,600)         (1,600)
  Net income (unaudited) ........................           --              --             --          747,432         747,432
                                                    ------------    ------------   ------------   ------------    ------------

Balance, March 31, 1996 (unaudited) .............   $       --      $  1,390,000   $  1,285,720   $  8,155,433    $ 10,831,153
                                                    ============    ============   ============   ============    ============


          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                    For the Six Months Ended        For the Years Ended
                                                                             March 31,                  September 30,
                                                                   ---------------------------   ---------------------------
                                                                       1996           1995           1995           1994
                                                                   ------------   ------------   ------------   ------------
                                                                   (Unaudited)    (Unaudited)
Cash flows from operating activities
  Net income ....................................................  $    747,432   $    446,657   $  1,369,768   $  1,134,937
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
    Depreciation and amortization ...............................       111,360        132,555        198,143        247,449
    Provision for loan losses ...................................          --             --             --             --
    Provision for losses on real estate acquired in settlement of
      loans and real estate held for investment .................          --             --           18,502           --
    Increase (decrease) in deferred loan fees ...................      (143,841)        62,437       (448,251)      (357,767)
    Federal Home Loan Bank stock dividend .......................      (143,400)      (112,100)      (234,500)      (306,800)
    Gain on sale of premises and equipment ......................          --             --           (3,882)          --
    Gain on sale of loans receivable ............................      (234,193)       (45,553)      (163,866)      (180,560)
    Origination of loans held for sale ..........................   (13,591,756)    (4,518,371)   (22,846,221)   (18,356,236)
    Proceeds from sale of loans held for sale ...................    15,461,381      4,152,858     20,144,890     21,172,072
    Deferred income taxes .......................................       144,115           --         (114,600)       207,900
    Gain on the sale of real estate acquired in settlement
      of loans ..................................................          --           (8,320)        (5,946)       (43,781)
    (Increase) Decrease in accrued interest receivable ..........        48,722       (122,195)      (314,115)        76,784
    Decrease (Increase) in income tax receivable ................       115,675         96,884         (6,301)      (126,384)
    Decrease (Increase) in other assets .........................      (555,510)      (413,469)       181,806        221,433
    Increase (Decrease) in other liabilities ....................       222,829        (97,639)      (293,553)    (1,069,012)
    Market value increase (decrease) investment
      available for sale ........................................        39,326           --             --             --
                                                                   ------------   ------------   ------------   ------------
      Net cash (used in) provided by operating activities .......     2,222,140       (426,256)    (2,518,126)     2,620,035
                                                                   ------------   ------------   ------------   ------------
Cash flows from investing activities
  Decrease in real estate held for investment ...................          --           39,600         39,600        119,202
  Purchase of investment securities .............................          --             --             --       (1,032,500)
  Maturities of investment securities ...........................          --             --             --        2,020,000
  Purchase of mortgage-backed securities ........................          --             --             --      (14,269,817)
  Repayment of principal on mortgage-backed securities ..........     3,967,104      2,171,404      5,427,776      5,411,986
  Purchase of mortgage-backed securities held for sale ..........       590,925           --             --         (126,699)
  Repayment of principal on mortgage-backed securities
    held for sale ...............................................          --            1,554          1,711          3,191
  Loans originated ..............................................   (31,566,130)   (21,585,729)   (55,321,167)   (27,103,943)
  Repayment of loans receivable .................................    34,382,038     15,742,859     40,329,092     32,241,875
  Proceeds from the sale of real estate acquired in
    settlement of loans .........................................        51,335        185,827        345,571        209,811
  Purchase of premises and equipment ............................      (146,581)      (884,662)    (1,431,143)      (153,980)
  Proceeds from sale of premises and equipment ..................          --             --           13,447           --
                                                                   ------------   ------------   ------------   ------------
    Net cash (used in) provided by investing activities .........  $  7,278,691   $ (4,329,147)  $(10,595,113)  $ (2,680,874)
                                                                   ============   ============   ============   ============

          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                Consolidated Statements of Cash Flows (Continued)

                                                                      For the Six Months Ended        For the Years Ended
                                                                              March 31,                    September 30,
                                                                     ---------------------------   ---------------------------
                                                                         1996           1995           1995           1994
                                                                     ------------   ------------   ------------   ------------
                                                                     (Unaudited)     (Unaudited)
Cash flows from financing activities
  Dividends on stock ..............................................  $   (135,806)  $    (88,160)  $   (115,860)  $   (115,860)
  Proceeds from sale of common and preferred stock ................          --             --           21,000           --
  Increase (decrease) in deposits .................................     1,267,096       (206,717)     2,224,531     (5,843,218)
  Decrease in other borrowings ....................................        (1,397)       (51,610)       (70,673)       (83,251)
  Repayments of Federal Home Loan Bank advances ...................    (2,360,000)    (1,000,000)    (1,000,000)    (2,000,000)
  Proceeds from Federal Home Loan Bank advances ...................          --             --        2,360,000           --
  Increase (decrease) in advance payments by
    borrowers for taxes and insurance .............................      (607,582)      (485,913)        90,831       (159,427)
                                                                     ------------   ------------   ------------   ------------
    Net cash (used in) provided by financing activities ...........    (1,837,689)    (1,832,400)     3,509,829     (8,201,756)
                                                                     ------------   ------------   ------------   ------------
  Increase (decrease) in cash and cash equivalents ................     7,663,142     (6,587,803)    (9,603,410)    (8,262,595)

  Cash and cash equivalents, beginning of period ..................     5,301,476     14,904,886     14,904,886     23,167,481
                                                                     ------------   ------------   ------------   ------------

  Cash and cash equivalents, end of period ........................  $ 12,964,618   $  8,317,083   $  5,301,476   $ 14,904,886
                                                                     ============   ============   ============   ============
Supplemental disclosures of cash flow information
  Cash paid during the year for interest, net of
    amount credited to deposit accounts ...........................  $    250,211   $    240,914   $     43,118   $    585,513
                                                                     ============   ============   ============   ============
  Cash paid for income taxes ......................................  $    212,500   $     28,116   $    484,173   $    292,186
                                                                     ============   ============   ============   ============
  Cash received from income tax refund ............................  $    115,675   $       --     $       --     $    190,304
                                                                     ============   ============   ============   ============
Supplemental schedule of noncash investing and financing activities
  Interest credited to deposit accounts,
    net of interest paid in cash ..................................  $  2,587,984   $  2,187,437   $  5,087,046   $  4,350,752
                                                                     ============   ============   ============   ============
  Real estate acquired in settlement of loans .....................  $       --     $       --     $     51,335   $    207,418
                                                                     ============   ============   ============   ============
  Loans originated in connection with sale of real
    estate acquired in settlement of loans ........................  $       --     $       --     $       --     $    385,397
                                                                     ============   ============   ============   ============
  Transfer of real estate acquired in settlement of
    loans to premises and equipment ...............................  $       --     $       --     $    387,000   $       --
                                                                     ============   ============   ============   ============


          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                               September 30, 1995

(1)      Organization

The consolidated financial statements include the accounts of Utah Federal Savings Bank (the Bank) and its wholly owned subsidiary, 2425 Service Corporation (a service corporation incorporated in the state of Utah). All significant intercompany transactions and accounts have been eliminated.

         (A)     Business

         The Bank provides a full range of banking and other financial services to its corporate, individual and institutional customers. The Bank is subject to competition from other financial institutions, the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

         (B)     Conversion to Stock Form of Ownership

         On September 23, 1992, the Bank converted from a Federally Chartered Mutual Association to a Federally Chartered Stock Association through the issuance of 38,000 shares of preferred stock and 100,000 shares of common stock for $2,898,000 in gross proceeds. Costs associated with the conversion that totaled $243,280 were deducted from gross proceeds. The preferred stock bears noncumulative annual dividends of seven percent per share. However, no dividends may be paid on the common stock or common stock shares redeemed or retired unless full dividends on the preferred stock for the then current fiscal year have been paid or set aside. The preferred stock is convertible to shares of common stock at the stockholder's option any time after two years from the date of issuance. Each share of preferred stock is convertible into one share of common stock, but if a full dividend is not paid during any year prior to conversion of the preferred stock, the amount of common stock to be received upon stock conversion will be increased to reflect the amount of the unpaid dividends. In the event of the complete liquidation or dissolution of the Bank, the preferred stockholders are entitled to any accrued dividends for the then current fiscal year and a liquidation preference of $21 per share, after payment or provision for payment of (i) all debts and liabilities of the Bank (including all savings deposits and accrued interest thereon), (ii) any accrued dividends and (iii) any interests in the liquidation account.

         At the time of the conversion, the Bank established a liquidation account by restricting a portion of net worth for the benefit of eligible account holders who maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account after payment of all creditors, but before a liquidation distribution with respect to the preferred and common stock. The liquidation account balance was approximately $1,446,000, at September 30, 1995. This account will be proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts.

(2)      Summary of Significant Accounting Policies

This summary of significant accounting policies of Utah Federal Savings Bank is presented to assist in understanding the Bank's financial statements. The financial statements and notes are representations of the Bank's management, which is responsible for their integrity and objectivity. These accounting principles conform to generally accepted accounting principles and have been consistently applied in the preparation of these financial statements.

         (A)     Use of Estimates

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

         financial condition, and of revenues, and expenses for the years reported. Accordingly, future results could be impacted by differences in such estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in settlement of loans, and the valuation of real estate held for investment. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

         Management believes that the allowances for losses on loans, real estate acquired in settlement of loans, and real estate held for investment are adequate. While management uses available information to recognize losses on loans, real estate acquired in settlement of loans, and real estate held for investment, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans, real estate acquired in settlement of loans, and real estate held for investment. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

         (B)     Investments and Mortgage-Backed Securities

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy. Such securities may be sold in response to changes in interest rates, and prepayment risk and other factors related to interest rate changes.

         Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These unrealized gains and losses are credited or charged to shareholders' equity, whereas realized gains and losses flow through the Bank's yearly operations.

         (C)     Allowance for Estimated Losses on Loans

         The allowance for estimated losses on loans is increased by charges to income and decreased by charge offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. Interest is accrued as earned unless management doubts the collectibility of the loan or the unpaid interest or when a loan is contractually 90 days or more past due, at which time the uncollected interest is charged off or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. Subsequent collection of delinquent interest is reflected in income in the period of recovery.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995


         (D)     Loans Held for Sale

         Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

         (E)     Gains and Losses from the Sale of Loans

         The Bank sells whole loans and participations in mortgage loans, without recourse, to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific-identification method and reflect the extent that the sales proceeds exceed or are less than the Bank's investment in the loans (which includes the unpaid principal balance of the loans adjusted for unearned discounts, premiums, and deferred fees at the time of sale). In some cases, the Bank sells loans and continues to service such loans for the investor. In these cases, the Bank recognizes a gain or loss on the loan sale measured by the present value of the difference between the yield on the loans and the yield to be paid to the buyer, reduced by the normal servicing fees, over the estimated remaining lives of those loans using market prepayment, default, and discount rate assumptions. The resulting deferred discount or premium is amortized as an addition to or deduction from income using the level-yield method, adjusted for actual prepayments. The Bank periodically reviews the remaining net premium to ensure that it does not exceed the present value of the estimated excess servicing fees. In the event that actual prepayments exceed the assumptions used in determining the gain or loss, the deferred net premium is adjusted to reflect current prepayment projections by a charge to earnings.

         (F)     Real Estate Acquired in the Settlement of Loans

         Real estate acquired in the settlement of loans is recorded at the lower of cost or fair value at the date of acquisition. Subsequent valuations are performed by management and any excess carrying value over estimated net realizable value is charged to operations. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

         (G)     Premises and Equipment

         Premises and equipment are stated at cost. Depreciation and amortization is generally computed on a straight-line method over the estimated useful lives of 40 years for buildings, 20 years for leasehold improvements, and 3 to 7 years for furniture and equipment.

         (H)     Income Taxes

         The Bank has adopted Statement of Financial Accounting Standards No.
         109. Under the asset and liability method of FASB 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

         (I)     Cash and Cash Equivalents

         Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks, including certificates of deposit. For purposes of the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities of six months or less to be cash equivalents.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

         (J)     Loan Origination and Commitment Fees and Related Costs

         Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in income according to FASB 91. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

         (K)     Earnings Per Share

         Earnings per share have been computed on the basis of the weighted average number of shares outstanding in 1995 and 1994.

         (L)     Reclassifications

         Certain reclassifications have been made to the prior financial statements in order for them to conform with the current year presentation.

         (M)     Escrowed Cash

         The amount of escrowed cash held by the bank as a fiduciary or agent was $1,287,956 as of September 30, 1995.

(3)      Mortgage-Backed Securities

At September 30, 1995, the mortgage-backed securities portfolio was comprised of securities classified as available for sale and held to maturity, in conjunction with the early adoption of FASB 115, resulting in mortgage-backed securities available for sale being carried at market value and mortgage-backed securities held to maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts. FASB 115 does not allow retroactive restatement and, therefore, the investment securities portfolio at September 30, 1995 was carried at cost, adjusted for amortization of premiums and accretions of discounts. There was no adjustment of the carrying value of mortgage-backed securities required by the early adoption of FASB 115.

The carrying values, gross unrealized gains and losses, and estimated market values of mortgage-backed securities held to maturity as of September 30, 1995 are as follows:

                                                                               1995
                                                   ----------------------------------------------------------
                                                                       Gross           Gross       Estimated
                                                    Carrying         Unrealized     Unrealized      Market
                                                      Value            Gains          Losses         Value
                                                   -----------      -----------     ----------    -----------
Government National Mortgage
  Association certificates ..................      $   492,408      $    32,327      $  --        $   524,735
Federal National Mortgage Association
  adjustable rate certificates ..............       15,772,118          114,782         --         15,886,900
Federal Home Loan Mortgage Corporation
  adjustable certificates ...................        7,073,683           70,672         --          7,144,355
Small Business Administration
  adjustable certificates ...................          770,630           26,901         --            797,531
                                                   -----------      -----------     ----------    -----------

    Total ...................................      $24,108,839      $   244,682      $  --        $24,353,521
                                                   ===========      ===========     ==========    ===========

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

The carrying values, gross unrealized gains and losses, and estimated market valued of mortgage-backed securities available for sale at September 30, 1995 are as follows:

                                                                        Gross          Gross         Estimated
                                                   Carrying           Unrealized    Unrealized        Market
                                                     Value              Gains         Losses           Value
                                                   ---------          ----------    ----------       ---------
Federal National Mortgage Association
  adjustable rate certificates  . . . . . . .      $  67,811           $   --       $  1,238         $ 66,573
Federal Home Loan Mortgage Corporation
  adjustable securities . . . . . . . . . . .         54,491               --            602           53,889
                                                   ---------           -------      --------         --------

    Total . . . . . . . . . . . . . . . . . .      $ 122,302           $   --       $  1,840         $120,462
                                                   =========           =======      ========         ========


(4)      Loans Receivable

Loans receivable consist of the following:

                                                                                        September 30, 1995
                                                                                        ------------------
  Loans secured by real estate:
    One-to-four family residential loans  . . . . . . . . . . . . . . . . . . . . . . .    $73,194,974
    Other conventional loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,800,038
    Commercial real estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,190,243
    FHA and VA loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,052,519
    Land acquisition and development loans  . . . . . . . . . . . . . . . . . . . . . .      3,353,000
                                                                                           -----------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     97,590,774

  Loans collateralized by savings deposits  . . . . . . . . . . . . . . . . . . . . . .        896,374
  Consumer, home improvements, and other loans  . . . . . . . . . . . . . . . . . . . .      1,141,371
                                                                                           -----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     99,628,519

  Less:
    Undisbursed portion of construction loans . . . . . . . . . . . . . . . . . . . . .     13,711,268
    Net deferred loan fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        773,205
    Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,661,841
                                                                                           -----------

    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $83,482,205
                                                                                           ===========

Loans are made in the normal course of business to various officers and directors of the Bank. The terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions and do not involve more than a normal risk of collectibility. Activity during fiscal year ended September 30, 1995 included new loans of $1,630,000, repayment of $58,000 with an ending balance of $1,840,000.

The activity in the allowances for losses on loans receivable, real estate acquired in settlement of loans, and real estate held for investment is summarized as follows:

                                                                                              1995
                                                                                              ----
Allowance for losses on:
  Loans receivable:
    Beginning balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,677,086
    Provisions for losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --
    Charge offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (23,045)
    Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7,800
                                                                                           ----------

      Ending balance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,661,841
                                                                                           ==========

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

  Real estate acquired in settlement of loans:
    Beginning balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 300,772
    Provisions for losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18,502
    Charge offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (319,274)
    Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --
                                                                                            ---------

      Ending balance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      --
                                                                                            =========

Loans on nonaccrual status were approximately $152,000 at September 30, 1995. At the original contract rates, additional interest income of approximately $6,500 and $4,000 for the year ended September 30, 1995, would have been recognized had these loans performed as originally agreed. Renegotiated loans for which interest has been reduced was insignificant.

The balance of loan participations sold without recourse and loans serviced for others, not included in the accompanying consolidated statements of financial condition, was $58,189,109 at September 30, 1995.

(5)      Accrued Interest Receivable

Accrued interest receivable is as follows:

                                                                                              1995
                                                                                              ----
Loans receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $576,257
Investment securities and interest-bearing deposits in
  other banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,187
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      179,463
                                                                                            --------

  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $768,907
                                                                                            ========

(6)      Premises and Equipment

Premises and equipment and related accumulated depreciation and amortization are as follows:

                                                                                       September 30, 1995
                                                                                       ------------------
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  1,231,899
Buildings and leasehold improvements  . . . . . . . . . . . . . . . . . . . . . . .          1,347,053
Furniture and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,623,169
Accumulated depreciation and amortization . . . . . . . . . . . . . . . . . . . . .         (1,492,224)
                                                                                          ------------

  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  2,709,897
                                                                                          ============

(7)      Deposits

Deposits account balances at September 30, 1995 is summarized as follows:

                                                                                            1995
                                                                             --------------------------------
                                                                             Weighted Average
                                                                               Interest Rate   Carrying Value
                                                                             ----------------  --------------
         NOW accounts . . . . . . . . . . . . . . . . . . . . . . . . .           2.20%         $ 9,548,903
         Passbook accounts  . . . . . . . . . . . . . . . . . . . . . .           2.98%           9,444,109
         Money market accounts  . . . . . . . . . . . . . . . . . . . .           3.90%           7,756,462
                                                                                                -----------

                                                                                                 26,749,474
                                                                                                -----------

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

         Certificates:
           3 to 6 month maturities  . . . . . . . . . . . . . . . . . .           5.90%        10,445,664
           7 to 24 month maturities . . . . . . . . . . . . . . . . . .           6.09%        38,358,993
           Over 24 month maturities . . . . . . . . . . . . . . . . . .           6.20%        33,435,689
                                                                                             ============

             Total certificates . . . . . . . . . . . . . . . . . . . .                        82,240,346
                                                                                             ============

             Total  . . . . . . . . . . . . . . . . . . . . . . . . . .                      $108,989,820
                                                                                             ============

At September 30, 1995, scheduled maturities of certificates of deposit are as follows:

                                  Year Ending September 30,
                         ---------------------------------------------
                            1996             1997             1998            After 1988          Total
                         -----------      -----------       ----------       ----------        -----------
4.0% to 4.99% . .        $11,110,207       $1,715,062       $   12,133       $  537,226        $13,374,628
5.0% to 5.99% . .         24,440,380          848,130        1,458,012        1,121,540         27,868,062
6.0% to 6.99% . .         19,903,356        8,422,256        2,891,748        7,599,292         38,816,652
7.0% to 7.99% . .          2,162,630               --           12,083            6,291          2,181,004
                         -----------      -----------       ----------       ----------        -----------
                         $57,616,573      $10,985,448       $4,373,976       $9,264,349        $82,240,346
                         ===========      ===========       ==========       ==========        ===========

Interest expense on deposits was as follows:

                                                                                        September 30, 1995
                                                                                        ------------------
  NOW accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  154,936
  Passbook accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        306,934
  Money market accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        269,782
  Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,341,697
                                                                                            ----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $5,073,349
                                                                                            ==========

Jumbo CD's were $8,073,005 as of September 30, 1995.

(8)      Other Borrowings

The Bank's other borrowings consists of notes payable at September 30, 1995. The weighted average interest rates and maturity schedule for notes payable are as follows:

                                                                                            1995
                                                                             --------------------------------
                                                                             Weighted Average
                                                                               Interest Rate   Carrying Value
                                                                             ----------------  --------------
         Three to five years  . . . . . . . . . . . . . . . . . . . . .             --          $     --
         Five or more years . . . . . . . . . . . . . . . . . . . . . .          10.00%            28,838
                                                                                                ---------
                                                                                                $  28,838
                                                                                                =========

(9)      Federal Home Loan Bank Advances

Federal Home Loan Bank (FHLB) advances consist of the following:

                                                                                     September 30, 1995
                                                                             --------------------------------
                                                                             Weighted Average
                                                                               Interest Rate   Carrying Value
                                                                             ----------------  --------------
         Fiscal year of maturity
           1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6.925%           $2,360,000
                                                                                               ==========

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

The Bank is required to maintain pledged collateral, consisting of certain qualifying real estate loans, equal to at least 120% of the balance of advances outstanding. The stock of the FHLB is also pledged as collateral for the advances.

(10)     Income Taxes

Income tax benefit (expense) consists of the following:

                                                                                        September 30, 1995
                                                                                        ------------------
         Current:
           State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ (63,556)
           Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (424,816)
                                                                                            ---------
                                                                                             (488,372)
                                                                                            ---------
         Deferred:
           State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,700
           Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        99,900
                                                                                            ---------
                                                                                              114,600
                                                                                            ---------
              Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $(373,772)
                                                                                            =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1995 are as follows:

                                                                                              1995
                                                                                              ----
         Deferred tax assets:
           Deferred loan fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $309,400
           Book allowance for losses on loans and real estate
             owned in excess of tax allowance . . . . . . . . . . . . . . . . . . . . .        94,900
           Stock appreciation rights  . . . . . . . . . . . . . . . . . . . . . . . . .        30,400
                                                                                            ---------
               Total gross deferred tax assets  . . . . . . . . . . . . . . . . . . . .       434,700

           Less valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . . .            --
                                                                                            ---------

               Net deferred tax assets  . . . . . . . . . . . . . . . . . . . . . . . .       434,700
                                                                                            ---------
         Deferred tax liabilities:

           Federal Home Loan Bank stock dividends . . . . . . . . . . . . . . . . . . .      (957,000)
           Tax depreciation in excess of book . . . . . . . . . . . . . . . . . . . . .       (31,000)
                                                                                            ---------
               Total deferred tax liabilities . . . . . . . . . . . . . . . . . . . . .      (988,000)
                                                                                            ---------

               Net deferred tax liability . . . . . . . . . . . . . . . . . . . . . . .     $(553,300)
                                                                                            =========


If certain conditions are met in determining taxable income, the Bank is allowed a special bad debt deduction for tax purposes based on a percentage of taxable income, or tax reserves are determined based on specified experience formulas. For financial statement purposes and its tax return, the Bank uses the most beneficial method for computing its bad debt deduction.

Retained earnings at September 30, 1995 includes approximately $1,418,000 for which no provision for federal income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

The Bank files consolidated income tax returns on a calendar-year basis.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

(11)     Profit Sharing Plan and Stock Appreciation Rights

The Bank has an employee profit sharing plan for all employees who have completed at least 1,000 hours during one year service. Participants must contribute from 1/2 to 4 percent of their base compensation, limited to $60,000 of base compensation per participant per year, and the Bank is required to pay the lesser of 25 percent of profits before income taxes or 1.875 to 15 percent of all base compensation. The Bank made contributions of $123,996 for the year ended September 30, 1995.

The Bank has an agreement with two key officers, as of September 30, 1993, and with one key officer for the year ended September 30, 1994, for the granting of Stock Appreciation Rights (SAR). SARs permit each optionee to surrender an exercisable option for an amount equal to the stock share amount reduced by forty-nine dollars (the stock share amount is defined as the amounts reflected in the shareholders' equity accounts, as of the end of the preceding Stock Option Plan year, divided by the total number of shares of preferred and common stock). Each employee was granted 1,000 shares effective December 31, 1993, one employee is granted 1,000 shares for each successive December 31, 1993, and thereafter through December 31, 2003. Upon exercising the options, the shares are placed into a voting trust, to be voted by the trustee (a major shareholder). As of September 30, 1995, there were 2,000 SARs or options outstanding.

(12)     Commitments and Contingencies

The Bank leases office space and equipment under operating lease agreements that require approximate future minimum annual payments as follows:

                    Years ended September 30:
                    -------------------------
                                1996                                         $      61,179
                                1997                                                55,217
                                1998                                                50,145
                                1999                                                 5,828
                                                                             -------------
                                Total                                        $     172,369
                                                                             =============

Rent expenses for the years ended September 30, 1995 and 1994 amounted to $101,575 and $85,108, respectively.

The Bank had primarily fixed-rate loan commitments outstanding of approximately $4,142,247 at September 30, 1995, excluding undisbursed portions of construction loans in process. Commitments, which are disbursed subject to certain limitations, extend over time with the majority disbursed within a one-month period. The range of interest rates on the commitments were from 5.875 to 12.25 percent at September 30, 1995. The Bank had undisbursed balances on lines of credit of approximately $648,599 at September 30, 1995. In addition, the Bank has an outstanding letter of credit for approximately $2,354,000 at September 30, 1995. Loans receivable and mortgage-backed securities pledged in connection with this outstanding letter of credit was approximately $4,846,795 at September 30, 1995. The Bank has commitments to sell loans of $2,036,466 at September 30, 1995.

(13)     Regulatory Capital

Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) includes minimum capital requirements for savings institutions, provisions for changes in the federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing related assets in order to qualify as a savings institution.

The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum of 3 percent core capital ratio, and a 8.0 percent risk-based capital ratio at September 30,

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

1995. Included in regulatory capital is $803,982 and $72,000 at September 30, 1995, which consists of real estate acquired in settlement of foreclosed assets held for five years or more and that portion of land loans and non-residential construction loans in excess of 80% loan to value ratio. This amount is required to be deducted from regulatory Risk-Based Capital starting with ten percent on July 1, 1990, and increasing periodically to 100 percent on July 1, 1994.

The Bank's capital as defined by FIRREA was as follows (in thousands)
(unaudited):


                                                                                  September 30, 1995
                                                                          --------------------------------
                                                                            Amount                 Percent
                                                                          -----------              -------
Tangible capital  . . . . . . . . . . . . . . . . . . . . . . . . . .     $    10,128               8.17%
Tangible capital requirement  . . . . . . . . . . . . . . . . . . . .           1,859               1.50%
                                                                          -----------              -----
     Excess over requirement  . . . . . . . . . . . . . . . . . . . .     $     8,269               6.67%
                                                                          ===========              =====

Core capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    10,128               8.17%
Core capital requirement  . . . . . . . . . . . . . . . . . . . . . .           3,718               3.00%
                                                                          -----------              -----
     Excess over requirement  . . . . . . . . . . . . . . . . . . . .     $     6,410               5.17%
                                                                          ===========              =====

Risk-based capital  . . . . . . . . . . . . . . . . . . . . . . . . .     $    10,975              16.35%
Risk-based capital requirement  . . . . . . . . . . . . . . . . . . .           5,370               8.00%
                                                                          -----------              -----
     Excess over requirement  . . . . . . . . . . . . . . . . . . . .     $     5,605               8.35%
                                                                          ===========              =====


The Bank is in compliance with all regulatory capital requirements at September 30, 1995.

(14)     Subsequent Event

On February 21, 1996, the Board of Directors approved a share for share conversion of all outstanding shares of preferred stock to common stock. See also note 1(b)

                                   Schedule 1

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                 Consolidating Statement of Financial Condition
                               September 30, 1995

                                                                     2425
                                                Utah Federal        Service                        Consolidated
                                                Savings Bank      Corporation     Eliminations        Assets
                                                ------------      -----------     ------------        ------
Assets

  Cash and amounts due from depository
    institutions ............................   $   1,965,409   $     185,139    $    (197,432)   $   1,953,116
  Interest-bearing deposits in other banks,
    including certificates of deposit .......       3,039,435         308,925             --          3,348,360
  Mortgage-backed securities ................      24,108,839            --               --         24,108,839
  Mortgage-backed securities held for sale ..         120,462            --               --            120,462
  Loans receivable ..........................      83,457,808          31,889           (7,492)      83,482,205
  Loans receivable held for sale ............       3,286,917            --               --          3,286,917
  Accrued interest receivable ...............         768,907            --               --            768,907
  Real estate acquired in settlement of loans          51,335            --               --             51,335
  Federal Home Loan Bank capital stock ......       3,850,400            --               --          3,850,400
  Premises and equipment ....................       2,693,127          16,770             --          2,709,897
  Income tax receivable .....................         132,685            --               --            132,685
  Other assets ..............................         112,106           9,303             --            121,409
  Investment in service corp ................         525,423            --           (525,423)            --
                                                -------------   -------------    -------------    -------------

    Total Assets ............................   $ 124,112,853   $     552,026    $    (730,347)   $ 123,934,532
                                                =============   =============    =============    =============
Liabilities and Stockholders' Equity

  Deposits ..................................   $ 109,187,252            --      $    (197,432)   $ 108,989,820
  Other borrowings ..........................          28,838   $       7,492           (7,492)          28,838
  Federal Home Loan Bank advances ...........       2,360,000            --               --          2,360,000
  Advance payments by borrowers for taxes
    and insurance ...........................       1,133,222            --               --          1,133,222
  Deferred income taxes .....................         553,300            --               --            553,300
  Other liabilities .........................         670,040          19,111             --            689,151
                                                -------------   -------------    -------------    -------------

    Total liabilities .......................     113,932,652          26,603         (204,924)     113,754,331
                                                -------------   -------------    -------------    -------------
  Stockholders' equity:
    Preferred stock .........................         380,000            --               --            380,000
    Common stock ............................       1,010,000         492,000         (492,000)       1,010,000
    Additional paid-in capital ..............       1,285,720            --               --          1,285,720
    Retained earnings .......................       7,504,481          33,423          (33,423)       7,504,481
                                                -------------   -------------    -------------    -------------

    Total stockholders' equity ..............      10,180,201         525,423         (525,423)      10,180,201
                                                -------------   -------------    -------------    -------------

                                                $ 124,112,853   $     552,026    $    (730,347)   $ 123,934,532
                                                =============   =============    =============    =============



          See accompanying notes to consolidated financial statements.

                                   Schedule 2

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                     Consolidating Statements of Operations
                          Year Ended September 30, 1995

                                                                     2425
                                                  Utah Federal     Service                     Consolidated
                                                  Savings Bank   Corporation   Eliminations       Assets
                                                  ------------   -----------   ------------    ------------
Interest and dividend income:
  Interest and fees on loans receivable .......   $ 7,697,361    $     2,592           --      $ 7,699,953
  Interest on mortgage-backed securities ......     1,666,110           --             --        1,666,110
  Interest and dividends on
    investment securities .....................       234,732           --             --          234,732
  Other interest income .......................       379,509         22,603           (421)       401,691
                                                  -----------    -----------    -----------    -----------
    Total interest and dividend income ........     9,977,712         25,195           (421)    10,002,486
                                                  -----------    -----------    -----------    -----------
Interest expense:
  Interest on deposits ........................     5,073,770           --             (421)     5,073,349
  Interest on Federal Home Loan Bank
    advances ..................................        31,754           --             --           31,754
  Interest on other borrowings ................         4,724            527           --            5,251
                                                  -----------    -----------    -----------    -----------
    Total interest expense ....................     5,110,248            527           (421)     5,110,354
                                                  -----------    -----------    -----------    -----------
      Net interest income before provisions for
        loan losses ...........................     4,867,464         24,668           --        4,892,132

Provision for loan losses .....................          --             --             --             --
                                                  -----------    -----------    -----------    -----------

      Net interest income after provision for
        loan losses ...........................     4,867,464         24,668           --        4,892,132
                                                  -----------    -----------    -----------    -----------
Other income:
  Loan servicing fees .........................       259,752           --             --          259,752
  Gain on sale of loans .......................       163,866           --             --          163,866
  Income on service corp ......................         4,955           --           (4,955)          --
  Other income ................................       469,876        224,846       (201,216)       493,506
                                                  -----------    -----------    -----------    -----------

    Net other income ..........................   $   898,449    $   224,846    $  (206,171)   $   917,124
                                                  -----------    -----------    -----------    -----------

General and administrative:
  Salaries and employee .......................   $ 2,295,201    $    86,288    $      --      $ 2,381,489
  Office occupancy ............................       379,341          4,612           --          383,953
  Advertising .................................        76,667           --             --           76,667
  Federal insurance premiums ..................       245,196           --             --          245,196
  Loss on sale of real estate acquired in
    settlement of loans .......................        (8,098)          --             --           (8,098)
  Data processing .............................       179,193           --             --          179,193
  Real estate holding costs, net ..............        21,016           --             --           21,016
  Other general and administrative expenses ...       837,600        149,916       (201,216)       786,300
                                                  -----------    -----------    -----------    -----------
    Total general and administrative expenses .     4,026,116        240,816       (201,216)     4,065,716
                                                  -----------    -----------    -----------    -----------

    Income (loss) before income
      tax (expense) benefit ...................     1,739,797          8,698         (4,955)     1,743,540

Income tax expense ............................      (370,029)        (3,743)          --         (373,772)
                                                  -----------    -----------    -----------    -----------

    Net income ................................   $ 1,369,768    $     4,955    $    (4,955)   $ 1,369,768
                                                  ===========    ===========    ===========    ===========



          See accompanying notes to consolidated financial statements.

                                      PROXY

                            UTAH FEDERAL SAVINGS BANK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints __________________ and _________________, and each of them, as proxies, with full power of substitution, with authority to represent and vote, as designated below, all shares of common stock of Utah Federal Savings Bank held of record by the undersigned on May 16, 1996 at the Special Meeting of Shareholders to be held at the corporate offices of Utah Federal Savings Bank located at 2279 Washington Blvd., Ogden, Utah, on __________, 1996, at __:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the Notice of Special Meeting and Joint Proxy Statement and Prospectus dated _________, 1996.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

        The Board of Directors recommends a vote "FOR" the following proposals:

Please mark boxes /X/ or /X/ in blue or black ink.

1. Proposal to approve the Agreement for Merger dated as of February 29, 1996, among Washington Mutual, Inc., Washington Mutual Bank fsb and Utah Federal Savings Bank, pursuant to which, among other things, (i) Utah Federal Savings Bank will merge with and into Washington Mutual Bank fsb, and (ii) all of the outstanding shares of Utah Federal common stock held by each holder thereof immediately before the effective time of the merger will be converted into the right to receive $105.63 paid in newly issued shares of common stock, no par value per share, of Washington Mutual, Inc., subject to adjustment.

               /_/  FOR      /_/  AGAINST       /_/  ABSTAIN

                                    Date:         _______________________, 1996

                                    Signed:

                                    (Please sign exactly as your name appears on the proxy. When shares are held jointly, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


    Please Mark, Sign, Date and Return the Proxy Promptly Using the Enclosed
                                    Envelope.

                                     PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS & OFFICERS.

        Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

        Section 23B.08.560 of the Corporation Act provides that if authorized by
(i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act.

        Pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of RCW 23B.08.310, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual may, by action of the Board of Directors of Washington Mutual, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS.

        An index of exhibits appears at page II-3.

ITEM 22.  UNDERTAKING.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1993;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                         FORM S-4 REGISTRATION STATEMENT                    10-K
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                INDEX TO EXHIBITS

   Exhibit No.                               Exhibit
   -----------                               -------
         2.1*     Agreement for Reorganization between the Registrant and WMSB, dated October 19, 1994

         3.1*     Restated Articles of Incorporation of the Registrant, filed
                  November 28, 1994 (the "Articles")

         3.2 Amended and Restated Bylaws of the Registrant (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1995, File No. 0-25188)

         4.1* Article II, Section D(2) of the Articles, which define the rights of holders of the Series C Preferred Stock, the Series
                  D Preferred Stock and the Series E Preferred Stock (included as Exhibit 3.1 hereto)

         4.2*     Rights Agreement, dated October 16, 1990

         4.3*     Amendment No. 1 to Rights Agreement, dated October 31, 1994

         4.4*     Supplement to Rights Agreement, dated November 29, 1994

         4.5      Form of Indenture between the Registrant and Harris Trust and
                  Savings Bank, as Trustee for the Debt Securities (Incorporated by reference to Washington Mutual, Inc. Registration Statement on Form S-3, registration no. 33-93850)

        5.1       Opinion of Foster Pepper & Shefelman re legality

        8.1       Form of Tax Opinion of Foster Pepper & Shefelman

       10.1*      1994 Stock Option Plan

       10.2*      Amended and Restated Incentive Stock Option Plan

       10.3*      Amended and Restated Restricted Stock Plan (1986)

       10.4*      Employees' Stock Purchase Program

       10.5*      Retirement Savings and Investment Plan

       10.6*      Employee Service Award Plan

       10.7* Supplemental Employee Retirement Plan for Salaried Employees of Washington Mutual

       10.8*      Employment Contract of Kerry K. Killinger

       10.9*      Employment Contract of Lee D. Lannoye

       10.10*     Employment Contract of Deanna Oppenheimer

       10.11*     Employment Contract of Craig E. Tall

       10.12*     Employment Contract of S. Liane Wilson

       10.13*     Lease Agreement between Third and University Limited
                  Partnership and WMSB, dated September 1, 1988

   Exhibit No.                                   Exhibit
   -----------                                   -------
       10.14*      First Amendment to Stock Purchase Agreement between WMSB,
                   Washington Mutual, a Federal Savings Bank ("FSB"), RT
                   Holdings, Inc., Pacific First Financial Corporation, RT
                   Capital Corporation, RT Finance Corporation and Royal Trustco
                   Limited, dated April 9, 1993

       10.15       Amended and Restated Agreement for Merger among Washington
                   Mutual, Inc., Washington Mutual Bank, Washington Mutual
                   Federal Savings Bank and Olympus Capital Corporation and
                   Olympus Bank, a Federal Savings Bank, dated as of January 20,
                   1995 (Incorporated by reference to Appendix A to the Washington Mutual, Inc. Registration Statement on Form S-4, registration no. 33-57413)

       10.16       Agreement for Merger among Washington Mutual, Inc.,
                   Washington Mutual Bank and Western Bank dated as of October
                   11, 1995 as amended by Amendment No. 1 to Agreement for
                   Merger dated as of November 28, 1995 (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1995, File No. 0-25188)

       13.1        Annual Report of Washington Mutual on Form 10-K for the Fiscal Year Ended
                   December 31, 1995

       13.2        Quarterly Report of Washington Mutual on Form 10-Q for the Quarterly Period
                   Ended March 31, 1996

       21.1        List of Subsidiaries of the Registrant

       23.1        Consent of Foster Pepper & Shefelman (contained in opinion to be filed as Exhibit
                   5.1 hereto)

       23.2        Consent of Deloitte & Touche LLP (contained on page II-5)

       23.3        Consent of Jones, Jensen & Company (contained on page II-6)

       23.4        Consent of Columbia Financial Advisors, Inc. (contained on page II-7)

       24.1        Power of Attorney (contained on signature page)

- ---------------

* Incorporated by reference to the Registrant's filing on Form 8-K dated November 29, 1994 (File No. 0-75188).

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Washington Mutual, Inc. on Form S-4 of our report dated February 14, 1996, appearing in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 1995, and to the reference to us under the heading "Independent Auditors" in this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Seattle, Washington
June 5, 1996

                       CONSENT OF JONES, JENSEN & COMPANY

Board of Directors
Washington Mutual, Inc.

We consent to the use in this Registration Statement of Washington Mutual, Inc. on Form S-4, of our report dated May 12, 1996, of Utah Federal Savings Bank and Subsidiary for the year ended September 30, 1995, appearing in the Proxy Statement/Prospectus, which is part of the Registration Statement, and to all references to our firm included in this Registration Statement.

Salt Lake City, Utah
May 31, 1996

                                      Sincerely,

                                      /s/ Jones, Jensen & Company

                                     Jones, Jensen & Company

                  CONSENT OF COLUMBIA FINANCIAL ADVISORS, INC.


         We hereby consent to all references to our firm and to the inclusion of our opinion as an exhibit in the Prospectus/Proxy Statement related to the merger transaction.

         /s/ Columbia Financial Advisors, Inc.


Seattle, Washington
May 31, 1996

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 21st day of May, 1996.

                                      WASHINGTON MUTUAL, INC.

                                      By:  /s/ Kerry K. Killinger
                                           -------------------------------------
                                           Kerry K. Killinger
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints and hereby authorizes Kerry K. Killinger and Marc R. Kittner, and each of them, with the full power of substitution, as attorney-in-fact to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 21st day of May, 1996.

/s/ Kerry K. Killinger                      /s/ Thomas J. Kappock
- ------------------------------------        ------------------------------------
Kerry K. Killinger                          Thomas J. Kappock
Chairman, President and                     Executive Vice President and
Chief Executive Officer; Director           Chief Financial Officer
(Principal Executive Officer)               (Principal Financial Officer)

                                            /s/ Douglas G. Wisdorf
                                            ------------------------------------
                                            Douglas G. Wisdorf
                                            Senior Vice President and Controller
                                            (Principal Accounting Officer)

/s/ Douglas P. Beighle                      /s/ William P. Gerberding
- ------------------------------------        ------------------------------------
Douglas P. Beighle                          William P. Gerberding
Director                                    Director

/s/ Herbert M. Bridge                       /s/ Samuel B. McKinney
- ------------------------------------        ------------------------------------
Herbert M. Bridge                           Dr. Samuel B. McKinney
Director                                    Director

                                            /s/ Michael K. Murphy
- ------------------------------------        ------------------------------------
Roger H. Eigsti                             Michael K. Murphy
Director                                    Director

/s/ John W. Ellis
- ------------------------------------        ------------------------------------
John W. Ellis                               Louis H. Pepper
Director                                    Director

/s/ Daniel J. Evans                         /s/ William G. Reed, Jr.
- ------------------------------------        ------------------------------------
Daniel J. Evans                             William G. Reed, Jr.
Director                                    Director

/s/ Anne V. Farrell                         /s/ James H. Stever
- ------------------------------------        ------------------------------------
Anne V. Farrell                             James H. Stever
Director                                    Director

                         FORM S-4 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                INDEX TO EXHIBITS

Exhibit No.                                     Exhibit
- -----------                                     -------
    5.1      Opinion of Foster Pepper & Shefelman
    8.1      Form of Tax Opinion of Foster Pepper & Shefelman
   13.1      Annual Report of Washington Mutual on Form 10-K for the Fiscal Year
             Ended December 31, 1995
   13.2      Quarterly Report of Washington Mutual on Form 10-Q for the Quarterly
             Period Ended March 31, 1996
   21.1      List of Subsidiaries of the Registrant
   23.2      Consent of Deloitte & Touche LLP (contained on page II-5)
   23.3      Consent of Jones, Jensen & Company (contained on page II-6)
   23.4      Consent of Columbia Financial Advisors, Inc. (contained on page II-7)